Filed pursuant to Rule 424(b)(4)
Registration No. 333-131542

ADCARE HEALTH SYSTEMS, INC.

703,000 UNITS

We are offering 703,000 units. Each unit consists of two shares of our common stock and two five-year warrants each to purchase one share of our common stock.

This is our initial public offering, no public market currently exists for our units, warrants or shares of common stock. The initial public offering price for the units is $9.50 per unit.

We have been approved to list the units, the warrants and our common stock on the American Stock Exchange. The common stock and warrants will initially trade as a unit. The common stock and the warrants will begin to trade separately 90 days after this offering unless the underwriter determines that an earlier date is acceptable.

The securities offered hereby involve a certain degree of risk. See “RISK FACTORS” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy and adequacy of this offering. Any representation to the contrary is a criminal offense.

		Underwriting
	Price to the	Discounts and	Proceeds to the
	Public	Commissions(1)	Company(1)

PER UNIT	$9.50	$0.76	$8.74
TOTAL	$6,678,500	$534,280	$6,144,220

(1)	This amount does not include a nonaccountable expense allowance in the amount of 2.5% of the gross proceeds payable to the underwriters.

We have granted the underwriters a forty-five day option to purchase up to an additional 105,450 units to cover over-allotments, if any.

The units are being offered by several underwriters named herein, subject to prior sale, when, as and if accepted by them.

Newbridge Securities Corporation	Joseph Gunnar & Co., LLC

The date of this Prospectus is November 10, 2006.

The Photograph above are of our Heart and Home assisted living facility in Van Wert, Ohio. This photograph shows our inner courtyard concept and is also representative of our facility in Vandalia, Ohio.

SUMMARY
RISK FACTORS
DIVIDEND POLICY
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
LEGAL MATTERS
EXPERTS
REPORTS TO STOCKHOLDERS
ADDITIONAL INFORMATION

SUMMARY
The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should read the entire prospectus before making an investment decision.
About Us
We are a Springfield, Ohio based developer, owner and manager of retirement communities, assisted living facilities, nursing homes, and home health care services in the state of Ohio. We currently manage fifteen facilities, comprised of six skilled nursing centers, seven assisted living residences and two independent living/senior housing facilities, totaling over 800 beds. We also recently acquired an established home health care business.
We were organized in 1989 by Gary Wade and Michael Williams, who remain active in the management of the business, as President and CEO and Executive Vice President and COO. Passport Retirement, founded by David A. Tenwick, our Chairman, acquired AdCare Health Systems in 1995. We have a seasoned senior management team with substantial senior living, healthcare and real estate industry experience. Our senior management team is incentivized to continue to grow our business through their combined ownership of approximately 30% of our common stock prior to the offering, and 15% on a fully diluted basis following this offering.
We have an ownership interest in seven of the facilities we manage, comprised of 100% ownership of two of the skilled nursing centers and one assisted living facility, as well as a 50% ownership of four of the assisted living residences. The assisted living facilities that we own, operate under the name Hearth & Home, with the tag line “Home is where the hearth is...” We also maintain a development/consulting initiative which is strategic in providing potential management opportunities to our core long-term care business.
Our business operates in two segments: (1) management and facility-based care and (2) home-based care. In our management and facility-based care segment, we derive revenues from three primary sources. We operate and have ownership interests in seven facilities for which we collect fees from the residents of those facilities. Profits/losses are generated to the extent that the monthly patient fees exceed the costs associated with operating those facilities. We also manage assisted living facilities and nursing homes owned by third parties. With respect to these facilities, we receive a management fee based on the revenue generated by the facilities. In three instances, our management fee is approximately 5% of the total revenues generated at the facilities. In two instances, we receive a flat fee which is renegotiated annually; and in the sixth instance, we operate based on a 10 year net lease. Under the net lease, we pay rent for the property plus all other operating expenses including taxes, insurance, maintenance and operating costs such as payroll, supplies, utilities, etcetera. All revenue from operation of the facility then flows to us and our profits/losses are determined based on the difference between our net lease costs and revenues received. Within our management facility-based care segment, we provide development, consulting and accounting services to third parties. In these instances, we receive a fee for providing those services. These fees vary from project to project, with the development fee in most cases being based on a percentage of the total cost to develop the project. For the six months ended June 30, 2006, approximately 92% of our revenues within our management and facility/based care segment were derived from facilities which we own and operate. The remaining 8% of our revenues were comprised of management, development and consulting fees. Our management and facility-based care segment accounted for 100% of total revenues for the year ended December 31, 2004 and 89% of our total revenues for both the year ended December 31, 2005 and the six months ended June 30, 2006. This segment produced losses of $136,000, $886,000 and $1,175,000 for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006, respectively.
Our home-based care segment provides home health care services to patients while they are living in their own homes. We use our own employees and independent contractors to provide the in-home health care and home care services at a fixed rate. Our profits/losses are based upon the spread between the amount we receive for providing the services and the cost incurred by us in providing those services. Our costs to provide services include the personnel cost which we have paid to the employees and independent contractors as well as our overhead and management expenses. Our management and support staff are more than adequate to support the number of employees and independent contractors in the field. Therefore, to the extent that we can increase the number of independent contractors and employees in the field, the profitability of our home-based care segment will improve. Our home-based care segment did not exist until 2005 and has accounted for 11% of our revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively. It produced a net income of $8,000 for the year ended December 31, 2005 and produced a loss of $78,000 for the six months ended June 30, 2006.
Because our overhead costs are relatively fixed, our management team believes that the keys to profitable operations of our business are achieving higher occupancy in the long-term care facilities that we own and/or manage, and increasing the number of home health care providers that we have in the field. We decided in 1995 to start developing assisted living properties for our own account and with partners who would provide 50% of the start-up capital. The development, construction and marketing of new facilities takes time and we learned that the start-up costs and losses can be significant. Historically, it took us up to 18 months to stabilize occupancy in the facilities that we developed. As a result, in 2003 we changed our philosophy from developing new facilities for our own account, and began to focus on developing and managing new facilities for independent third parties. However, the occupancy rates among all our properties have not been consistent enough to generate over-all operating profits. Our management team believes that our facilities are very competitive in the areas of price and quality of care and that our inconsistent occupancy levels are a result of deficiencies in our marketing efforts. Accordingly, we have recently hired a Vice President of Marketing and Business Development to evaluate and address these issues. In addition, our new Vice President will be responsible for finding additional long-term care facilities for us to manage.
While we only entered the home healthcare field with the acquisition of Assured Health Care in January, 2005, our management team believes that we have an infrastructure in place to support more offices and larger number of home health care professionals. Our management also believes that the key to sustained profitability in this area is having a greater number of home healthcare professionals in the field. In the process of assimilating the employees and independent contractors of Assured into our organization, we lost a number of revenue producing home health care professionals. We are in the process of replacing those professionals and expect to be back up to full strength in the very near future. As a result, our management team believes that with our increased marketing efforts and expansion of Assured, our existing operations will become profitable. However, if we are unable to increase our occupancy levels or we are unable to increase the staffing visits of our home healthcare business, we may continue to sustain operating losses.
In addition to improving our existing operations, our management team believes that there are significant opportunities to continue the growth of our business. Our nursing homes, assisted living facilities and independent living facilitates operate in the senior living facilities market which, according to the National Investment Center for the Senior Housing and Care Industries, was a $117 billion market (gross revenues) in 2004. Our management believes that this market is one of the most dynamic and rapidly growing sectors within the healthcare space. We believe the trends are encouraging as a result of two key industry drivers: positive demographics, due to the aging of America, coupled with the limited supply of senior living facilities. Our strategy is to be opportunistic by exploiting these trends and growing both internally and through strategic acquisitions.
We intend to increase stockholder value by broadening the set of senior living services which we provide. Our strategy to achieve this is to grow our company responsibly, both internally and through strategic acquisitions in complementary services. We intend to make acquisitions of additional facilities, and in ancillary businesses such as management companies, home health, nurse and technician staffing, institutional pharmacy, hospice and rehabilitation services. We intend to pursue these acquisitions in our current marketplace as well as identifying new markets which have strong senior living demographic growth. Our ability to be successful with our expansion plans will, in part, depend upon our ability to successfully manage the risks associated with such growth including, but not limited to, our ability to adapt our management systems and personnel into new areas of business, integrating new businesses into our structure, obtaining adequate financing under acceptable terms and our ability to retain key personnel, customers and vendors of acquired businesses.
Our principal executive offices are located at 5057 Troy Road, Springfield, Ohio 45502, and our telephone number is (937) 964-8974. We maintain a website at www.adcarehealth.com. The information on our website is not part of this prospectus.

Terms of Offering

Securities Offered	703,000 units, with each unit consisting of two shares of our common stock and two five-year warrants each to purchase one share of our common stock.

Warrant Terms	Each warrant is exercisable to purchase one share of our common stock at a price of $5.40 per share of common stock beginning on the date the units separate through the date which is five years after the date of this prospectus.

Over-Allotment Option	105,450 units.

Common Stock to be Outstanding After this Offering	3,701,095 shares of common stock (3,911,995 shares of common stock if the over-allotment option is fully exercised) of which 1,406,000 shares of common stock or 38% would be held by persons purchasing in this offering (1,616,900 shares of common stock or 41% if the over-allotment option is exercised in full).

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, to acquire and expand our business operations, for working capital and to repay a portion of our existing debt. See “Use of Proceeds” for additional information.

Risk Factors	Our business and operations are subject to a number of risks including, without limitation, our lack of historical operating profits, our projected rapid growth and the fact that we operate in a highly regulated industry. You should consider carefully all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” below, before deciding whether to invest in our securities.

American Stock Exchange Listing	Our units, warrants and common stock have been approved for quotation on the American Stock Exchange (“AMEX”). Until the units are divided into separate components of two shares of common stock and two warrants, only the units will be quoted on the AMEX. Each unit will be divided into its separate components of two shares of common stock and two warrants 90 days immediately following this offering or sooner if determined by the underwriters. We expect to notify the unit holders of the separation of the units prior thereto through the issuance of a widely disseminated news release. The units will cease to exist at that time. Our units currently trade under the symbol ADK.U.
The number of shares of common stock to be outstanding after the offering is based on 2,295,095 shares outstanding as of October 6, 2006 and excludes:
•	101,000 shares issuable upon the exercise of outstanding options at a weighted average price of $2.50 per share;

•	164,800 shares issuable upon the exercise of outstanding warrants at a weighted average price of $2.50 per share;

•	Up to 464,063 shares issuable upon the conversion of $1,485,000 outstanding convertible debentures at a conversion price equal to $3.20 per share. This conversion would occur upon the closing of this offering; and

•	200,000 shares issuable upon exercise of options available for future grant under our stock option plan.
Unless otherwise indicated, all information in this prospectus assumes a $9.50 per unit offering price and assumes no exercise of the over-allotment option granted to the underwriters.
All calculations involving shares of our stock reflect a 2.5:1 reverse stock split in December, 2005.
Summary Financial Information
The following financial information is derived from our unaudited financial statements for the six months ended June 30, 2006, and 2005, and our audited financial statements for the years ended December 31, 2005, and 2004. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis” beginning on page 15 of this prospectus and our financial statements and related notes beginning on page F-1.
INCOME STATEMENT DATA

	Six Months Ended June 30,		Year Ended December 31
	2006	2005	2005	2004
	(unaudited)	(unaudited)	(Restated)	(Restated)
Revenues	$11,010,935	$10,712,370	$21,900,360	$18,285,625
Total expenses	10,931,560	10,257,223	21,134,129	17,522,327

Income from continuing operations	79,375	455,147	766,231	763,298
Other expenses	(1,332,641)	(701,540)	(1,643,933)	(899,573)

Loss before discontinued operations	(1,253,266)	(246,393)	(877,702)	(136,275)
Income (loss) from discontinued operations	(24,596)	(26,320)	(6,349)	201,028

Net Income (Loss)	(1,277,862)	(272,713)	(884,051)	64,753 (1)
Return to members		(249,500)	(269,500)

Income (loss) attributable to common stockholders	$(1,277,862)	$(522,213)	$(1,153,551)	$64,753

Net Income (Loss) Per Share, Basic:
Continuing operations	$(0.63)	$(0.29)	$(0.61)	$(0.08)
Discontinued operations	(0.01)	(0.02)	0.00	0.12

	$(0.64)	$(0.31)	$(0.61)	$0.04

Net Income (Loss) Per Share, Diluted:
Continuing operations	$(0.63)	$(0.29)	$(0.61)	$(0.08)
Discontinued operations	(0.01)	(0.02)	0.00	0.12

	$(0.64)	$(0.31)	$(0.61)	$0.04

Weighted Average Common Shares Outstanding:
Basic	1,996,150	1,684,483	1,904,706	1,651,114

Diluted	1,996,150	1,684,483	1,904,706	1,695,114

(1)	Net income earned for the year ended December 31, 2004, reflects a gain of approximately $212,000 from the sale of the land, building and a majority of the equipment of the company’s MedCenter facility.

BALANCE SHEET DATA

	Six Months Ended June 30,	Year Ended December 31
	2006	2005
	(unaudited)	(Restated)
Current Assets	$3,520,238	$3,811,859
Total Assets	$24,969,551	$24,029,421
Current Liabilities	$8,593,619	$6,744,812
Total Liabilities	$23,359,479	$21,141,487
Stockholders’ Equity	$1,610,072	$2,887,934

RISK FACTORS
Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing the securities being offered.
We have a history of operating losses and may incur losses in the future as we expand.
We incurred net losses from our inception until 2003, when we earned net income of $14,667 for the year. Net income increased to $64,753 for the year ended December 31, 2004. However, our net income in 2003 and 2004 was due to the gain recognized on the sales of real property owned by us. For the year ended December 31, 2005, we had a loss of $884,051 and had a loss of $1,277,862 for the six months ended June 30, 2006. Therefore, we have not had profitable operations and there can be no assurance that we will be able to achieve and/or maintain profitable operations as we expand. As of June 30, 2006, we have negative working capital of approximately $5,070,000.
We intend to expand our business into new areas of operation.
Our business model calls for seeking to acquire existing cash flowing operations and to expand our operations into other areas of business. While we intend to retain our focus on the health care industry, our success will largely depend on our ability to expand into new areas of business within our general industry. As a result, we expect to experience all of the risks that generally occur with expansion into new areas. Many of these risks are out of our control, including risks such as:
•	adapting our management systems and personnel into new areas of business;

•	integrating new businesses into our structure;

•	obtaining adequate financing under acceptable terms;

•	where applicable, securing joint venture arrangements with local hospitals, churches, universities, and other entities;

•	retention of key personnel, customers and vendors of the acquired business;

•	impairments of goodwill and other intangible assets; and

•	contingent and latent risks associated with the past operations of, and other unanticipated costs and problems arising in, an acquired business.
If we are unable to successfully integrate the operations of an acquired business into our operations, we could be required to undertake unanticipated changes. These changes could have a material adverse effect on our business.
We may need additional financing to complete our long-term acquisition and expansion plans, and we do not have commitments for additional financing.
To achieve our growth objectives, we will need to obtain sufficient financial resources to fund our expansion, development and acquisition activities. We believe that in addition to the funds from this offering, we may need to secure debt financing in order to help us leverage our equity resources and make further acquisitions. As of June 30, 2006 we had an accumulated deficit of $7,787,071 and negative working capital of $5,073,381. Our cumulative losses have, in the past, made it difficult for us to borrow adequate funds on what management believed to be commercially reasonable terms. While the proceeds of this offering will improve our balance sheet substantially, there can be no assurance that we will be able to obtain the financing necessary to enable us to fully enact our expansion plans. To date, we do not have any commitments for such financing and there can be no assurance that adequate financing will be available on terms that are acceptable to us, if at all. In addition, our Board of Directors may elect to use our stock as “currency” in acquiring additional businesses. If so, our stockholders may experience dilution.

As of December 31, 2005, we were in violation of certain loan covenants, which required us to obtain waivers to cure.
As of December 31, 2005, we were in violation of certain financial covenants with respect to loans with WesBanco Bank (see summary of notes payable and other debt on page 23 below). As of December 31, 2005, the aggregate amount of indebtedness owed on these loans was $5,853,546. On April 27, 2006, we repaid one of the loans with an outstanding principal balance of $835,833 and received a waiver of the violations with respect to the other two loans. Without the existence of the waiver, we would still be in violation of these loan covenants which had a balance of $5,842,874 as of June 30, 2006. There is no assurance that we will not violate these covenants in the future, which may trigger cross defaults in a material amount of our outstanding loans.
We have redeemed one debenture and received an extension with respect to the maturity date of $1,485,000 in 8% convertible subordinated debentures.
During 2005, we issued $1,512,000 in 8% convertible subordinated debentures. These debentures were issued pursuant to three separate closings and mature on the earlier of the completion of this public offering or August 19, 2006, August 31, 2006 and October 11, 2006. The debentures may also be converted into shares of our common stock at a price of $3.20 per share. It was originally our intention to use the proceeds of this offering to redeem all the debentures upon their maturity. However, we will not complete the public offering prior to some or all of the maturity dates described above. As a result, one debenture was redeemed for $27,000 and the remaining debenture holders have agreed to extend the due date of their debenture to the earlier of the completion of this offering or November 23, 2006. In consideration for this extension, we have agreed to pay the debenture holders the default rate of interest (18% per annum) from their maturity date until paid in full. In the event that we do not complete this offering prior to November 23, 2006, we will seek to raise funds from additional sources in order to repay the debentures. However, no such arrangements are currently in place and a continuing default without alternative arrangements would have a material adverse impact on our financial condition.
We currently do not have any lines of credit in place which creates additional risks of not being able to satisfy short-term cash needs.
We recently converted all of our lines of credit into term debt. Therefore, at the present time, we do not have any lines of credit available to us. Businesses typically use lines of credit to finance short-term and unexpected cash needs. Since we do not have a line of credit currently in place, we are more susceptible to an acute cash deficit. We intend to secure a line of credit and an acquisition credit facility contemporaneous with this offering, but we can provide no assurance that a line of credit will be available on acceptable terms, if at all, or that the amount of any line of credit obtained will be sufficient to handle future cash needs as they arise.
Our business is concentrated in Ohio, making it subject to increased risks as a result of potential declines in the Ohio economy.
To date, all of our properties are located within the State of Ohio. In recent years, the economy in the State of Ohio has lagged behind the economic growth in other areas of the country. While we intend to explore expansion into other geographic areas, we are, to some extent, dependent upon the economy of the State of Ohio and the surrounding region. To date, we do not believe that the slow growth of the Ohio economy has negatively impacted our business. However, a substantial downturn in Ohio’s economy, could negatively impact our ability to expand operations and to develop, acquire, and operate our residences may be impaired.
We are involved in an evolving and highly-regulated industry, which increases the cost of doing business and may require us to change the way our business is conducted.
Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, cost of doing business, and amounts of reimbursements from the government and other payors. Our assisted living residences and nursing homes are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. We are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies. A failure to comply with applicable requirements could cause us to be fined or could cause the cessation of our business, which would have a material adverse effect on our company.
The assisted living model for long-term care is relatively new and, accordingly, the manner and the extent to which it is regulated at the federal and state level is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on our methods and costs of doing business. Our success will depend partially on our ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to the residents and revisions in licensing and certification standards. We believe that our operations do not presently violate any existing federal or state laws. But there can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.
Changes in the reimbursement rate from methods of payment from Medicare and Medicaid may adversely affect our revenues and operating margins.
For the six months ended June 30, 2006, Medicare and Medicaid constituted 30% and 48% of our total patient care revenues, respectively. For the year ended December 31, 2005, Medicare and Medicaid constituted 27% and 51% of our patient care revenues, respectively. The health care industry is experiencing a strong trend towards cost containment. In general, the government has sought to impose lower reimbursement and resource utilization group rates, limit the scope of covered services, and negotiate reduced payment schedules with providers. These cost containment measures have generally resulted in reduced rates of reimbursement for the services provided by companies such as ours.
Changes to Medicare and Medicaid reimbursement programs have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of Medicare and Medicaid program payments is subject to regulatory action and governmental budgetary constraints. For example, Medicaid recently increased the “look-back” for transferring assets from three years to five years. That is, Medicaid formerly looked back three years to determine whether or not an applicant had transferred assets out of their possession in order to qualify for Medicaid reimbursement. Assets improperly transferred during this three year period would be deemed to be “returned” to the applicant for purposes of determining eligibility. The net result would be that the applicant would be required to cover more of their healthcare costs before Medicaid would begin reimbursement. Unfortunately, in most instances, the applicant no longer has the assets and therefore the applicant becomes a “private pay” resident and, in most cases, because they no longer have the assets, it becomes very difficult to collect fees owed to us. The extension of this period from three years to five years will only exacerbate this situation, as it means that participant eligibility will take longer to establish. In addition to extending the look-back, Medicare is progressively reducing the amount of coverage provided for bad debt. In addition, federal and state government agencies may reduce the funds available under those programs in the future or require more stringent utilization and quality review of service providers such as us.
State regulatory changes also affect our business.
The Ohio General Assembly passed a new budget effective July 1, 2005 which, among other things, institutes significant changes in the Medicaid reimbursement formula for nursing homes. Under this new law, the cost reimbursement system, which has been in place since the early 1990’s, will be phased out and replaced with a pricing system that will reward both quality of care and efficiency in management operations. In July 2006, Medicaid will begin the transition to the new reimbursement system. The transition is expected to take a number of years. We anticipate that Medicaid rates may drop by as much as 2% in July 2006. In addition to this reduction, the State of Ohio has stopped paying co-pays on dually eligible residents. For the time being, the Federal Government has picked up the costs of the co-pays no longer provided by the State of Ohio. We are not certain whether or not the Federal Government will continue this program in the long run. As a result, should Ohio continue to refuse co-pays on dually eligible residents and the Federal Government should stop such payments, a substantial amount of our co-pays could become uncollectible.

State Certificate of Need laws and other regulations could negatively impact our ability to grow our nursing home business.
The State of Ohio, and other states in which we could expand, have adopted Certificate of Need or similar laws that generally require that a state agency approve certain nursing home acquisitions and determine the need for certain nursing home bed additions, new services, capital expenditures, or other changes prior to the acquisition or addition of beds or services, the implementation of other changes, or expenditure of capital. State approvals are generally issued for specified maximum expenditures and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition, or other change, and can also result in sanctions or adverse action on the center’s license and adverse reimbursement action. There can be no assurance that we will be able to obtain Certificate of Need approval for all future projects requiring the approval, or that approvals will be timely.
Due to the high-risk circumstances in which we conduct business, we may encounter liability claims in excess of insurance coverage.
The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. We currently maintain $1,000,000 in liability insurance for any one exposure. This insurance is intended to cover malpractice and other lawsuits. Although we believe that it is in keeping with industry standards, there can be no assurance that claims in excess of our limits will not arise. Any such successful claims could have a material adverse effect upon our financial condition and results of operations. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract and retain business. In addition, our insurance policies must be renewed annually and there can be no assurance that we will be able to retain coverage in the future or, if coverage is available, that it will be available on acceptable terms.
We encounter intense competition from competitors, many of whom have greater resources than AdCare.
The long-term care industry is highly competitive and we believe that it will become even more competitive in the future. Our assisted living facilities and nursing homes compete with numerous companies providing similar long-term care alternatives, such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers. We compete with national companies such as HCR Manor Care, Alterra and Extended Care with respect to both our nursing home and assisted living facilities. We also compete with locally owned entities as well as Health Care Facilities-HCF on a regional basis. Historically, we have found that the entry of one or more of these competitors into one of our established markets can reduce both our occupancy and the rates we were able to charge to our customers. In the past, we have found national publicly traded competitors who are willing to enter into a market already served by us. When these competitors experienced lower than expected occupancies, they relied on their greater financial resources to reduce their rates in order to increase occupancy. This resulted in our occupancies decreasing below expected levels. Eventually, demographics improved and rates stabilized. However, there can be no assurance that similar events will not occur in the future which could limit our ability to attract residents or expand our business and that could have a negative effect on our financial condition, results of operations, and prospects. We can provide no assurance that competitive pressures will not have a material adverse effect on us.
The home health care business is also highly competitive. Since we only acquired Assured Health Care in 2005, its operations are still relatively centralized in the Dayton, Ohio area. However, in that area, Assured faces competition from several sources including, without limitation, Fidelity Nursing Home Systems, Kettering Network Home Care, GEM City Home Care, Greene Memorial Hospital Home Care, and Community Springfield.

Our business is very labor intensive, we operate in smaller markets with limited personnel resources, and our success is tied to our ability to attract and retain qualified employees.
We compete with other providers of home health care, nursing home care, and assisted living with respect to attracting and retaining qualified personnel. We depend on the availability of Registered Nurses and Licensed Practical Nurses to provide skilled care to our nursing home residents. According to the Ohio Hospital Association, the supply of nurses nationwide is predicted to be 800,000 short of demand by 2020. Because of the small markets in which we operate, shortages of nurses and/or trained personnel may require us to enhance our wage and benefit package in order to compete and lure qualified employees from more metropolitan areas. To date, we have been able to adequately staff all of our operations. However, we can provide no assurance that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.
We are dependent on our management team and the loss of any of these individuals would harm our business.
Our future success depends largely upon the management experience, skill, and contacts of our officers and directors, in particular, David A. Tenwick, our Chairman, Gary L. Wade, our President and CEO, and J. Michael Williams, our Executive Vice President and COO. Mr. Wade, Mr. Williams, and Mr. Tenwick have each signed employment contracts that are effective through April 2008. Loss of the services of any or all of these officers could be materially detrimental to our operations. In addition, due to the location of our corporate headquarters in a smaller urban region, we may experience difficulty attracting senior managers in the future. At the present time, we do not have any key man life insurance on any of these officers; provided, however, that we intend to use a portion of the proceeds of this offering to secure approximately $3,000,000 of key man life insurance on each of Messrs. Tenwick, Wade, and Williams.
Our business is largely dependent on short-term management contracts that may not be renewed from year to year.
For the years ended December 31, 2005, and December 31, 2004, approximately 8% of our total revenues were generated from management contracts to manage senior living and long-term care facilities. These contracts generally have terms of three years with options to renew at the end of the term. Each contract can be terminated without cause by either party on nine months notice and may be terminated earlier for cause. While we had 100% renewal of the contracts which were up for renewal in 2004 and 2005, there can be no assurance that the contracts will be renewed at the end of the present terms, or that our customers will not exercise their ability to terminate the contracts earlier. Our home healthcare business enters into one year contracts with various agencies to provide home care services to clients and members of those agencies. These contracts are renewable annually and, while 100% of the contracts were renewed for the year ended December 31, 2005 (which is the only year we have been engaged in this business), there can be no assurance that existing contracts will be renewed in 2006 or later.
We own multiple parcels of real estate and could be subject to environmental liability for hazardous substances found on any of those parcels, whether or not we caused the contamination.
While we are not aware of any potential problems at this time, we own multiple parcels of real estate, each of which is subject to various federal, state, and local environmental laws, ordinances, and regulations. Many of these laws and regulations provide that a current or previous owner of real property may be held liable for the cost of removing hazardous or toxic substances, including materials containing asbestos that would be located on, in, or under the property. These laws and regulations often impose liability whether or not the owner or operator knew, or was responsible for, the presence of the hazardous or toxic substances. The cost of the removal is generally not limited under the laws and regulations and could exceed the property’s value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner’s ability to sell or rent the property or to borrow using the property as collateral. If any of our properties were found to have environmental issues, we may be required to expend significant amounts to rehabilitate the property and we may be subject to significant liability.

The price of our securities may be subject to fluctuation.
Before this offering there has been no market for our securities, and the price of each may vary significantly. The market price of our units, common stock, and warrants after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:
•	variations in our operating results;

•	changes in the general economy, and more specifically the Ohio economy or in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local health-care regulations to which we are subject; and

•	future sales of our common stock.
For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.
Following the completion of the offering, our management will be in a position to substantially control all major decisions.
Upon completion of this offering, our directors and officers, will beneficially own approximately 16.9% of our common shares, assuming no exercise of the warrants included in the units. Therefore, our directors and officers will be able to significantly influence major corporate actions required to be voted on by stockholders, such as the election of directors, the amendment of our charter documents, and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets, and liquidation. Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.
As we expand our operations, we may open or manage facilities that are geographically near other facilities that we operate or manage.
While the facilities that we own and manage are sufficiently well-spaced so that they do not currently compete for business, there can be no assurance in the future, as we grow, that circumstances will not arise where facilities which we own and/or manage will compete with each other for patients. If this were to occur, it may damage our relationships with facilities that we manage that could result in the termination of our management agreements.
Purchasers of our units will experience immediate and substantial dilution in the value of their securities.
The purchasers of the units in this offering will experience immediate and substantial dilution of the net tangible book value per share of common stock from the initial public offering price. Based on an assumed initial public offering price of $9.50 per unit, and assuming no value is attributed to the warrants ($4.75 per share of common stock), as of June 30, 2006 the dilution, on a pro forma basis, would be $4.00 per share with respect to the shares purchased in this offering. To the extent that some or all outstanding options to purchase common stock, each of which has an exercise price of $2.50 per share are exercised, there will be further dilution.

Our management has broad discretion over use of the proceeds of this offering and may utilize the proceeds in ways with which you may not agree and in ways that may not yield a return to you.
Of the net proceeds from the sale of the units, a significant portion will be available for items where our management has broad discretion. We cannot specify with certainty the particular uses for the net proceeds that we will receive. Therefore, our management will have broad discretion in the application of the net proceeds. Our management may utilize the proceeds in ways that may not be beneficial to our stockholders, which could adversely effect the price of our securities and our results of operations.
Future sales of shares of our common stock in the public market by our stockholders or issuances of equity or convertible securities by us, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.
Upon completion of this offering we will have outstanding approximately 3,701,095 shares of common stock, assuming the over-allotment option is not exercised and assuming no exercise of the warrants included in the units. The shares of common stock included in the units not purchased by affiliates will be freely tradable, without restriction, in the public market. Upon completion of this offering, an additional 2,295,095 shares will be immediately eligible for sale in the public market without registration pursuant to Rule 144(k). Our officers, directors, and stockholders owning 1,798,935 shares (78.4% of our outstanding common stock; and 48.6% of our outstanding common stock after the completion of this offering) have entered into lock-up agreements with the underwriters. Lock-up agreements with our directors run for 18 months following the completion of this offering and lock-up agreements with our stockholders will run for 12 months unless waived by the underwriters. Once these lock-ups expire the shares will also become freely tradable.
If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, if we issue additional shares of common stock or convertible debt securities to raise additional capital or if there is a perception that these sales or issuances may occur, the market price of our common stock could decline. In addition, if we issue additional shares of common stock, your percentage of ownership in us would be reduced. We cannot predict the size of future issuances or sales of common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock.
There is currently no market for our securities, and upon completion of this offering there will be a limited public trading market for our securities, which may limit your ability to sell any of our securities.
Prior to this offering there has been no market for our securities. Upon completion of this offering, there will be a limited public trading market for our securities. Without an active trading market, there can be no assurance of any liquidity or resale value of our securities, and stockholders may be required to hold our securities for an indefinite period of time.
The requirements of being a public company may strain our resources and distract our management.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our fiscal year ended December 31, 2007. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.
Takeover defense provisions may adversely affect the market price of our common stock.
Various provisions of Ohio corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our units, warrants, and common stock. These provisions include:
•	a requirement that special meetings of stockholders be called by our Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•	staggered terms among our directors with these classes of directors and only one class to be elected each year;

•	advance notice requirements for stockholder proposals and nominations; and

•	availability of “blank check” preferred stock.
Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.
Our Articles of Incorporation and Code of Regulations provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain or maintain profitability.
DIVIDEND POLICY
We have never paid cash dividends on our common shares. Holders of common shares are entitled to receive dividends. Our ability to pay dividends will depend upon our future earnings and net worth. We are restricted by Ohio law from paying dividends on any of our outstanding shares while insolvent or if such payment would result in a reduction of our stated capital below the required amount.
It is the intention of our Board periodically to consider the payment of dividends, based on future earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount. Our Board may decide not to pay dividends in the near future, even if funds are legally available, in order to provide us with more funds for operations. See “DESCRIPTION OF SECURITIES – Common Shares.”
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this prospectus constitute “forward-looking statements.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of AdCare to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, the actions of competitors and customers and our ability to execute our business plan, and our ability to increase revenues is dependent upon our ability to continue to expand our current business and to expand into new markets, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
USE OF PROCEEDS
Our net proceeds from the sale and issuance of 703,000 units are estimated to be approximately $4,977,258 (approximately $5,873,846 if the underwriters’ over-allotment option is exercised in full), based upon an estimated initial public offering price of $9.50 per unit and after deducting the estimated underwriting discount, the non-accountable expense allowance and the estimated offering expenses payable by us.

			Percentage of
			Proceeds from this
USE OF PROCEEDS	Amount		Offering
Retirement of Debt	$2,235,000	(1)	45%
Acquisitions of New Businesses	$1,742,258	(2)	35%
Working Capital (excluding acquisitions)	1,000,000	(3)	20%

Net Proceeds	$4,977,258		100%

(1)	We expect that we will use approximately $2,235,000 to repay certain loans comprised of $1,485,000 in 8% convertible subordinated debentures, originally maturing on the earlier of the completion of the offering or August 19, 2006, August 31, 2006 and October 11, 2006 (the proceeds of these debentures were used to retire $800,000 of debt incurred in connection with the acquisition of Assured Health Care as well as to cover expenses relating to this public offering and working capital purposes). The maturity date of these debentures has been extended to the earlier of the completion of this offering or November 23, 2006. To the extent that those debentures are converted to common stock prior to redemption, we will use the proceeds that would have been applied to redeem the debentures for working capital. An additional $450,000 will be used to repay a 12% term note (in the original principal amount of $800,000) which is due on demand. This note is owed to Ira A. Abramson, Jr. who owned 6.7% of our common stock prior to this offering and proceeds from this loan were used as an investment in Hearth & Home of Van Wert. Finally, approximately $300,000 will be used to repay 9% debentures issued in December of 2004 and certain notes to stockholders which are scheduled to come due on December 31, 2006.

(2)	We intend to spend approximately $1,742,258 to acquire new businesses pursuant to our business plan ($2,638,846 if the underwriter’s over allotment option is exercised in full). No such businesses have been identified to date.

(3)	We intend to use the balance of the proceeds of this offering, estimated at approximately $1,000,000 for working capital and for general corporate purposes. Of these funds we expect to use approximately $400,000 to cover ongoing compliance costs associated with our becoming a publicly registered company, $250,000 for sales and marketing and $200,000 for upgrades to our computer system.
Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2006 on:
•	an actual basis;

•	a pro forma adjusted basis to give further effect to our sale of units in this offering at $9.50 per unit and the application of the net proceeds from the offering as described under “Use of Proceeds,” assuming the underwriters do not exercise the over-allotment option.
You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus.

	As Of June 30, 2006
		Adjusted Reflecting
		Completion of This
	Actual	Offering(1)
Cash and cash equivalents	$1,029,456	$3,771,714

Short term debt	3,910,025	1,675,025

Long-term debt	13,388,875	13,388,875

Total debt	17,298,900	15,063,900

Stockholders’ equity (deficit)

Preferred stock: 500,000 shares authorized, no shares issued and outstanding

Common stock: 14,500,000 shares authorized, 1,996,150 issued and outstanding (2)	9,397,143	14,374,401

Accumulated deficit	(7,787,071)	(7,787,071)
Stockholders equity	1,610,072	6,587,330
Total capitalization	$18,908,972	$21,651,230

(1)	Assumes retirement of $2,235,000 in current debt with offering proceeds.

(2)	Does not include 298,945 shares issued upon the cashless exercise of warrants on October 6, 2006.
DILUTION
If you invest in our units, your interests will be diluted to the extent of the difference between the public offering price per unit and the adjusted net tangible book value per share of our common stock immediately upon the completion of this offering.
The net tangible book value of our common stock as of June 30, 2006 was ($2,217,428) or ($0.97) per share. Net tangible book value per share before this offering has been determined by dividing net tangible book value (book value of total assets less $1,189,307 attributed to licenses to operate our nursing facilities, $2,638,193 in goodwill and less total liabilities) by the number of shares of common stock outstanding as of June 30, 2006. After (i) giving effect to the sale of our units in this offering at an estimated initial public offering price of $9.50 per unit, and allocating all of the unit price to the common stock (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives, and estimated offering expenses payable by us, our net tangible book value as of June 30, 2006 would have been $2,759,830 or $0.75 per share. Taking into account the issuance of 298,245 shares of common stock issued October 6, 2006 pursuant to the cashless exercise of 444,387 warrants, this represents an immediate increase in net adjusted tangible book value of $1.72 per share to existing holders of common stock and an immediate dilution of net tangible book value (deficit) of $4.00 per share to purchases of common stock in this offering, as illustrated in the following table:

Public Offering Price Per Common Share Included In Unit	$4.75
Adjusted Net Tangible Book Value Per Share	(0.97)
Increase Per Share Attributable To New Purchasers	1.72
Pro Forma Net Tangible Book Value Per Share	0.75

Net Tangible Book Value Dilution Per Share To New Purchasers	$4.00
Net Tangible Book Value Dilution Per Share To New Purchasers As A Percentage Of Public Offering Price Per Unit	84%

The following table summarizes, on a pro forma basis as of June 30, 2006, after the closing of this offering (assuming no exercise of the over-allotment option), the differences in total consideration paid by persons who are stockholders prior to completion of this offering and by persons investing in this offering:

	Shares Purchased		Total Consideration		Price/share
	Number	Percent	Amount	Percent	Average
Existing Stockholders	1,996,150	54%	$9,397,143	58%	$4.71
Warrant Exercise	298,945	8%	$0	0%	$0

Subtotal	2,295,095	62%	$9,397,143	58%	$4.09

New Investors	1,406,000	38%	$6,678,500	42	$4.75

Total	3,701,095	100%	$16,075,643	100%	$4.34
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
Overview
We are a Springfield, Ohio based developer, owner and operator of nursing homes, assisted living facilities and retirement communities. We also provide development, consulting and accounting services to hospitals, churches, universities and other parties interested in pursuing long-term care initiatives. We currently manage 15 facilities with over 800 total beds, comprised of six skilled nursing centers, seven assisted living residences and two independent living/senior housing facilities. We own two of the skilled nursing centers totaling 112 beds, lease a third totaling 106 beds, own one assisted living residence totaling 45 beds, own 48.5% of another assisted living facility with 30 beds, and own 50% of three assisted living residences totaling 72 beds. The rest of the properties are managed on behalf of third-party owners (including a hospital and a university). All of the properties are located in Ohio.
In recent years, we observed the trend that more seniors were staying in their homes for a longer period of time prior to moving into a long-term care setting. We have also observed that more seniors are using nursing and assisted living facilities for short rehabilitation stays and then moving back to their homes. We have taken advantage of this opportunity and expanded our operations to provide personal care and health care services in the home. Accordingly, in January, 2005, we acquired Assured Health Care, a home health care service provider located in Dayton, Ohio. Assured has been providing home health care services in the greater Dayton area for 10 years. In April, 2005, we opened a satellite office of Assured in Springfield, Ohio; and our expansion plans call for opening additional offices in areas where our properties are located.
Our business operates in two segments: (1) management and facility-based care and (2) home-based care. In our management and facility-based care segment, we derive revenues from three primary sources. We operate and have ownership interests in seven facilities for which we collect fees from the residents of those facilities. Profits/losses are generated to the extent that the collected fees exceed the costs associated with operating those facilities. We also manage assisted living facilities and nursing homes owned by third parties. With respect to these facilities, we receive a management fee based on the revenue generated by the facilities. In three instances, our management fee is approximately 5% of the total revenues generated at the facilities. In the other two instances, we receive a flat fee which is renegotiated annually. In a sixth instance, we operate based on a 10 year net lease. Finally, within our management facility-based care segment, we provide development, consulting and accounting services to third parties. In these instances, we receive a fee for providing those services. These fees vary from project to project, with the development fee in most cases being based on a percentage of the total cost to develop the project. Our home-based care segment provides home health care services to patients while they are living in their own homes. We use our own employees and independent contractors to provide the in-home health care and home care services at a fixed rate. Our profits/losses are based upon the spread between the amount we receive for providing the services and the cost incurred by us in providing those services.
In July 2006, we determined that we had accounted incorrectly for two transactions. As a result we restated our consolidated financial statements for the years ended December 31, 2005 and December 31, 2004, to correct the method of accounting for those two transactions. The first transaction occurred in October 2003 when we amended the agreement with certain minority interest holders in one of our subsidiaries. As a result of that amendment, we became subject to the accounting standards pursuant to SFAS No. 150. In accordance with SFAS No. 150, the amendment contained forward purchase contracts which should be accounted for as a liability. The amount of the liability, as of the date of the amendment, was approximately $985,000 which has been recorded in the attached financial statements using the purchase accounting required by SFAS No. 150. This resulted in the recording of goodwill of approximately $865,000, due to the minority interest being reduced by previously incurred net losses attributed to those minority interests prior to the adoption of SFAS No. 150. The second event occurred in 2004 when we entered into a land contract in connection with the sale of real estate. In July 2006, we concluded that the land contract did not satisfy all of the criteria set forth in SFAS No. 66 relating to determining if a sale has been consummated. As a result, we concluded that we should use the deposit method in accounting for the land contract. We had previously used the installment sale method to account for this land contract. The deposit method requires that we not recognize any profit until the sale is consummated. As a result, we have restated our consolidated financial statement to restore the property and equipment to the balance sheet and remove the note receivable related deferred gain. In addition, payments received have been recorded as deposits and only non-refundable interest payments equal to the interest paid on the related mortgage debt have been recorded as interest income. We have depreciated our property for all of the relevant periods. All information presented in management’s discussion and analysis has been restated to reflect the impact of this correction.

The table set forth below shows the Net Income (Loss) from both our management and facility-based care operation and our home based care operation for the years ended December 31, 2004 and 2005 and for the six months ended June 30, 2005 and 2006.

	(Amounts in 000’s)
	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004*
Management and Facility Based Care
Revenue	9,772	9,433	19,390	18,286
Expenses	10,947	9,708	20,276	18,422

Operating (Loss)	(1,175)	(275)	(886)	(136)

Home Based Care
Revenue	1,239	1,279	2,510	—
Expenses	1,317	1,251	2,502	—

Operating (Loss)	(78)	28	8	—

Total Income (Loss) From Continuing Operations	(1,253)	(247)	(878)	(136)
Income from Discontinued Operations	(25)	(26)	(6)	201

Net Income (Loss)	(1,278)	(273)	(884)	65

*	Note that Assured Health Care was acquired in 2005 therefore there is no home based care segment information to report for 2004.
Prior to 2003, we experienced a history of operating losses primarily due to building and opening assisted living properties for our own account. These losses are generally the result of long lead times associated with opening new facilities and the cost of debt service, staffing and general operating expenses incurred prior to reaching an occupancy level that allows the facility to break even. Due to the expense of this opening process, we decided to update our business model and stop developing facilities for ourselves. As a result, we changed our focus to provide property management, development, consulting and accounting services for third parties. Although it is difficult to quantify the impact of that decision, the last two assisted living facilities developed for our own account showed operating losses of approximately $900,000 in the initial year of operations. If we had continued to develop additional assists living properties for our own account, we may have continued to incur operating losses of this nature.
We focus on two primary indicators in evaluating the financial performance of our business. Those indicators are facility occupancy and staffing. Facility occupancy is important as higher occupancy generally leads to higher revenue. According to the State of Ohio, average nursing home occupancy within Ohio was 87% for 2004. Over the past 10 years, occupancy has averaged 87.8% statewide. Our nursing homes averaged 84% for 2005 and assisted living averaged 89.7%. As of the six months ended June 30, 2006 our nursing facilities averaged 78.7% and assisted living averaged 80%. While state wide averages are not yet available for 2005, we believe they will be consistent with prior years. Statewide averages are not published for assisted living facilities. The reduced occupancy level at our facilities is partially due to a reduction in referrals as well as some competitors becoming more price competitive. In addressing these issues, we have become more aggressive with our marketing including the hiring of additional marketing staff.
Staffing for our nursing homes is important not only because it represents nearly 65% of total expenses but also because the ability to recruit and retain quality care givers is very important to our reputation and success. We depend on the availability of Registered Nurses and Licensed Practical Nurses to provide skilled care to our nursing home residents. According to Ohio Hospital Association, the supply of nurses nationwide is predicted to be 800,000 short of demand by 2020. While our business expects to benefit from higher occupancy in our facilities due to the aging of the population, we will have to deal with the increasing shortage of skilled nurses to take care of our growing resident occupancy. This creates uncertainty in the rising cost of this type of staffing. Although quality care giving staff is important at our assisted living facilities, they are not as dependent on Registered Nurses and Licensed Practical Nurses to provide care in the same way as our nursing homes. Traditionally, assisted living facilities require fewer staff members than nursing homes. Assisted living personnel costs make up approximately 58% of total operating expense of our properties in 2005.
Going forward, we believe we can expand our existing base of revenues and operating income by providing our services to new clients and customers as well as making acquisitions of senior care facilities and related service businesses that have positive cash flows. We intend to utilize a portion of the proceeds from this offering to help us to accomplish these goals.
Two events occurred in the year ended December 31, 2005 as compared to our prior year’s operations which we believe will benefit future operations. First, we acquired Assured, a home health care company, in January, 2005. The purchase price was $2,100,000, of which $1,650,000 was financed through a credit facility and $450,000 borrowed from the seller to be paid back over a four-year period. Our growth plans call for a major expansion of our home health care operations. Second, under a private placement memorandum dated June 30, 2005, we issued $1,512,000 of 8% subordinated convertible debentures. In September 2006, we redeemed $27,000 of these debentures and extended the maturity date of the remainder until November 23, 2006. The interest rate was increased to 18% during the extension. We used $800,000 of the debenture proceeds to repay a portion of the bank loan used to acquire Assured. We plan to repay the debentures, which are not converted with a portion of the proceeds from this offering.
Results of Operations
Six months ended June 30, 2006 as compared to six months ended June 30, 2005
Revenue
Approximately 92% of our revenue is derived from patient care services provided by our skilled nursing facilities, assisted living facilities and home health agency. The following table compares revenue for the six months ended June 30, 2006 and 2005:

	June 30,	June 30,	Increase/	%
	2006	2005	(Decrease)	Change
Patient care revenue	$10,125,515	$9,917,292	$208,223	2.1%

Management, consulting and development fee revenue	885,420	795,078	90,342	11.4%

	$11,010,935	$10,712,370	$298,565	2.8%

In the table above, patient care revenue increased $208,223 or 2.1% primarily because of higher rates charged to resident in 2006 than in 2005 as a result of annual increases in room rates. This increase was somewhat offset by lower occupancy levels in three of our assisted living properties in the first six months of 2006 compared to the first six months of 2005. Management, consulting and development fee revenue increased $90,342 or 11.4%. The increase is due to higher fees charged in 2006 than in 2005.

Operating Expenses

	June 30,	June 30,	Increase/	%
	2006	2005	(Decrease)	Change
Payroll and related payroll costs	$7,047,179	$6,752,055	$295,124	4.4%

Other operating expenses	3,511,837	3,136,776	375,061	12.0%

Depreciation and amortization	372,544	368,392	4,152	1.1%

	$10,931,560	$10,257,223	$674,337	6.6%

Operating expenses for the six months ended June 30, 2006 increased $674,337 or 6.6%. Payroll and related payroll costs for the six months ended June 30, 2006 increased $295,124 or 4.4%. This increase is attributed, in part, to annual cost of living adjustments to salaries and engaging a full time marketing executive officer. In addition, our home based care segment payroll and related payroll costs increased approximately $56,000 or 5.4% as a result of increasing the hourly rate for our employees and eliminating reimbursement for travel expenses, higher costs of health insurance and workers’ compensation insurance and additional wages to provide staff for a new branch office. Overall, other operating expenses increased $375,061 or 12.0% due primarily to higher accounting fees and liability insurance expenses ($114,000), higher costs of temporary staffing to cover vacant care giving positions ($102,000) and increased cost of supplies and services ($83,000). The remainder of the increase ($76,000) is the result of franchise fees levied by the state on nursing facility bed licenses.
As of June 30, 2005, Ohio charged each licensed nursing home bed a “franchise fee” of $4.30 per day. This fee was increased by $1.95 effective July 1, 2005 resulting in increased fees of approximately $76,000 for the six months ended June 30, 2006 compared to June 30, 2005. This expense becomes part of our cost that is reimbursed by Medicaid when Medicaid pays our nursing homes for Medicaid covered residents and is therefore partially offset by increased revenue. There are no franchise fees levied on assisted living bed licenses.
Income from Operations
As a result of growth in operating expenses being higher than that of revenue, income from continuing operations for the six months ended June 30, 2006 was $79,375 compared to $455,147 for the six months ended June 30, 2005, a decrease of $375,772 or 82.6%. Income from our home based care segment decreased approximately $86,000 and the remainder of the decrease was in our facility based care segment. As explained above, the decrease is the result of a 6.6% increase in operating expenses offset partially by a 2.8% increase in revenue. The increase in revenue was less than anticipated due to higher vacancies at three of our assisted living properties and fewer visits at our home based segment. We do not believe that the increase in vacancies at these facilities is a trend or a result of any specific factors other than market fluctuations. However, we have hired a full time marketing executive officer in an effort to improve our occupancy levels.
Other Income and Expense
Interest expense for the six months ended June 30, 2006 was $1,350,507, an increase of $752,768 or 125.9% as compared to the six months ended June 30, 2005. For the six months ended June 30, 2006, we incurred approximately $759,000 in additional expense due to non-cash expenses related to issuance costs in connection with the mezzanine financing which was completed by our lead underwriter, Newbridge Securities.

Summary
The loss before discontinued operations for the six months ended June 30, 2006 was $1,253,266 compared to a loss from continuing operations of $246,393 for the six months ended June 30, 2005. Of the loss, approximately $759,000 is attributable to expenses related to issuance costs in connection with the mezzanine financing with balance due to overall lower occupancy levels and higher operating expenses as compared to those for the six months ended June 30, 2005. Our home based care segment was responsible for approximately $78,000 of the loss due to higher payroll and related expenses as well as less revenue due to fewer visits for the six months ended June 30, 2006, as compared to June 30, 2005.
December 31, 2005 as compared to December 31, 2004
Revenue
Approximately 93% of our revenue is derived from patient care services provided by our skilled nursing facilities, assisted living facilities and home health agency. The following table compares revenue for 2005 and 2004:

	December 31,	December 31,	Increase/	%
	2005	2004	(Decrease)	Change
Patient care revenue	$20,412,688	$16,941,719	$3,470,969	20.5%
Management, consulting and development fee revenue	1,487,672	1,343,906	143,766	10.7%

	$21,900,360	$18,285,625	$3,614,735	19.8%

In the table above, patient care revenue increased $3,470,969 due primarily to consolidating the operations of Assured, which was acquired in January, 2005, and which accounted for $2,510,407 of the increase. The remainder of the increase was due mainly to increased revenues caused by the change in focus at our Covington Care Center property (focusing on patients with higher acuity) and increases in monthly rentals at other properties. Management, consulting and development fee revenue increased $143,766. The increase was due primarily to an increase in accounting services fee revenue of $115,000.
Operating Expenses

	December 31,	December 31,	Increase/	%
	2005	2004	(Decrease)	Change
Payroll and related payroll costs	$13,602,022	$11,248,792	$2,353,230	20.9%
Other operating expenses	6,726,110	5,519,092	1,207,018	21.9%
Depreciation and amortization	805,997	754,443	51,554	6.8%

	$21,134,129	$17,522,327	$3,611,802	20.6%

Operating expenses for the year ended December 31, 2005 increased $3,611,802 or 20.6%. Payroll and related payroll costs for the year ended December 31, 2005 increased $2,353,230 or 20.9%. Of the increase, $2,087,517 was due to the increased personnel costs associated with the acquisition of Assured in January, 2005. Other operating expenses increased $1,207,018 or 21.9%. Approximately $524,000 or 43.4% of the increase was due to the higher acuity of residents being admitted to The Covington Care Center requiring more services from pharmacy, therapy and other ancillary services. An additional $249,000 of the increase in operating expenses was due to the addition of Assured. The remaining increase is due to increases in the costs of supplies and services to provide care.
Income from Operations
Income from operations for the year ended December 31, 2005 was $766,231 compared to $763,298 for the year ended December 31, 2004, an increase of $2,933 or .4%. The slight increase was the result of rental increases from our long-term care properties.
Other Income and Expense
Interest expense for the year ended December 31, 2005 was $1,506,000, an increase of $795,315 or 111.9% as compared to 2004. The increase was attributable in part to debt incurred in connection with the acquisition of Assured ($125,000), increases in variable interest rates ($76,000) and additional interest due to increases in the construction loan at Hearth & Care of Greenfield ($50,000). The balance of the increase was due primarily to non-cash expenses related to warrants issued in connection with our mezzanine financing and beneficial conversion discount.
Summary
The net loss for the year ended December 31, 2005 was $(884,051) compared to a net income of $64,753 for 2004. The net loss is primarily due to non-cash expenses of $497,600 related to warrants issued in connection with new mezzanine financing and to lower occupancy at some of our properties.
Changes in Balance Sheet

	June 30,	December 31, 2005	Increase/	%
	2006	(Restated)	Decrease	Change
Cash and cash equivalents	$1,029,456	$1,403,877	$(374,421)	(26.7)%
Prepaid expenses	$353,881	$205,780	$148,101	72.0%
Other assets	$1,755,488	$1,047,655	$707,833	67.6%
Property and equipment	$13,848,043	$13,345,750	$502,293	3.8%
Total assets	$24,969,551	$24,029,421	$940,130	3.9%
Current portion of notes payable and other debt	$2,289,480	$2,462,593	$(173,113)	(7.0)%
Current portion of notes payable to stockholders	$1,600,301	$888,467	$711,834	80.1%
Accounts payable and accrued expenses	$4,670,583	$3,354,822	$1,315,761	39.2%

Notes payable and other debt, net of current portion	$12,780,138	$12,350,919	$429,219	3.5%
Total assets for the six months ended June 30, 2006, were $24,969,551 compared to $24,029,421 as of December 31, 2005, an increase of $940,130 or 3.9%. Cash and cash equivalents decreased $374,421 as a result of repayments to the State of Ohio for overpayments on accounts receivable coupled with lower occupancy at the facilities. Prepaid expenses increased $148,101 or 72.0% due to additional prepaid insurance expenses and workers’ compensation expense and monthly contributions to an escrow for annual debt service on bond repayments. Other assets increased $707,833 or 67.6% as a result of deferred offering costs related to this initial public offering. Property and equipment increased $502,293 or 3.8% due to continued construction and renovation of Hearth & Care of Greenfield.
Current portion of notes payable to stockholders increased $711,834 or 80.1% as a result of a loan from a stockholder for $835,000 to refinance the loan from WesBanco that was used to acquire Assured offset by principal payments on the maturing notes. Current portion of notes payable and other debt decreased $173,113 or 7.0% as a result of current maturities. Notes payable and other debt, net of current portion, increased $429,219 or 3.5% as a result of amortizing financing costs related to our mezzanine financing. Accounts payable and accrued expenses increased $1,315,761 or 39.2% as a result of an increase in expenses related to this offering coupled with taking more time to pay bills to manage cash flow.
Liquidity and Capital Resources
As a new public company, we will incur legal, accounting and other expenses that we did not incur as a private company related to the Securities Exchange Commission’s reporting requirements under the Securities Exchange Act of 1934, as amended, and compliance with the various provisions of the Sarbanes-Oxley Act of 2002. We have incurred considerable expenses with respect to the audit of our books and records for 2005 and 2004 in connection with our registration statement. In addition, we will incur significant incremental expenses with respect to Sarbanes-Oxley Section 404 compliance.
We have obtained directors and officer’s liability insurance and are in the process of obtaining key man life insurance which we did not have in the past and as a result of which we will incur additional costs. We expect the legal, accounting and other expenses that we will incur going public, not including sales commissions and expenses, to be approximately $1,000,000. We also expect the legal, accounting and other expenses that we will incur as a public company on an annual basis to be approximately $350,000 to $400,000. We expect to fund these additional costs using cash flows from expanded operations and financing activities such as this offering and additional indebtedness such as a new line of credit.
Overview
We had negative net working capital as of June 30, 2006 of approximately $5.07 million as compared to negative net working capital of approximately $2.93 million for the year ended December 31, 2005, an increase of $2.14 million. Of this increase, approximately $1.3 million is the result of increases in accounts payable and accrued expenses with the balance of the increase the result of an additional stockholder loan used to refinance the loan from WesBanco for the acquisition of Assured. The loan matures in June 2007. We plan to replace this loan with permanent financing. Accounts payable and accrued expenses increased $1.3 million as a result of an increase in expenses related to this offering coupled with taking more time to pay bills to manage cash flow.
We currently do not have a line of credit available to assist with cash flow. We anticipate that upon completion of this public offering, we will be able to secure a line of credit but we have not received firm commitments in this regard. We anticipate that our cash flow from our subsidiaries will continue to be sufficient to fund their operating cash needs. In the event this public offering is unsuccessful, we will be required to sell some of our properties or refinance the private placement of debentures in order to satisfy our debt service requirements and accounts payable. However, we plan to improve liquidity by 1) refinancing debt where possible to obtain more favorable terms, 2) increasing facility occupancy, and 3) adding additional management contracts. We recently engaged a full time Vice President of Marketing and Business Development to assist in marketing all our facilities as well as solicit new management contracts.
In 2004, we entered into a land contract to sell our Marion Hearth & Home assisted living facility. The purchaser is a not-for-profit organization that relies on grants and fund raising to fund its operations as a shelter for abused women. During 2005 the purchaser did not receive all anticipated monies; and, as a result, we agreed to reduce their monthly payments for one year. We plan to negotiate with the purchaser to allow them more time to acquire grants to complete the purchase of the property. In the event they are unable to consummate the contract by December 31, 2008, the property will be returned to us. If this happens, we will have the option of finding another buyer or returning the property to an assisted living facility operated by us.

If the land contract is not consummated, we will continue to make the mortgage payments without the benefit of the offsetting land contract payments until such time as the building can be sold or converted back to assisted living with a stable occupancy.
We have a forward purchase contract which requires us to offer to acquire the outstanding partnership interests in Hearth & Home of Van Wert (which we do not already own) by October 2008. The present value of this contract is $900,000 as of June 30, 2006 and December 31, 2005. If the interest holders agree to sell their interests to us, we plan to satisfy this obligation with bank financing. There can be no assurances that such financing will be available at that time to satisfy this commitment.
In 2003, we entered into an agreement with a building contractor for the renovation and the expansion of ten additional private rooms to our Hearth & Care of Greenfield nursing facility. This project is currently over budget and behind schedule for completion. Due to several change orders, weather delays and increased costs of construction, an additional $325,000 is required to complete the expansion. We are working with a bank to refinance the construction loan and provide additional funds to complete the project; however, there can be no assurances that agreeable terms can be reached.
Notes Payable and Other Debt
As of June 30, 2006 and December 31, 2005, we had long-term debt outstanding of $15,564,810 and $16,068,396, respectively with weighted average interest rates of 7.5% and 7.1%, respectively. Much of our debt is at a variable interest rate. We project that an increase of 1% in interest rates could result in a $75,500 annual increase in interest expense.
Our debt instruments contain various financial covenants and other restrictions including requirements for the following: minimum income and cash flow, debt service coverage, tangible net worth and working capital requirements. Many of these debt instruments also contain cross default provisions and limitations on the amount of additional debt we can raise. We were not in compliance with loan covenants on three loans at December 31, 2005, and June 30, 2006 as follows:
In connection with the financing and loan agreement used to acquire Assured Health Care, Assured was required to maintain a debt service coverage ratio of 1.4 to 1.0 or better on an annual basis. The coverage ratio was 0.45 and not in compliance with the ratio as of December 31, 2005. In April, 2006, the outstanding loan balance of $835,000 was refinanced for one year by a former director and shareholder. There is no debt service coverage ratio requirement on the new loan, and we plan to replace this debt with permanent financing in the future.
In connection with the financing and loan agreement used to re-finance two assisted living properties located in Springfield, Ohio and one in Urbana, Ohio, the properties are required on an annual basis to maintain a minimum tangible net worth which shall be increased each year by the cumulative net earnings of the properties. Additionally, we are required to maintain a debt service coverage ratio of 1.4:1.0 as of the end of each fiscal quarter with a rolling twelve month period ending on the last fiscal quarter. As of December 31, 2005, the minimum tangible net worth requirement was $870,956 and the actual tangible net worth was $469,478, and therefore, not in compliance. However, the debt service covenant was in compliance. Accordingly, the tangible net worth covenant requirement was waived by WesBanco on April 27, 2006. As of June 30, 2006, the debt service coverage ratio was .98:1.0, and therefore not in compliance. On July 24, 2006, WesBanco waived the debt service covenant requirement.
In connection with the financing and loan agreement used to re-finance an assisted living property located in Van Wert, Ohio, the property is required on an annual basis to maintain a minimum tangible net worth and such net worth shall not be less than 10% of total assets. As of December 31, 2005, the minimum requirement was $308,846 and the actual tangible net worth was $207,391. Also, 10% of the total assets was $245,230 as compared to the actual tangible net worth of $207,391; and therefore, both covenants were not in compliance. However, both net worth covenants were waived by WesBanco on April 27, 2006.

As of June 30, 2006 and December 31, 2005, we had outstanding $1,512,000 in 8% convertible debentures. These debentures were issued at three separate closings and mature on the earlier of the completion of this offering or August 19, 2006, August 31, 2006 and October 11, 2006. The debentures may also be converted into our common stock at a price of $3.20 per share. It has been our intention to repay the debentures with the proceeds of this offering. However, we will not complete this offering prior to the maturity date of some or all of the debentures. The terms of the debentures provide that they will be in default if principal or interest is not paid within ten days after the due date. In September 2006, we redeemed one debenture for $27,000 and we have received an extension of the maturity date of the debentures to the earlier of the completion of this offering or November 23, 2006. As part of the consideration for the extension, we have agreed to increase the interest rate from 8% to 18%.
Following is a summary of the majority of our significant notes payable. For additional information, please refer to footnotes seven and eight of our consolidated financial statements.

	Six Months
	Ended	December 31,
	June 30, 2006	2005
Note to WesBanco maturing on June 1, 2013. Monthly payments of principal and interest of $1,138 are being made from available cash.	$79,955	$83,859

Note to WesBanco. The note is secured by a certificate of deposit in the amount of $190,000. Hearth & Care of Greenfield is making monthly interest payments of $700; and the note will be amortized by the nursing home over a period of years depending on the available cash flow generated from the operations.	190,000	190,000

Note to WesBanco. Monthly principal and interest payments of approximately $3,384 are being paid out of available cash. Our office building secures the note.	234,131	246,830

Payable to the former owners of The Pavilion. Monthly payments of approximately $5,000 are being made out of the cash generated from operations. We anticipate the note will be paid in the next year.	17,462	61,431

Note to WesBanco. The total outstanding amount of the note will be $1,412,000 sometime in 2006 when the construction expansion of the Hearth & Care of Greenfield nursing home is completed. The monthly principal and interest payments of $11,000 will be paid from the cash generated from operations. The renovation is scheduled to be completed in September of 2006. As of June 30, 2006, approximately $7,000 remains for construction of the expansion.	1,405,000	859,605

Note to WesBanco. Monthly principal and interest payments of approximately $11,590 are being paid from the cash being generated from operations of the 30-bed assisted living facility located in Van Wert. The loan matures in January, 2026. As of March 31, 2006 and December 31, 2005, we were in violation of a tangible net worth requirement. On April 27, 2005, the financial institution waived this violation (see Note 3 of the consolidated financial statements).	1,992,661	1,993,333

	Six Months
	Ended	December 31,
	June 30, 2006	2005
Owed to investors. The notes bear interest indexed to the LIBOR rate which was 4.49% at December 31, 2005, and mature in December, 2022. Monthly principal and interest payments are approximately $23,000 and are being paid from the cash being generated from operations of three assisted living properties. As of March 31, 2006 and December 31, 2005, we were in violation of a tangible net worth requirement. On April 27, 2005, the financial institution waived this violation (see Note 3 of the consolidated financial statements).	3,850,213	3,860,213

Note to Red Mortgage Capital and insured by HUD. The note bears interest at the fixed rate of 8.5%, and matures in May, 2041. Monthly principal and interest payments are $27,309, and are being paid out of the cash flow generated from operations of Hearth & Home of Vandalia, a 45-bed assisted living facility.	3,655,096	3,663,432

Note to Red Mortgage Capital and insured by HUD. The note bears interest at the fixed rate of 7.05%, and matures in June, 2022. Monthly principal and interest payments are $17,862, and are being paid out of the cash flow generated from operations of The Pavilion, a 62-bed nursing home.	2,047,195	2,087,096

Convertible debentures, with interest payable quarterly at 8%, and with principal on the debentures payable on the earlier of (a) the closing of the proposed public offering or (b) on the one-year anniversary of the date the debenture is issued (these debentures were originally scheduled to mature on three dates: August 19, 2006; August 31, 2006; and October 11, 2006. In September 2006, we redeemed one debenture for $27,000 and extended the maturity date on the other debentures to the earlier of the completion of this offering or November 23, 2006 and the interest rate has been increased to 18%), and (ii) a five-year warrant to purchase 10,000 shares of common stock, at an exercise price equal to the lesser of $1.00 per share or 50% of the price at which the Company sells any share of common stock, grants options to purchase any shares of common stock, grants any warrants to purchase common stock, issues securities convertible into shares of common stock, or enters into any agreements to do any of the same.
	1,512,000	1,512,000

Payable to the seller of Assured. The note bears interest of 5%, and matures in February, 2009. Monthly principal and interest payments of $14,161 are being paid out of cash flow generated from the operations of Assured.	415,545	475,101

	Six Months
	Ended	December 31,
	June 30, 2006	2005
Note to WesBanco. The note bears interest at prime plus 1 1/2%, and monthly principal and interest payments of approximately $13,000 are being paid out of cash flow being generated from the operations of Assured. The note matures February, 2011. As of December 31, 2005, we were in violation of certain financial covenants. On April 27, 2006, we repaid this loan in full (see additional information below this table).		850,000

Payable to the lessor of Covington Care Center nursing home. The note bears interest at prime plus 1% and matures in March, 2008. Monthly principal and interest payments of $3,200 are being paid out of cash flow being generated from the operations of the nursing home.	86,082	103,228

Other	79,470	82,268

Total	15,564,810	16,068,396

Less unamortized discount	495,192	1,254,884

Less current portion of long-term debt	2,289,480	2,462,593

Total long-term debt	12,780,138	12,350,919
In April 2006, we refinanced the outstanding balance of our debt for Assured home health with a major shareholder of AdCare for $835,000. This was done in order to repay the debt to WesBanco and obtain a waiver on some of our covenants. The new loan is for one year with payments of interest only. We plan to replace this debt with permanent financing.
Notes Payable to Stockholders
As of June 30, 2006 and the year ended December 31, 2005 notes payable to stockholders were $1,600,301 and $888,467, respectively, with weighted average interest rates of 9.1% and 10.3%, respectively. Approximately $123,000 of these notes were retired in January 2006 using a portion of the proceeds from the September 2005 private placement. Approximately $315,000 matures on December 31, 2006 and $834,010 matures in May 2007 with the balance due upon demand. We expect to use a portion of the proceeds of this offering to satisfy approximately $750,000 of these commitments.
Following is a summary of our notes payable to stockholders:

	Six Months
	Ended	December 31,
	June 30, 2006	2005
Payable to a stockholder. The note bears interest of 12% and monthly interest payments of $4,500 are being paid out of available cash.	$450,000	$450,000

Payable to stockholders. The notes bear interest at 8% and are due December 31, 2006.	153,967	153,967

	Six Months
	Ended	December 31,
	June 30, 2006	2005
We have $284,500 of subordinated notes that were payable as of December 31, 2005 plus accrued interest of $25,961 for a total of $300,461. As of December 31, 2005, the notes accrued interest at 9%. Approximately $123,000 was repaid at maturity. The balance was extended and will mature on December 31, 2006.	161,334	284,500

Promissory note payable to a stockholder in the original principal amount of $835,000 executed on April 27, 2006. The note bears interest of 7.75% per annum and requires interest only payments monthly. The note matures on May 1, 2007.	835,000

	$1,600,301	$888,467
Cash Flow
Activities that affect our cash flows from operations are numerous. For instance, the disability level of our assisted living residents affects the monthly fees we charge them as the fee increases in relation to the level of services required to take care of them. In the nursing area, patients who are covered under Medicare are paid higher reimbursement rates than patients who are covered under Medicaid. Accordingly, we are trying to admit more Medicare patients to our facilities. Also, the length of stay in our nursing homes affects cash flow. In our nursing homes and assisted living homes, our strategy is to try to provide all the services required to keep our patients in our facilities as long as we can. Marketing and maintaining occupancy of our facilities is a very important activity that affects cash flow. We recently engaged a Vice President of Marketing and Business Development to assist the sales people on site at our properties to increase occupancy.
Our cash requirements are satisfied primarily with cash generated from operating activities and debt. Our cash flow is dependent on our ability to collect accounts receivable in a timely manner. Accounts receivable collections in the health care industry can be very complex processes. Approximately 45% of our revenue is from Medicaid and Medicare programs. These are reliable payment sources which make our likelihood of collection very high. However the time it takes to receive payment on a claim from these sources can be long. On average, accounts receivable were outstanding 37.5 days before collection as of June 30, 2006 which is slightly higher than December 31, 2005 days of 36 and 8.4 days higher than the December 31, 2004 days of 27.6. We attribute this increase of nearly ten days primarily to the increase in Medicare occupancy. The status of collection efforts is monitored very closely by our senior management. (See additional discussion under Patient Care Receivables in the Critical Accounting Policies and Use of Estimates on page 30 below.)
Six Months Ended June 30, 2006 As Compared to Six Months Ended June 30, 2005
Net cash provided by operating activities for the six months ended June 30, 2006 and June 30, 2005 was $340,831 and $35,367, respectively. As of the six months ended June 30, 2006, cash flow provided by operating activities consisted primarily of net operating losses offset by a substantial growth in accounts payable and accrued liabilities. Net operating losses were a result of lower occupancies at the properties and amortization of the mezzanine loan financing costs. Overall, average occupancy levels declined to 80.2% as of the six months ended June 30, 2006 from 83.6% as of the six months ended June 30, 2005. Accounts receivable for the six months ended June 30, 2005, increased $562,257 primarily as a result of slower collections of Medicaid and Medicare receivables.
Net cash used in investing activities for the six months ended June 30, 2006 and June 30, 2005 was $919,367 and $1,886,327, respectively. As of the six months ended June 30, 2006, the increase in investing activities was the result of plant and equipment additions. The majority of these additions took place at one of our nursing facilities (Hearth & Care of Greenfield, which is undergoing a major renovation). No further major renovations are anticipated at this time.

Net cash provided by financing activities was $204,115 for the six months ended June 30, 2006. This is the result of proceeds from the note payable established to fund the renovations at our Hearth & Care of Greenfield facility offset by repayments on notes payable as a result of refinancing the Assured loan which also resulted in additional notes payable to stockholders. Net cash provided by financing activities was $1,486,925 for the six months ended June 30, 2005 primarily as a result of proceeds from notes payable to finance the acquisition of Assured home health.
December 31, 2005 as Compared to December 31, 2004
Net cash used in operating activities for the year ended December 31, 2005 was $128,118. Net cash provided by operating activities for the year ended December 31, 2004 was $377,742. During 2004, the cash provided by operating activities was primarily the result of high occupancy in our properties and more successful accounts receivable collection activities. Cash used in operating activities for 2005 was a result of slower collections of accounts receivable because of a higher concentration of receivables in Medicaid and Medicare and net operating losses which were partially offset by increased accounts payable and accrued expenses. Other assets also increased because of deferred offering costs associated with our initial public offering. Net operating cash from December 31, 2004 to December 31, 2005, decreased by $505,860 primarily due to slower accounts receivable collections.
Net cash used in investing activities for the years ended December 31, 2005 and December 31, 2004 was $2,081,489 and $134,038. In January 2005, we acquired the Assured Health Care home health agency resulting in a significant increase in investing activities for the year. For the year ended December 31, 2004, proceeds from the sale of property and equipment were the result of the sale of land near our Hearth & Home of Marion property.
Net cash provided by financing activities for the year ended December 31, 2005 was $2,160,271. This is the result of proceeds from the note payable to finance the acquisition of Assured home health and mezzanine financing. Net cash used in financing activities for the year ended December 31, 2004 was $261,324. This was primarily the result of refinancing for our Hearth & Care of Greenfield facility and additional money borrowed for the renovation of that facility. Much of this activity was offset by repayments on notes payable.
Inflation
The resident fees that we receive from the properties that we own or lease and the management fees we receive from the facilities we manage for third parties are our primary source of income at this time. This source of income is affected by the monthly rental rates and the occupancy rates. The monthly rental rates are dependent on various factors including competition, market conditions and the locations of the properties. We evaluate and prepare budgets for our properties on an annual basis. At that time, we assess the impact of inflation on the operations of the properties, including but not limited to, budgeting increases for real estate taxes, utilities, employee expenses, food and supplies. We strive to be the provider of choice in each one of our markets to charge market or better than market rates. However, some factors are difficult to quantify, such as potential increases in employee expenses as a result of the current shortage of qualified nurses, and there can be no assurance that the resident rental rates will increase or that costs will not increase due to inflation or other causes.
Critical Accounting Policies and Use of Estimates
We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change. We believe that the following are critical accounting policies:

Our financial statements reflect consolidation with entities in which we have determined to have a controlling financial interest
In December of 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R which addresses the consolidation of business enterprises which focus on primary beneficiaries in variable interest entities as defined in the interpretation. We have evaluated our relationship with Community’s Hearth & Home, LTD. and Hearth & Home of Vandalia, Inc., and determined that these entities are variable interest entities pursuant to FIN46R of which we are the primary beneficiary. We consolidated the entities as of December 31, 2003.
Patient Care Receivables
Patient care receivables are reported net of allowances for doubtful accounts. The administrators and managers of our properties evaluate the adequacy of the allowance for doubtful accounts on a monthly basis, and adjustments are made if necessary. On an ongoing basis, we have experienced very few collection problems and do not anticipate significant increases unless the economy where our properties are located encounters a severe down trend. Approximately 80% of our revenue in our nursing facilities is derived from Medicare and Medicaid qualifying residents. Charges to these payers are evaluated monthly to insure that revenue is recorded properly and that any adjustments necessitated by our contractual arrangement with these payers are recorded in the month incurred.
Long-lived Assets and Goodwill
We account for our long-lived assets of property, plant and equipment other than goodwill by applying the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We review the value of our long-lived assets on an annual basis or sooner if required for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The determination and measurement of an impairment loss under these accounting standards requires the significant use of judgment and estimates based on many factors which can be subject to changing circumstances. Some of the changing circumstances could be market conditions, interest rates, competition and the economy.
Beginning January 1, 2002, we accounted for goodwill under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to no longer amortize goodwill. Beginning in 2006, we now test goodwill on an annual basis in the fourth quarter for the purpose of assessing the potential of its impairment and making the appropriate adjustments if required. We no longer amortize costs associated with and the acquisition of certificates of need required in Ohio for nursing homes.
Incentive Stock Option Plan
Through December 31, 2005, we accounted for our employees’ stock option plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. No stock based employee compensation is reflected in net income, as all options granted under our plans are at an exercise price equal to the market value of the underlying common stock as of the date of grant. There has been no market for our common stock, accordingly, the exercise price established at time of grant was based on the judgment of the option committee.
Effective January 1, 2006, we began accounting for options by applying the fair value recognition provisions of FASB 123R, “Share Based Payments,” the effects of which are included in our financial statements for the six months ended June 30, 2006.
Recent Accounting Pronouncements
In May 2005, FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method of long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material impact on our financial condition, results of operations, or liquidity.
In March 2005, FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, and Interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term conditional assets retirement obligations refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonable estimated. This interpretation is effective no later than the end of fiscal years ended after December 15, 2005. The adoption of this standard did not have a material impact on our financial condition, results of operations, or liquidity.
In December 2004, FASB issued SFAS No. 123, “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement No. 123 requires the fair value of all stock based awards issued to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock based awards outstanding at the date of adoption. We adopted SFAS No. 123(R) effective January 1, 2006. We expect that adoption of this standard will result in charges to operating expenses of continuing operations of approximately $6,000 and $14,000 in the years ending December 31, 2006 and 2007, as a result of the unvested portion of options outstanding as of December 31, 2005.
In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 required exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the assets received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not have a material impact on our financial conditions, results of operations, or liquidity.
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet analyzed the effect, if any, this interpretation may have on its financial condition, results of operations, cash flows or disclosures.

BUSINESS
Overview
AdCare Health Systems, Inc. is an Ohio corporation. We were incorporated on August 14, 1991 under the name Passport Retirement, Inc. In 1995, we acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and kept the name AdCare Health Systems, Inc. We now primarily function as owner and/or manager of assisted living facilities, nursing homes, and home health care services in Ohio. We also provide development and consulting services to third parties. Our management believes that our growth lies in the acquisition and management of senior living facilities, as well as the expansion into related ancillary businesses, initially in the home health care industry. Management believes that there are significant opportunities to expand within Ohio, as well as other regions.
Our strategy is to make acquisitions of facilities and companies that expand our core business lines such as long-term care management companies and home healthcare companies, as well as to pursue complimentary companies, which provide services such as nurse and technician staffing, institutional pharmacy, hospice and physical rehabilitation. We will focus on targeted service businesses that we believe all share similar characteristics, namely higher operating margins and return on capital, coupled with lower capital expenditures, which should allow us to increase our overall corporate operating margins. They also offer strategic business, marketing and referral capabilities to our current long-term care platform and customers. Some of these strategic services may also be organized internally thus allowing us to forgo the acquisition route.
Our business operates in two segments: (1) management and facility-based care and (2) home-based care. In our management and facility-based care segment, we derive revenues from three primary sources. We operate and have ownership interests in seven facilities for which we collect fees from the residents of those facilities. Profits/losses are generated to the extent that the monthly patient fees exceed the costs associated with operating those facilities. We also manage assisted living facilities and nursing homes owned by third parties. With respect to these facilities, we receive a management fee based on the revenue generated by the facilities. In all but three instances, our management fee is 5% of the total revenues generated at the facilities. In two of the other three instances, we receive a flat fee which is renegotiated annually; and in the third instance, we operate based on a 10 year net lease. Under the net lease, we pay rent for the property plus taxes, insurance and maintenance. All revenue then flows to us and our profits/losses are determined based on the difference between our net lease costs and revenues received. Within our management facility-based care segment, we provide development, consulting and accounting services to third parties. In these instances, we receive a fee for providing those services. These fees vary from project to project, with the development fee in most cases being based on a percentage of the total cost to develop the project. Within our management and facility/based care segment, approximately 92% of our revenues are derived from facilities which we own and operate. The remaining 8% is comprised of management, development and consulting fees.
We have been built from the ground up. As a developer, manager and owner of many of our facilities, this has afforded us a unique value proposition in terms of understanding so many intricate facets of the industry. We believe those activities differentiate us from many of our competitors. Although our current facilities have historically had a long-term horizon to cash flow profitability, it has allowed us to build up a corporate infrastructure and operational seasoning, as these facilities moved from inception to cash flow stabilization. Our intention is not to engage in any further development/ownership activity, unless it is as a minority partner with a well financed strategic owner. We intend to increase stockholder value by broadening the set of senior living and management services which we provide.

Business Divisions
AdCare Healthcare operates through three operating divisions:
  Hearth & Home of Ohio, Inc. (“H&H”), is a wholly owned subsidiary of AdCare, which owns freestanding assisted living communities under the Hearth & Home name. To date, we have developed nine of these facilities, seven of which continue to be managed by H&H. We are currently in the process of developing two additional assisted living facilities, one of which we will manage, but not own. For the six months ended June 30, 2006 and the year ended December 31, 2005, this division, which also includes our skilled nursing homes, generated revenues of $8,886,295 and $17,769,161, respectively.
  AdCare Management provides management, development and accounting/financial services to both skilled nursing and assisted living facilities. AdCare Management also provides consulting services, assisting clients in areas such as market and financial feasibility and analysis, long-term strategic planning, specialty program development, and health care management development. AdCare Management presently provides services to 23 facilities. For the six months ended June 30, 2006 and the year ended December 31, 2005, this division generated revenues of $885,420 and $1,620,792, respectively .
Hearth & Home® and AdCare® are both federally registered trademarks.
ASSURED HEALTH CARE Assured Health Care, headquartered in Dayton, Ohio offers a wide range of health and social services delivered to the home for persons in need of medical, nursing, social or therapeutic treatment and/or personal care assistance with the essential activities of daily living. In April 2005 we opened a satellite office of Assured in Springfield, Ohio to expand the geographical coverage of our home care services. We believe that the senior living health care industry is a highly-fragmented marketplace, providing many acquisition and collaboration opportunities. Assured Health Care has 19 full-time and 70 part-time employees. For the six months ended June 30, 2006 and the year ended December 31, 2005, this division generated revenues of $1,239,220 and $2,510,407, respectively.
Portfolio of Owned and Managed Facilities
Skilled Nursing: We manage six skilled nursing centers with a total of 517 beds. Three centers have Alzheimer specialty units operating under the Freedom Court name. We currently own 100% of two of these facilities totaling 112 beds. One facility totaling 106 beds is leased. We manage the remaining three facilities pursuant to management agreements.
Assisted Living Residences: We manage seven assisted living residences with a total of 189 units. Three of these facilities specialize in Alzheimer’s/dementia related conditions. We currently own 100% of one of these facilities totaling 45 beds, we own 48.5% of one facility consisting of 30 beds, and we own a 50% interest in three of these facilities, totaling 72 beds. We manage the remaining two facilities pursuant to a management agreement.
Independent Living & Senior Housing: We manage two independent living campuses, one with 83 senior cottages which we developed, and one with 34 units, of which 12 units are currently under development. We have no ownership interest in these facilities.

			FACILITIES
		DATE	DEVELOPED	%		2004	2005
SKILLED NURSING FACILITIES (SNF)	BEDS	OPENED	BY ADCARE	OWNED	MANAGE	OCCUPANCY(3)	OCCUPANCY(3)
Covington Care Center, Covington, OH (2)	106	1989			X	85%	85%
Koester Pavilion, Troy, OH	150	1990			X	97%	97%
The Pavilion, Sidney, OH	62	1990		100%	X	86%	85%
The HealthCenter at SpringMeade, Tipp City, OH	99	1992	X		X	99%	98%
Valley View Alzheimer’s Center, Frankfort, OH	50	1995			X	84%	95%
Hearth & Care at Greenfield, Greenfield, OH	50	1999		100%	X	69%	78%

			FACILITIES
		DATE	DEVELOPED	%		2004	2005
ASSISTED LIVING FACILITIES (ALF)	BEDS	OPENED	BY ADCARE	OWNED	MANAGE	OCCUPANCY(3)	OCCUPANCY(3)
Hearth & Home at Harding, Springfield, OH	20	1996	X	50%	X	93%	90%
Hearth & Home at Urbana, Urbana, OH	32	1997	X	50%	X	81%	92%
Hearth & Home at Friedman Village, Tiffin OH	20	1998	X		X	75%	79%
Hearth & Home at El Camino, Springfield, OH	20	1998	X	50%	X	80%	94%
Hearth & Home at Van Wert, Van Wert, OH	30	2000	X	48.5%	X	98%	88%
Hearth & Home at Vandalia, Vandalia, OH	45	2001	X	100%	X	81%	91%
Legacy Assisted Living Xenia, OH	22	2005	X		X	(4)	(4)

			FACILITIES
INDEPENDENT LIVING FACILITIES		DATE	DEVELOPED	%		2004	2005
(ILF)	BEDS	OPENED	BY ADCARE	OWNED	MANAGE	OCCUPANCY(3)	OCCUPANCY(3)
SpringMeade Residence, Tipp City, OH	83	1992	X		X	92%	98%
Friedman Village, Tiffin, OH	34	1999	X		X	45%	65%
Legacy Village, Xenia, OH(5)	64	2003	X		X	(5)	(5)

(1)	These represent facilities in which we acted in the traditional capacity of a real estate developer overseeing the entire project from acquisition of the land through construction and operation of the facility.

(2)	Net Lease in which we pay rent plus taxes, insurance and maintenance on the property.

(3)	Average occupancy for the year ended December 31, 2004 and December 31, 2005.

(4)	Legacy Village was not open in 2004 or 2005.

(5)	These represent individual cottages which we developed and then sold to third parties.
History
We have been a successful developer of various types of retirement and long-term care properties over the last fifteen years. This has involved all aspects of development, from market and demographic analysis, construction liaison, marketing strategy, and execution. These properties include independent living retirement communities, assisted living facilities, nursing homes, specialty units (such as Alzheimer’s programs), and sub-acute units.
In 1992, we developed a state-of-the-art retirement community for Upper Valley Medical Center. This community includes a 99-bed nursing center and an 83-unit retirement housing campus. We continue to handle the management, marketing, and independent housing development for this community. Occupancy of this facility has remained strong at 95+ percent. We have opened a similar project on 18 acres for Tiffin University, which included the rehabilitation of a residential home into a 20-bed assisted living center, and the construction of 34 senior cottages, 22 of which have been completed and sold. We developed another 64-unit independent living facility in Xenia, Ohio for Legacy Ministries, and recently completed a 22-bed assisted living facility which is presently operating under our management.

In 1996, we introduced Hearth & Home, a premiere, family-style innovation in assisted living. This design was born out of a desire to develop a product that appeals to the contemporary senior client and their adult children. We have developed eight of these freestanding, assisted living residences in Ohio. They each contain between 20 and 45 living units. Currently, we are developing two additional assisted living projects for third-party owners.
Since 1996, our Alzheimer’s specialist team has developed three skilled nursing units, three assisted living units, and converted one 50 bed skilled facility into an Alzheimer’s care unit. Implementation includes renovation design, program development, and special staff training to manage the special needs associated with Alzheimer’s. We have developed three sub-acute units since 1993 for acute care hospitals in Ohio.
In January 2005, we acquired Assured Health Care, a home health care agency that has been providing nursing, therapies and aid services to residents in the greater Dayton, Ohio area since 1995. Assured is an approved provider by Medicare and Medicaid as well as other Ohio waiver programs; and in 2004 was approved by the Joint Commission on the Accreditation of Health Care Organizations (JCAHCO). Our home health care staff provides services to homebound persons who are under a doctor’s care for new or degenerating medical conditions. A home care plan is established for each patient that will help those people recover and gain independence in the comfort and privacy of the familiar surroundings of their home. We believe that the home health care industry will play a significant role in our goal of being a fully integrated provider of senior living services.
Operating Strategy
Our operating philosophy is to provide affordable, quality living communities and services to senior citizens and provide a continuum of care as their needs change over time. This continuum of care sustains residents’ autonomy and independence based on their physical and mental abilities. As residents age, in many of our communities, they are able to obtain the additional needed services within the same community, avoiding the disruptive and often traumatic move to a different facility.
Provide a Broad Range of Cost-Effective Services. We provide a variety of services in a broad continuum of care which meet the ever changing needs of the elderly. Our expanded service offering currently includes assisted living, independent living, skilled nursing (including Alzheimer’s and dementia care) and home healthcare.
Increase Revenues and Profitability at Existing Facilities. Our strategy includes increasing facility revenues and profitability levels through increasing occupancy levels, maximizing reimbursement rates, providing additional services to our current residents, and containing costs. Ongoing initiatives to promote higher occupancy levels and improved payor and case mixes at our senior living facilities include corporate programs to improve customer service, develop safety programs to improve worker compensation insurance rates and programs for specialized care and therapy services at our facilities.
Offer Services Based on Level of Care. Our range of products and services is continually expanding to meet the evolving needs of our residents. We have developed a menu of products and service programs that may be further customized to serve both the moderate and upper income markets of a particular targeted geographic area.
Improve Operating Efficiencies. We actively monitor and manage our operating costs. By having an established portfolio of communities, we believe that we have a platform to achieve operating efficiencies through economies of scale in the purchase of bulk items, such as food, and in the spreading of fixed costs, such as corporate overhead, over a larger revenue base, and the ability to provide more effective management supervision and financial controls.
Increase Occupancy through Emphasis on Marketing Efforts. We emphasize strong corporate support for the marketing of our various local facilities. At a local level, our sales and marketing efforts are designed to promote higher occupancy levels and optimal payor mix. Management believes that the long-term care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate local geographic area of the facility.
Promote an Internally-Developed Marketing Program. We focus on the identification and provision of services needed by the community. We assist each facility administrator in analysis of local demographics and competition with a view toward complementary service development. Our belief is that this locally based marketing approach, coupled with strong corporate monitoring and support, provides an advantage over many smaller or larger regional competitors.
Operate the Community Based Management Model. We hire an administrator/manager for each of our communities and provide them with autonomy, responsibility and accountability. We believe this allows us to attract and retain a higher quality of administrator. This administrator manages the day-to-day operations at each senior living community, including oversight of the quality of care, delivery of resident services, and monitoring of the financial performance and marketing functions. We actively recruit personnel to maintain adequate staffing levels at our existing communities and provide financial and budgeting assistance for our managers and administrators.
Growth Strategy
Our objective is to be the provider of choice of health care and related services to the elderly in the communities in which we operate. We intend to grow our business through numerous initiatives. We expect to continue to increase occupancy rates and revenue per occupied unit at our communities, and to continue our growth in the ancillary services that we offer through additional strategic acquisitions. We believe that our current operations serve as the foundation on which we can build a large fully-integrated senior living company. We will target attractive geographic markets by using our existing infrastructure and operating model, to provide a broad range of high quality care in a cost-efficient manner.
Positioned for Growth. We believe that we are well-positioned to be a substantial independent senior living company in Ohio and other states. Our development/consulting practice for third-party owners provides a comprehensive turnkey package from project inception, through the development process, to the management of a facility. The consulting practice is strategic, providing additional development and management opportunities that support our core long-term care business without requiring large capital outlays. We believe our physical assets and human resources position us for internal growth and provide a platform for strategic acquisitions of complementary health care providers.
Organic Growth. We intend to focus on improving our operating margins within all of our communities. We continually seek to maintain and improve occupancy rates by:
•	retaining residents as they “age in place” by extended optional care and service programs;

•	attracting new residents through the on-site marketing programs focused on residents and family members;

•	aggressively seeking referrals from professional community outreach sources, including area religious organizations, senior social service programs, civic and business networks, as well as the medical community; and

•	continually refurbishing and renovating our communities.
New Business Opportunities. We have established relationships with hospitals and churches that are seeking to create captive assisted living facilities. We are currently developing a 42-unit assisted living facility for The Grove City Church of the Nazarene, which we will manage upon completion. We have finished the planning for this project and are currently in the process of securing financing. We are also developing a senior living facility in Ohio for a private owner, and an upscale retirement community with an assisted living facility in Indiana for another private owner.

Pursue Management and Development Contracts. We intend to pursue management opportunities for senior living communities. We believe that our management infrastructure and proven operating track record will allow us to take advantage of increased opportunities in the senior living market for new management contracts and development transactions for third-party operators.
Emphasize Employee Training and Retention. We devote special attention to the hiring, screening, training, supervising and retention of our employees and caregivers to ensure that quality standards are achieved. We have adopted comprehensive recruiting and screening programs for management positions that utilize corporate office team interviews and thorough background and reference checks. We believe our commitment to and emphasis on quality hiring practices, employee training and retention differentiates us from many of our competitors.
Expand our Home Healthcare Operations. In January 2005, we acquired 100% of the stock of Assured Health Care, Inc., a home health care service provider located in Dayton, Ohio. We opened up a second office in Springfield in April, 2005, and we plan to open up a new office in Columbus, Ohio during 2006 to expand the geographical coverage of our home care services. We plan to continue to expand our home health care operations, especially into markets where we currently own and manage long-term care facilities.
The Acquisition of Assured is a Natural Extension of our Business Plan. We no longer have to wait for a person to move into one of our facilities before we can provide ongoing care. Through Assured, we are now able to deliver a wide range of health and social services in the home for persons recovering from an illness or injury, or for those who are disabled or chronically ill. We believe that many patients thrive in their homes where they can enjoy the security, convenience, and support of family and friends. In most cases, costs are also reduced compared to hospitals and long-term care facilities.
High Growth Market. We are well-positioned to participate in the high growth $117 billion-plus senior living facilities industry (source National Investment Center for Senior Housing Care Industries). According to the United States Census, the fastest growing segment of the United States population is the 85 and over group. Between 1990 and 2010, this segment of the population is expected to double from 3 million to over 6 million. These demographics position us for growth and expansion of the basic services which we offer in senior housing and caring for the elderly. We currently do business exclusively in Ohio, which is the seventh largest state in the United States in general population and the sixth largest in terms of population aged 65 and older. We believe that our management structure will also enable us to expand into other states as opportunities present themselves.
Fragmentation in the Industry Provides Acquisition and Consolidation Opportunities. The senior living industry is highly fragmented and we believe that this provides significant acquisition and consolidation opportunities. We believe that the limited capital resources available to many small, private operators impedes their growth and exit prospects. With the capital raised in this offering plus the ability to use publicly traded stock as currency, we believe that we will be well positioned to approach strategic small private operators and offer to them exit strategies which are not currently available as well as the ability to grow in their business.
Pursue Strategic Acquisitions. We believe that our current infrastructure, financial resources and extensive contacts within the industry, will continue to provide us with the opportunity to evaluate numerous acquisition opportunities. We believe there is a significant opportunity for a private to public arbitrage, and to increase our operating margins by focusing on service companies to the senior marketplace versus the capital intensive ownership of facilities.
Industry Background
The long-term care profession encompasses a broad range of non-institutional and institutional services. For those among the elderly requiring temporary or limited special services, a variety of home care options exist. As needs for assistance in activities of daily living develop, assisted living facilities become a viable and cost effective option. For those among the elderly requiring much more intensive care, skilled nursing facility care becomes the primary option. AdCare, through our nursing homes, assisted living facilities, independent living facilities and home health care is actively involved in the continuum of care and believes that it has, through its history of operating such facilities, developed the expertise required to serve the varied needs of its elderly residents.
The aging of the population and increased life expectancies are the primary driving forces behind the growth of the nursing home and assisted living facilities market in the United States. According to the United States Census Bureau, in 2000, there were approximately 35 million Americans aged 65 or older, comprising approximately 13% of the total United States population. The number of Americans aged 65 or older is expected to climb to approximately 40 million by 2010 and to approximately 54 million by 2020. Furthermore, the number of persons afflicted with Alzheimer’s disease is also expected to grow in the coming years. According to data published in the August 2003 issue of the Archives of Neurology, an AMA publication, this population will increase 13.3% from the current 4.5 million to 5.1 million people by the year 2013. Because Alzheimer’s disease and other forms of dementia are more likely to occur as a person ages, we expect the increasing life expectancy of seniors to result in a greater number of persons afflicted with Alzheimer’s disease and other forms of dementia in future years.
Nursing Homes. According to the American Senior Housing Association, there are approximately 16,200 nursing homes with approximately 1.7 million total beds certified to provide Medicare and/or Medicaid services in the United States. On average, approximately 3.2 million people live in nursing homes during the course of a year. We believe that these demographic trends will support a growing demand for the services provided by nursing home facility operators that deliver the most efficient, responsive, cost-effective and highest quality eldercare services to support a full range of needs and acuity levels. We also believe that these demographic considerations will place increased pressure on healthcare providers to find innovative, efficient means of delivering healthcare services.
Since 1989, we have brought our unique style of management to this segment of the industry. Third-party reimbursement is a critical parameter in the successful operation of a nursing facility. We recalculate Medicaid reimbursement rates periodically to provide guidance for our use of resources in order to optimize that reimbursement. In addition, as a result of operating several small facilities, we have learned to operate very efficiently using a budgeting process that places accountability on facility leadership. This process provides a method of identifying areas of concern and supporting positive efforts that have impacted the operation.
Our nursing homes provide skilled nursing health care services, including room and board, nutrition services, recreational therapy, social services, and housekeeping and laundry services. The nursing homes we manage or own range in size from 50 to 150 licensed beds. The nursing homes dispense medications prescribed by the patients’ physicians. In an effort to increase Medicare revenues, we also provide for the delivery of ancillary medical services at the nursing homes we operate. These specialty services include rehabilitation therapy services, such as audiology, speech, occupational and physical therapies, which are provided through licensed therapists and registered nurses, and the provision of medical supplies, nutritional support, infusion therapies, and related clinical services. We have historically contracted with third parties for a fee to assist in the provision of various ancillary services to our patients
Assisted Living. The assisted living industry is highly fragmented and characterized by numerous small operators. The industry has seen significant growth in recent years. According to the American Senior Housing Association Senior Housing Construction Report for 2004, 35% of senior housing properties in the U.S. are assisted living communities, 30% are independent living communities, 25% are senior apartments and 10% are continuing care retirement communities. Moreover, the scope of senior living services varies substantially from one operator to another. We believe that many senior living operators do not provide the required comprehensive range of senior living services designed to permit residents to “age in place” within the community as residents develop further physical or cognitive frailties.
Our unique approach to assisted living presents individuals with choices, passively encouraging socialization and advancing each resident with dignity and hospitality. Our facilities are designed to passively encourage socialization by providing smaller bedrooms compared to our competition while at the same time providing larger common areas. This encourages our residents to spend less time alone in their rooms and more time with family and other residents in the common areas. On the continuum of social to medical model, we have endeavored to remain as close to the social end of the spectrum as possible.
We believe that the assisted living industry is the preferred residential alternative for seniors who cannot live independently due to physical or cognitive frailties but who do not require the more intensive medical attention provided by a skilled nursing facility. Generally, assisted living provides housing and 24-hour personal support services designed to assist seniors with the activities of daily living.
Our assisted living facilities range in size from 20 to 45 units. We believe that assisted living services will continue to increase as an attractive alternative to nursing home care because a variety of supportive services and supervision can be obtained in a more independent and less institutional setting. Generally, basic care and support services can be offered more economically in an assisted living facility than either in a nursing home or through home health care assistance.
Independent Living Services. We provide independent living services to seniors who do not yet need assistance or support with activities of daily living, but who prefer the physical and psychological comfort of a residential community that offers health care and other services our independent living services include maintaining the grounds, including trash and snow removal, transportation, social and recreational activities, 24-hour staffing and health care monitoring. We also foster the wellness of our residents by offering health screenings (such as blood pressure checks), periodic special services (such as influenza inoculations), and exercise and fitness classes. Classes are given by health care professionals to keep residents informed about health and disease management. Subject to applicable government regulation, personal care and medical services are available to independent living residents through either the community staff or home care agencies. Our contracts with our independent living residents are generally for a term of one year and are typically terminable by the resident upon 30 days notice.
Home Care Services. Home health care services include four broad categories: (1) home health nursing services, (2) infusion therapy (intravenous delivery and administration of nutrients, fluids, antibiotics and other medications to patients), (3) respiratory therapy, and (4) home medical equipment. With the aging of the population, we believe there will be an increasing demand for long-term facilities and services; however, the question of affordability for older adults is raised as the price of assisted living continues to increase. The average age of people moving into long-term care facilities will be older than it is today because more older people are staying in their home longer. This demographic observation should fuel the expansion of home-based services and companies like Assured. According to statistics from the Centers for Medicare and Medicaid Services (“CMS”) Office of the Actuary, the total expenditures by payers on home health nursing services was approximately $32.2 billion in 2001. Medicare is the largest single payer, accounting for $11.7 billion in 2002, and this is projected to grow to $31.1 billion by 2012 according to the home health care spending projections by CMS’ Office of the Actuary.
Development, Consulting and Ancillary Services. We are committed to continuing to expand our development and consulting services practice. We believe this is a profitable model which allows for potential acquisition and/or collaborative opportunities. The management services component which provides financial, cost, and accounting services to the long-term care industry is also a strategic asset to be able to provide to third-party owners. These service capabilities can and have lead to management contracts and/or ownership opportunities for us.
Demographic Trends
The senior living facilities market is one of the most dynamic and rapidly growing sectors within the overall healthcare space and has reached $117 billion annually according to the National Investment Center for Senior Housing Care Industries. The industry trends are very positive as a result of two key industry drivers: positive demographics coupled with the limited supply of facilities. Additionally, reduced reliance on family care, senior citizens’ preference of living in communities designed for their needs, the value that assisted living facilities provide and the fact that more senior citizens can afford assisted living facilities as an option, all contribute to what we believe is a tremendous growth opportunity in the sector.

Aging of America. We believe that a number of demographic trends will contribute to the growth in the senior living industry. The primary market for senior living services is individuals age 85 and older. According to U.S. Census data, this group is the fastest growing segment of the United States population. The population of seniors age 75 and over has also increased in recent years, and is expected to continue to grow. As a result of these expected demographic trends, we anticipate an increase in the demand for senior living services in future years.
Facility Supply/Demand Imbalance. During the late 1990s we experienced an influx of national and local competitors who were willing to construct new facilities in markets where we had already developed facilities or had facilities under development (in general, our strategy has been to locate our facilities in smaller markets where competition is less intense). This resulted in downward pressure on occupancy rates and resident fees for both our business and our competitors. In 1999, we began to notice a slowdown in the willingness of competitors to finance and construct new facilities. Industry literature also indicates that there is a similar trend nationally. This has led to a reduction in the supply of new units being constructed. While the senior population is growing significantly, we believe the supply of skilled nursing beds per thousand is declining. We believe that high construction costs and limits on government reimbursement for construction and start-up expenses along with restrictive state legislation have constrained the growth and supply of traditional skilled nursing beds. Our experience has also shown that these trends result in increasing occupancy rates and resident fees.
Reduced Reliance on Family Care. Historically, the family has been the primary provider of care for seniors. We believe that the increase in the percentage of women in the work force, the reduction of average family size, and the increased mobility in society will reduce the role of the family as the traditional care-giver for aging parents. Management believes that this trend will make it necessary for many seniors to look outside the family for assistance as they age.
Consumer Preference. We believe that senior living communities are increasingly becoming the setting preferred by prospective residents and their families for the care of the elderly. Senior living offers residents greater independence and allows them to “age in place” in a residential setting, which we believe results in a higher quality of life than that experienced in more institutional or clinical settings.
The likelihood of living alone increases with age. Most of this increase is due to an aging population in which women outlive men. Societal changes, such as high divorce rates and the growing numbers of persons choosing not to marry, have further increased the number of Americans living alone. This growth in the number of elderly living alone has resulted in an increased demand for services that historically have been provided by a spouse, other family members or live-in caregivers. We believe that assisted living is preferred by prospective residents as well as their families, who are often the decision makers for seniors. Assisted living is a cost-effective alternative to other types of care, offering seniors greater independence while enabling them to reside longer in a more residential environment.
Cost-Effectiveness. The average annual cost to care for a Medicare or Medicaid patient in a skilled nursing home can exceed $40,000. The average cost to care for a private pay patient in a skilled nursing home is about $80,000 per year in the top ten most costly markets. In contrast, based on our experience, assisted living services generally cost 20-30% less than skilled nursing facilities located in the same region. We also believe that the cost of assisted living services compares favorably with home healthcare, particularly when costs associated with housing, meals, and personal care assistance are taken into account.
Changing Family Dynamics. According to the U.S. Census Bureau, the median income of the elderly population is increasing. The 2000 census data indicated that more than 54% of the population over the age of 75 have incomes over $20,000 per year and slightly more than 44% have annual incomes of at least $25,000. Accordingly, we believe that the number of seniors and their families who are able to afford high-quality senior residential services, such as those we offer, has also increased. In addition, the geographical separation of senior family members from their adult children correlates with the geographic mobility of the U.S. population. As a result, many families that traditionally would have provided the type of care and services we offer to senior family members are less able to do so.

Competition
We are in a competitive, yet fragmented, industry. While there are several national and regional companies that provide retirement living alternatives, we anticipate that our primary source of competition will be the smaller regional and local development and management companies. Management believes that the most important competitive factors in the long-term care business are:
•	a facility’s local reputation with referral sources, such as acute care hospitals, physicians, religious groups, other community organizations, managed care organizations, and a patient’s family and friends;

•	the condition of the facility;

•	the ability to identify and meet particular care needs in the community;

•	the availability of qualified personnel to provide the requisite care; and

•	the rates charged for services.
There is limited, if any, price competition with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and are based on fixed rates and cost reimbursement principles. Although the degree of success with which our facilities compete varies from location to location, management believes that its facilities generally compete effectively with respect to these factors.
Our competitors include assisted living communities and other retirement facilities and communities, home health care agencies, nursing homes, and convalescent centers, some of which operate on a not-for-profit or charitable basis. Our nursing homes and assisted living facilities compete with both national and local competitors. National competitors include companies such as HCR Manor Care, Alterra and Extended Care. Local competitors include for profit companies such as Tandem Healthcare, Sidney Care, Piqua Manor, VanCrest Health Center, Green Hills, Eaglewood and Grand Court. We also face competition from not-for-profit facilities such as Dorothy Love and Fairhaven. As stated previously, with the exception of the three national competitors described above, the bulk of our competition comes from other small private locally owned companies. While new competitors and new facilities are constantly being constructed, we are not aware of any new facilities that are currently planned in any of the areas in which we service.
We also compete with other health care companies for facility acquisitions and management contracts. There can be no assurance that additional facilities and management contracts can be acquired on favorable terms.
The home health care business is also highly competitive. Since we only acquired Assured Health Care in 2005, its operations are still relatively centralized in the Dayton, Ohio area. However, in that area, Assured faces competition from several sources including, without limitation, Fidelity Nursing Home Systems, Kettering Network Home Care, GEM City Home Care, Greene Memorial Hospital Home Care, and Community Springfield. There can be no assurance that competitive pressures will not have a material adverse effect on us.
The nursing homes and assisted living facilities operated by us compete with other facilities in their respective markets, including rehabilitation hospitals, and other “skilled” and personal care residential facilities. In the few urban markets in which we operate, some of the long-term care providers with which our facilities compete are significantly larger and have or may obtain greater financial and marketing resources than our facilities. Some of these providers are not-for-profit organizations with access to sources of funds not available to the facilities operated by us. Also, construction of new long-term care facilities near our existing facilities could adversely affect our business.
Government Regulation
We are subject to varying degrees of regulation and licensing by health care agencies and other regulatory authorities in Ohio, where we operate at present. Our nursing homes, assisted living facilities, and the services provided by our home health care subsidiary are subject to different regulations. Our success depends in part on our ability to comply with these regulations and requirements and to maintain any required licenses. Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to residents and revisions in licensing and certification standards. At present, all assisted living facilities operating in Ohio must become licensed as residential care facilities.
We, and our affiliated entities, currently receive a substantial portion of our revenues from third-party payors such as Medicare and Medicaid. As a result, we must spend substantial time, and we have developed systems to help submit prompt and accurate reimbursement requests to these entities. In July, 2006, Medicaid will begin to transition to a new reimbursement system which will reduce the reimbursement rate by 2% as a result of changing from a cost based system of reimbursement to a price based system of reimbursement. In addition, the State of Ohio has stopped paying co-pays for dually eligible residents as a result of a reinterpretation of its existing regulations. This will result in a majority of the co-pays becoming uncollectible. Our ongoing success will be substantially dependent upon our ability to continue to comply with Medicare and Medicaid regulations.
The State of Ohio, has adopted certificate of need and other laws that generally require that a notice of intent to be filed with the Director of Health Services at least sixty (60) days prior to the acquisition of any facility. In addition, should a facility accept Medicare and Medicaid residents, the provider agreement for reimbursement of the former owner will not be transferred until the new owner has submitted a long-term care application for Medicare and Medicaid reimbursement. Other states in which we may expand have similar laws.
Employees
As of October 1, 2006, we had approximately 530 full time employees and 320 part time employees.
Property
Our corporate office is located in Springfield, Ohio. We own the office building, which contains approximately 7,200 square feet of office space. We believe that we will need additional office space in the near future and that suitable office space is available in the Springfield area. We own additional land on which we could expand our office facilities. This property is subject to debt in the amount of $234,131 (as of June 30, 2006) which matures on June 1, 2013.
Community’s Hearth & Home, Ltd., is an Ohio limited liability company that owns three assisted living properties. We own 50% of this entity and our partner, Community Mercy Health Partners, a hospital group, owns the remaining 50%. The three properties owned by this entity are each subject to a mortgage of $3,850,213 (as of June 30, 2006) which matures December 22, 2022.
•	Hearth & Home at Harding is a free standing, single story assisted living facility, comprised of 11,711 square feet of space. The central core of common living area of the home includes a living room, family room, dining room, kitchen, activity room, and laundry room with 10 separate bedrooms with baths on each side of the central core for a total of 20 bedrooms (including 8 one bedroom units). The facility is located on 1.25 acres in Springfield, Ohio. Springfield is a community in southwestern Ohio.

•	Hearth & Home at El Camino is a duplicate copy of Hearth & Home at Harding also located in Springfield, Ohio. The facility is dedicated to providing Alzheimer’s care for its residents.

•	Hearth & Home at Urbana was a duplicated copy of Hearth & Home at Harding and El Camino. However, the facility was expanded in 2003 to add 12 more bed rooms, public area and parking spaces now totaling 20,180 square feet of space. The assisted living facility is located on 2 acres in Urbana, Ohio. Urbana is a community located in southwestern Ohio.
Hearth & Home at Van Wert is a free standing single story assisted living facility, comprised of 25,571 square feet of space and is owned by Hearth & Home of Van Wert, Ltd., an Ohio limited liability company. The facility is designed with 15 residential bedrooms (30 total bedrooms) grouped into two clusters around community living spaces, including family kitchen, dining, laundry and a hearth room. There is a main kitchen and the living clusters are connected by a large interior atrium. The assisted living facility is located on 3 acres in Van Wert, Ohio. Van Wert is a community in northwestern Ohio. We own 48.5% of the limited liability company with the remaining 51.5% owned by individual investors, located primarily in Van Wert. This property is subject to a mortgage in the amount of $1,992,661 (as of June 30, 2006) which matures on January, 2026.
Hearth & Home at Vandalia is a free standing single story assisted living facility, comprised of 29,431 square feet of space. The facility is designed with 15 residential bedrooms (45 total bedrooms) grouped into three clusters around community living spaces, including family kitchen, dining, laundry and hearth room. There is a main kitchen and the living clusters are connected by a large interior atrium. The assisted living facility is located on 4 acres in Vandalia, Ohio. Vandalia is a community located on the north side of the city of Dayton, Ohio. This property is subject to a mortgage in the amount of $3,655,096 (as of June 30, 2006) which matures on May, 2041.
The Pavilion is a 62-bed nursing home located on 4 acres of land in Sidney, Ohio. The nursing home is a single story building that is licensed for 62 beds and has a gross building area of 16,151 square feet. The building is constructed in the form of a cross, with resident rooms in three of the wings and the nurses’ station at the center of the cross. The fourth wing of the building contains the dining room and activity area, kitchen, laundry and other staff operations areas. The 62 resident beds are dually certified for Medicaid and Medicare. Sidney is a community located in northwestern Ohio. This property is subject to a mortgage in the amount of $2,047,195 (as of June 30, 2006) which matures on June, 2022.
Hearth & Care at Greenfield is a 50-bed single story nursing home, located on approximately one half acre, in the Greenfield, Ohio. The property is a residential home that was converted and expanded into 40-nursing beds all located on the first floor. The property is in the process of again being improved with the addition of 10 private bedrooms, new kitchen, laundry, activity and therapy rooms and a new front entrance and nurses’ station totaling 10,550 square feet. When completed, scheduled for the third quarter of 2006, the total square footage will be approximately 29,000 square feet of space. The 50 resident beds are dually certified for Medicaid and Medicare. Greenfield is a community located in southern Ohio. This property is currently being rehabilitated and will be subject to a mortgage in the amount of $1,412,000 upon completion. This lien will mature March 2030. The outstanding principal amount as of June 30, 2006 was $1,405,000. This project is currently over budget and behind schedule for completion. Due to several change orders, weather delays and increased costs of construction, an additional $325,000 is required to complete the expansion. We are working with a bank to refinance the construction loan and provide additional funds to complete the project; however, there can be no assurances that agreeable terms can be reached.
Pursuant to a ten-year lease which began March 1, 2003, we lease 100% of The Covington Care Center, a 106-bed single story nursing home located in Covington, Ohio. This is a net lease in which we lease the entire facility including the building and equipment. We also manage this facility and all revenues collected in excess of the lease costs represent our profits with respect to this facility. The building is a long, rectangular building containing 31,048 square feet of space. It has several nurses’ stations, dining, laundry, kitchen, activity, therapy, and several other rooms along with administrative offices. The 106 resident beds are dually certified for Medicaid and Medicare. The nursing home is located in Covington, Ohio, a community located in western Ohio. Our lease payments are $620,000 per year and we have an option to purchase the property after five years at the greater of $5,500,000 or the then fair market value.
Legal Proceedings
We are not currently involved in any material litigation. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position
David A. Tenwick*	68	Director, Chairman of the Board
Gary L. Wade*	69	Director, President, CEO
Scott Cunningham	38	Chief Financial Officer
J. Michael Williams*	58	Director, Executive Vice President, COO
Robert L. Wehner	55	Vice President of Marketing and Business Development
Sharon L. Reynolds	60	Senior Vice President of Nursing Home Operations
Philip S. Radcliffe	69	Director
Laurence E. Sturtz	63	Director
Jeffrey Levine	55	Director
Peter J. Hackett	68	Director
Clarence A. Peterson	79	Director

*	Members of the Executive Committee.
Directors are elected at the annual meeting of stockholders and hold office until the following annual meeting and until their successors are elected and have qualified. All officers serve at the discretion of the Board of Directors. The Board has a three-person Executive Committee comprised of David A. Tenwick, Gary L. Wade, and J. Michael Williams. The Executive Committee is elected by the whole Board of Directors and meets in between regularly-scheduled Board meetings in order to take needed actions. The Board also has a Compensation Committee chaired by Philip S. Radcliffe. In December, 2005 the Board established a charter for an audit committee and created three classes of directors, with one class to be elected each year at the annual stockholder meeting to serve a three year term. Initially, directors Tenwick and Wade were elected for three year terms, directors Williams and Radcliffe were elected for two year terms and directors Sturtz and Levine were elected for a one year term.
David A. Tenwick. Mr. Tenwick, our founder, has served as our Chairman and Director since our organization in August 1991. Prior to founding our Company, Mr. Tenwick was an independent business consultant from 1982 to 1990. Through this capacity, he has served as a director and an officer of several businesses, including Douglass Financial Corporation, a surety company, and AmeriCare Health & Retirement, Inc., a long-term care management company. From 1967 until 1982, Mr. Tenwick was a director and an officer of Nucorp Energy, Inc., a company which he co-founded. Nucorp Energy was a public company which invested in oil and gas properties and commercial and residential real estate. Prior to founding Nucorp, he was an enforcement attorney for the United States Securities and Exchange Commission. Mr. Tenwick is a member of the Ohio State Bar Association and a founding member of the Ohio Assisted Living Association, an association that promotes high quality assisted living throughout the State of Ohio. Mr. Tenwick earned his Bachelor of Business Administration (BBA) and Juris Doctor (JD) degrees from the University of Cincinnati in 1960 and 1962, respectively.
Gary L. Wade. Mr. Wade has been a director and our President since 1995 and became CEO in 1998. In 1988 Mr. Wade was a co-founder of AdCare Health Systems, Inc., whose assets we acquired in 1995. Prior to that, he served as the Chief Executive Officer and President of St. John’s Mercy from 1980 to 1989 and was responsible for the development and operation of Oakwood Village Retirement Community in 1987, a 230-unit continuing care retirement community, and the operation of St. John’s Center, a sub-acute care long-term care facility. His extensive experience in health care also includes work with chemical abuse treatment programming and the care for Alzheimer’s patients. Mr. Wade earned his undergraduate degree at Ohio University and his M.B.A. from Xavier University, where he specialized in hospital and health care administration. He is a past Chairman of the Ohio Assisted Living Association and served on the Government Relations and Health Care committees of the Association of Ohio Philanthropic Homes.

Scott Cunningham. Mr. Cunningham has served as our CFO since 2004. Mr. Cunningham joined us in June 1992 as Director of Business Services at one of the nursing facilities that we manage. He became Corporate Controller in September 1997, was appointed Corporate Treasurer in August 1998, and Vice President of Finance in August 1999. Mr. Cunningham graduated from Wright State University in 1990 with a Bachelor of Science degree in Business, majoring in both Accounting and Finance.
J. Michael Williams. Mr. Williams has been a director, Executive Vice President, and COO since 1995. Mr. Williams was a co-founder of AdCare Health Systems, Inc. (whose assets we acquired in 1995), and is responsible for our day-to-day operations and project development of our sub-acute units. Prior to that, he served at different times as the Chief Executive Officer of two acute care hospitals and one rehabilitation hospital. During his career, he also developed and organized a child day care center and two home health care organizations. Mr. Williams received a Bachelor of Science degree from Bowling Green State University, earned a Master of Arts in Health Care Administration from Central Michigan University and received a Doctorate of Business from U.S. Open University. Mr. Williams is a member of the American College of Health Care Executives, and the American College of Clinical Pathologists. He also holds Nursing Home Administrator licenses in Ohio, Kentucky and Indiana. Mr. Williams is also on the Board of Directors of National Council of Assisted Living (NCAL) and is the Vice Chairman of Ohio Council of Assisted Living (OCAL), and is listed in Who’s Who Worldwide and received the Health Promotion Award in 1985.
Robert L. Wehner. Mr. Wehner has served as our Vice President of Marketing and Business Development since April of 2006. From 2000 until joining us, Mr. Wehner was the principal of Darby Ancillary Consulting, LTD, which provides management services to nursing homes, health care and hospice agencies and long-term care vendors. From 1992 to 1999, Mr. Wehner was Vice President of Business Development for NCS Health Care, an $850,000,000 per year health care service fund. From 1987 to 1992, Mr. Wehner served as assistant operations manager for United Church Homes, a $75,000,000 operator of elderly housing. Finally, from 1981 to 1987, Mr. Wehner served as operations liaison for Health Care and Retirement Corp, a 1.4 billion dollar nursing home operator. Mr. Wehner received his Bachelor of Science degree from the University of Findlay in 1986.
Sharon L. Reynolds. Ms. Reynolds has served as our Senior Vice President of Nursing Home Operations since 1997. From 1985 to 1997, Ms. Reynolds was in charge of running Northland Terrace, a 260-bed nursing home facility located in Columbus, Ohio. From 1972 unit 1985, she has been an administrator of several nursing homes, mostly located in the greater Columbus, Ohio area. Ms. Reynolds has directed the development and implementation of numerous specialized programs for patients with complex medical conditions during her career, and has been a speaker at a number of national health conventions. She is a graduate of Franklin University where she earned her BS and MBA in 1980 and 1999, respectively.
Philip S. Radcliffe. Mr. Radcliffe has been a director since AdCare was organized in August 1991. He has been employed by Radcliffe Associates, Ltd. since 1981 and has been responsible for selling and installing over 300 computer systems, principally for the U.S. Government market. Also in 1990, Mr. Radcliffe became a co-founder of the Washington Technology Group, a company that does business in proprietary software, classroom training, major conferences, and specialized systems engineering. From 1970 to 1980, Mr. Radcliffe was a co-founder of Metromation, Inc., a company involved in process control systems. Form 1966 to 1969, he was employed by Westinghouse. From 1959 to 1965, he was employed by IBM as a computer systems engineer.
Laurence E. Sturtz. Mr. Sturtz was appointed to the Board in June 2005. The existing directors appointed Mr. Sturtz who was elected by the stockholders at the December 2005 annual meeting. Mr. Sturtz is a retired attorney at law. He received his Bachelor of Arts degree, majoring in economics, and his Juris Doctor degree from The Ohio State University, graduating in 1964 and 1967, respectively. Mr. Sturtz was admitted to practice before the United States Supreme Court and had five cases before that body over the years. Mr. Sturtz was a prominent trial lawyer in Columbus, Ohio and also specialized in representing companies of all sizes until his retirement in 2002. Mr. Sturtz left the private practice of law for six years (1982-1988) and served as Vice President and General Counsel, and then President and Chief Executive Officer of Strata Corporation, a public company based in Columbus, Ohio. In 1988, Mr. Sturtz returned to the private practice of law and became the senior litigator with the firm of Carlile Patchen & Murphy. Mr. Sturtz has been a Board Member of Advanced Biological Marketing, Inc. for more than two years, and has been a Board Member of The Language Access Network (“T-LAN”) since March, 2006.
Jeffrey L. Levine. Mr. Levine was elected to the Board at December 2005 stockholder meeting. He also served as a director of the Company from its organization in 1991 until 2003. He has been an industrial and commercial real estate broker from 1975 to the present. He is the President of the Levine Real Estate Company and is the past President of Larry Stein Realty. Mr. Levine has extensive experience in negotiating and appraising commercial and investment real estate. He is a member of the National Association of Realtors, the Ohio State Bar Association and the Florida State Bar Association.
Peter J. Hackett. Mr. Hackett was appointed to the Board in May 2005. The existing directors appointed Mr. Hackett who will stand for election by the shareholders at the December 2006 annual meeting. Mr. Hackett is a certified public accountant who received his Bachelor of Arts degree from the University of Notre Dame and his Master of Arts degree from The Ohio State University in 1959 and 1965, respectively. Mr. Hackett was a stockholder in the accounting firm of Clark, Schaefer, & Hackett & Co. from 1962 to 2003. Mr. Hackett served as CEO of Clark, Schaefer, & Hackett & Co. from 1991 to 1999 and was Chairman from 1999 to 2003. Mr. Hackett currently acts as a consultant for Clark, Schaefer, & Hackett & Co. Mr. Hackett is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. Mr. Hackett was a board member of The Huntington National Bank in Springfield, Ohio from 1972 to 1975 and was a board member of Mercy Medical Center from 1972 to 1995. Mr. Hackett is also involved in numerous civic and charitable affiliations in the Springfield, Ohio area.
Clarence A. Peterson. Mr. Peterson was appointed to the Board in May 2005. The existing directors appointed Mr. Peterson who will stand for election by the shareholders at the December 2006 annual meeting. Mr. Peterson received his AB degree in Economics from Baldwin-Wallace College in 1950 and his MA degree in Economics from Miami University in 1951. Mr. Peterson retired as a Director and a Senior Executive Vice President of The Ohio Company (an investment banking firm located in Columbus, Ohio) on December 31, 1992. During his 33-year career at The Ohio Company, Mr. Peterson organized and supervised the firm’s Research, Assets Management and Trust departments. Mr. Peterson also formed and managed the first three components of the Cardinal Family of Funds, served as a member of the Board of Directors for The Ohio Company for 25 years and was a trustee of the company’s retirement plan. Mr. Peterson currently serves on the Board of Directors of Midwest Fabricating Company, Amanda, Ohio (a cold drawn metal processor), and The Father’s Table, Stanford, Florida (a baker of dessert products).
Committees
In addition, to the Executive Committee discussed above, our Board of Directors has adopted resolutions establishing an audit committee and a compensation committee. The Board does not have a nominating committee. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, review and reports upon various matters affecting the independence of the independent auditors, and review with the independent auditors the results of the audit and management’s responses.
The Audit Committee was authorized in December, 2005 and is comprised of Messrs. Hackett, Peterson and Levine. All of the members of the Audit Committee will be considered “independent,” as independence for Audit Committee members is defined in applicable rules of the AMEX listing standards and the rules of the SEC. The Board of Directors has designated Peter J. Hackett as “audit committee financial expert” as defined by Item 401(e) of Regulation S-B of the Exchange Act.

The Compensation Committee was authorized in 1995, and a charter was adopted in December, 2005. This committee is comprised of Messrs. Radcliffe, Sturtz and Peterson. Our Compensation Committee is responsible for establishing our compensation plans. Its duties include the development with management of benefit plans for our employees, the formulation of bonus plans, incentive compensation packages and medical and other benefit plans.
The Board of Directors has no standing nominating committee. We believe that, as a result of the role of the independent directors, as described below, it is not necessary to have a separate nominating committee at this time. Five of our eight current Directors are independent as determined utilizing the standards for director “independence” set forth in applicable rules of the AMEX listing standards. The entire Board selects nominees for election as Directors by majority vote. In selecting nominees for Director, the Board does not operate pursuant to a charter.
In selecting Director nominees, the Board considers, among other factors, the existing composition of the Board and their evaluation of the mix of Board members appropriate for the perceived needs of AdCare. The Board believes that continuity in leadership and Board tenure maximizes the Board’s ability to exercise meaningful Board oversight. Because qualified incumbent Directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a Director, the Board will generally consider as potential candidates those incumbent Directors interested in standing for re-election who they believe have satisfied Director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.
Generally, the Board will consider stockholder recommendations of proposed Director nominees if such recommendations are timely received. To be timely, recommendations must be received in writing at our principal executive offices at least 120 days prior to the anniversary date of mailing of our proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:
•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of our stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and AdCare.
In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other Director candidates.
We have granted the representatives of the underwriters the right to have a designee present at all meetings of our board of directors for a period of two years from the date of this prospectus. The designee will be entitled to the same notice and communications sent by us to our directors and to attend directors’ meetings and will receive the same fees as our directors but will not have voting rights. The representatives have not named a designee as of the date of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served:
•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.
Underwriter’s Board Rights
Pursuant to the underwriting agreement, we have agreed, for a period of no less than three (3) years, to engage a designee of the representatives of the underwriters as an advisor to our Board of Directors where such advisor shall attend meetings of the Board, receive all notices and other correspondence and communications sent by us to members of our Board of Directors and receive compensation equal to the highest compensation of other non-officer directors, excluding the chairperson of our audit and compensation committee. In addition, such advisor shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation. The advisor will have none of the duties, rights, or powers of a director.

EXECUTIVE COMPENSATION
The following table sets forth the amount accrued by us during fiscal years 2003, 2004 and 2005 for services rendered by our named executive officers. This includes all compensation awarded to, earned by or accrued for the executive officers listed below during the periods in question:
Compensation

		Annual Compensation			Long-Term Compensation
					Awards
					Securities
				Other Annual	Underlying
Name and Position	Year	Salary	Bonus	Compensation(1)	Options(#)
David A. Tenwick	2005	$108,523	$0	$22,110	0
Chairman	2004	$105,810	$0	$8,558	8,000
	2003	$96,091	$0	$8,461	0

Gary L. Wade	2005	$119,542	$0	$11,680	0
President, CEO	2004	$105,810	$0	$9,815	8,000
	2003	$96,092	$0	$6,828	0

J. Michael Williams	2005	$119,542	$0	$11,810	0
Executive Vice	2004	$105,810	$0	$9,303	8,000
President, COO	2003	$96,234		$9,004	0

Scott Cunningham	2005	$89,640	$0	$1,111	0
CFO	2004	$80,218	$0	$802	16,000
	2003	$82,826	$0	$828	0

Sharon Reynolds	2005	$110,462	$0	$2,892	0
Senior Vice	2004	$101,093	$0	$1,011	4,400
President Nursing Home Operations	2003	$97,508	$0	$763	0

(1)	Includes car allowance, relocation bonus, 401k match and insurance.

AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
OPTION/SAR VALUES

			Number of Securities	Value of Unexercised in
	Shares		Underlying Unexercised	the Money Options at
	Acquired on		Option at FY-End	FY-End
Name	Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
David A. Tenwick	None	None	4,800/3,200	$11,400/7,600
Gary L. Wade	None	None	4,800/3,200	$11,400/7,600
J. Michael Williams	None	None	4,800/3,200	$11,400/7,600
Scott Cunningham	None	None	9,600/6,400	$22,800/15,200
Sharon Reynolds	None	None	2,640/1,760	$6,270/4,180

(1)	Assumes a market value of $4.75 per share based on a $9.50 unit price pursuant to this offering.
Employment Agreements
We have entered into employment agreements with Mr. Tenwick, Mr. Wade, and Mr. Williams. The employment agreements are identical and provide for an initial employment term of three years starting April 1, 2005 and ending April 1, 2008, with base salaries of $10,000 per month, a minimum salary increase of five percent per year, fringe benefits such as health and life insurance and inclusion in any option program that we may institute in the future.
The employment agreements with Mr. Wade, Mr. Williams, and Mr. Tenwick each provide that if they are terminated for any reason other than cause (which is defined as dishonesty in transactions with us, material disloyalty and/or the express refusal to perform services for us which may be properly requested), we are required to compensate them from the remaining term of their employment agreement plus one additional year. The employment agreements also provide that if Mr. Wade, Mr. Williams, or Mr. Tenwick leave voluntarily, or are terminated for cause, they may not compete with us within the State of Ohio for a period of one year following the termination.
Director Compensation
The non-executive Directors have historically served without compensation for services rendered as well as meetings attended. However, beginning in 2005, we agreed to pay each non-executive director $250 per meeting attended. In addition, in August 2004, Philip S. Radcliffe, and former directors Thomas R. Odenweller, Homer McKnight and Phil Farris each received options to purchase 2,000 shares of our common stock at a price of $2.50 per share. These options are all currently exercisable and they expire in August 2009. In June 2005, Laurence E. Sturtz was appointed as one of our directors and received options to purchase 8,000 shares of our common stock at a price of $2.50 per share. His options are all currently exercisable and expire in June 2010.
Stock Incentive Plan
In August 2005, we adopted a Stock Option Plan to secure for us and our stockholders the benefits arising from capital stock ownership by our officers, directors, employees, and consultants who are expected to contribute to our future growth and success. The Option Plan authorizes the grant of options to purchase an aggregate of 200,000 shares of our common stock (adjusted for stock splits) both as “incentive stock options” as that term is defined under Section 422(A) of the Internal Revenue Code of 1986, as amended, and stock options which do not qualify as incentive stock options (“non-qualified stock options”). The Option Plan provides that the Board of Directors or the Compensation Committee appointed by the Board of Directors may grant options and otherwise administer the Option Plan. The exercise price of each incentive option must be at least 100% of the fair market value of the shares of our common stock at the date of grant, and no such option may be exercisable for more than ten years after the date of grant. However, the exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of our capital stock on the date of grant must be not less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant. The exercise price of each non-qualified stock option may be established by the Compensation Committee. There are currently no grants of options made under this plan.
In August 2004, we adopted a Stock Option Plan to secure for us and our stockholders the benefits arising from capital stock ownership by our officers, directors, employees, and consultants who are expected to contribute to our future growth and success. The terms and conditions of this plan is exactly the same as the August 2005 Option Plan. As of the date of this prospectus, 98,200 incentive stock options and 16,000 non-qualified stock options have been granted at an exercise price of $2.50 per share under the 2004 Option Plan. A total of 15,200 of these options have been forfeited due to routine staff attrition.
Certain Information and Related Party Transactions
During 2003 and 2004, McKnight Development Corporation, majority owned and operated by Homer McKnight, one of our former directors and a current stockholder, provided $15,086 and $1,133,000, respectively, in architectural/construction services to some of our ventures. These transactions were priced at cost plus a 10% markup.
On June 1, 1999, Dr. Ira Abrahamson, Jr., a stockholder, made a one-year loan to us of $800,000 at an annual interest rate of 10% payable monthly. In addition, as an inducement to make the loan, we issued to Dr. Abrahamson 8,000 shares of common stock and a warrant to purchase 40,000 shares of common stock at $5.00 per share. On June 1, 2000, the loan was extended for an additional year and the interest rate was increased to 12%. As a further inducement to make the loan, Mr. Tenwick personally guaranteed the loan, and pledged 160,000 of his shares of common stock, as additional security for the loan. Dr. Abrahamson exercised his warrant to purchase 40,000 shares of common stock in 2002 and his loan to us has been reduced to $450,000. Mr. Tenwick’s pledge has been reduced to 150,000 shares of common stock. This loan will be repaid from the proceeds of this offering.
On June 30, 2000, Hearth & Home of Van Wert, LTD, of which we own 48.5%, borrowed $1,350,000 from The Huntington Bank to finance the construction of a 30-unit assisted living facility located in Van Wert, Ohio. As an inducement to make the loan, Mr. Tenwick, and former directors Phil Farris and Homer McKnight personally guaranteed the loan with us. In addition, McKnight Development Company loaned Hearth & Home of Van Wert, Ltd. $625,000 to finance the construction. The balance of the loan to Mr. McKnight as of December 31, 2004 was $77,000, and was repaid in 2005. In 2003, the property was refinanced and the Huntington Bank loan was repaid in full. We have an obligation to offer to purchase the remaining 51.5% interest of Hearth & Home of Van Wert, Ltd. from the other investors. This offer must be made by October of 2008 and the purchase price will be either the cost basis of those investors in their units or the fair market value of their units, whichever is greater. The cost basis of the units is approximately $900,000.
In September 2003, we acquired title to the office building we occupy as our corporate headquarters from Hearth & Home of Van Wert, LTD for $400,000, which was previously sold by us for the same amount in 1999. The property had been accounted for on our balance sheet as a financing transaction. Mr. Tenwick, Mr. Wade, and Mr. Williams personally guaranteed the mortgage financing for the office building in the amount of $300,000.
In late 2004, we concluded a bridge loan financing consisting of $150,000 in Subordinated Notes with an attached warrant to acquire 60,000 shares of our common stock at a price of $2.50 per share. The warrants are exercisable until October 31, 2009. $100,000 of the Subordinated Notes and warrants were acquired by our affiliates including Mr. Tenwick, Mr. Wade, Mr. Radcliffe, and Mr. Sturtz. The Subordinated Notes were initially due on May 1, 2005. However, under the terms of the Subordinated Notes, AdCare had the ability to extend the term of the notes until November 1, 2006. Prior to the extension of the Subordinated Notes from

May 1, 2005 to November 1, 2006, the holders of the Notes had the option to convert the Subordinated Notes into our common stock at a price of $1.25 per share if the Notes were not paid in full on or before May 1, 2005. On May 1, 2005, $100,000 of the Subordinated Notes was converted. The balance of the Subordinated Notes was repaid in September, 2005.
On January 1, 2005, Mr. Tenwick, Mr. Wade, and Mr. Williams personally guaranteed a term loan in the amount of $1,650,000, which loan was used to acquire Assured Health Care Inc. In consideration for these guarantees, Messrs. Tenwick, Wade, and Williams each received warrants to acquire 40,000 shares of our common stock at a price of $2.50 per share. These warrants remain exercisable until January 1, 2010. In October 2005, the loan was reduced by $800,000 as a result of proceeds form a private placement financing of $1,512,000 which closed in October 2005. On April 27, 2006, Homer McKnight loaned the company $835,000 that was used to repay the loan with WesBanco for Assured Health Care. The new loan matures in one year on May 1, 2007 with monthly payments of interest only. The interest is based on the prime interest rate, which was 7.75% at the time of the loan.
In the second half of 2001, we sold 50% of our ownership of Hearth & Home of Vandalia, Inc. to Senior Property Investments, LLC, an Ohio limited liability company (“SPI”). The sale was necessary because, at that time, we did not have the cash available to fund the letters of credit required by HUD for working capital and debt service on this project. The original members of SPI exchanged 10,000 shares of our common stock for five membership units of SPI valued at $10,000 per unit. In addition, the original members each loaned SPI $50,000 and were provided an additional one-half unit for the loan. The nine original members of SPI were Phil Farris, Michael J. McKenzie, J. Michael Williams, Homer McKnight, Earl Morris, Burl Morris, Thomas Odenweller, Gary Wade and David A. Tenwick. In addition, Capital City Partners, LLC subsequently became a member of SPI acquiring an equal interest to the other members for a cash contribution of $55,000. In December 2005, we issued 191,000 shares of our common stock to the members of SPI in exchange for all of their membership units and settlement of $432,000 in debt obligations. As part of a contract entered into in 2003 between Capital City Partners and SPI, Capital City Partners, LLC also purchased from SPI, 50,000 shares of our common stock for $2.50 per share in accordance with the terms of the contract. Immediately following this acquisition, SPI was merged into AdCare and, as a result, Hearth & Home of Vandalia, Inc. became our wholly owned subsidiary.
Security Ownership of Certain Beneficial Owners and Management
As of October 6, 2006, 2,295,095 shares of our common stock were outstanding. The following table provides information known to us with respect to the beneficial ownership of our common stock as of that date and assuming this offering is completed but that none of the warrants issued in this offering are exercised and none of our convertible debentures are converted:
•	each stockholder known to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership has been determined in accordance with SEC rules. Under these rules, shares are beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date on which the information is provided. In computing the percentage ownership of any person, the amount of shares includes the shares beneficially owned by that person because of these acquisition rights, but are not outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.
To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the people named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially-owned by them.

Shares Beneficially Owned

			Prior to Offering	After Offering
Names and Address	Number		Percent of Total	Percent of Total
David A. Tenwick	248,715	(1)	10.8%	6.7%
8503 Misty Woods Circle Powell, Ohio 43065

Gary L. Wade	170,720	(2)	7.3%	4.5%
5057 Troy Road Springfield, Ohio 45502

J. Michael Williams	155,957	(3)	6.7%	4.2%
5057 Troy Road Springfield, Ohio 45502

Scott Cunningham	14,000	(4)	*	*
120 Deeter Drive Clayton, Ohio 45315

Sharon Reynolds	6,440	(5)	*	*
5057 Troy Road Springfield, Ohio 45502

Robert L. Wehner	0		0	0
5057 Troy Road Springfield, Ohio 45502

Philip S. Radcliffe	12,125	(6)	*	*
5057 Troy Road Springfield, Ohio 45502

Laurence E. Sturtz	33,920	(7)	1.5%	*
3421 Pointe Creek Court, Apt # 106 Bonita Springs, FL 34134

Jeffrey Levine	5,000		*	*
2615 Dunhollow Drive Springfield, Ohio 45503

Peter J. Hackett	0		0	0
505 West Home Road Springfield, Ohio 45504

Clarence A. Peterson	1,200		*	*
150 East Wilson Bridge Road, Suite 230 Worthington, Ohio 43085

Ira A. Abrahamson, Jr.	134,000		5.9%	3.6%
105 West 4th Street, Suite 719 Cincinnati, Ohio 45202

Jerry Fuson	102,000		4.5%	2.7%
5057 Troy Road Springfield, Ohio 45502

		Prior to Offering		After Offering
Names and Address	Number	Percent of Total		Percent of Total
Capital City Partners, LLC	108,527	4.7	%(8)	2.9%
1335 Dublin Road
Suite 122- D
Columbus, Ohio 43215

All Directors and Officers	648,077	26.7%		16.9%
as a Group (11 people)
*Less than 1%

(1)	Includes 4,800 options which are currently exercisable at $2.50 per share.

(2)	Includes 48,000 warrants and 4,800 options which are currently exercisable at $2.50 per share.

(3)	Includes 40,000 warrants and 4,800 options which are currently exercisable at $2.50 per share.

(4)	Includes 9,600 options which are currently exercisable at $2.50 per share.

(5)	Includes 2,640 options which are currently exercisable at $2.50 per share.

(6)	Includes 2,000 options which are currently exercisable at $2.50 per share.

(7)	Includes 8,000 warrants and 8,000 options which are currently exercisable at $2.50 per share.

(8)	Capital City Partners, LLC is managed by CCSM Partners, LLC, an Ohio limited liability company. The CEO of CCSM Partners, LLC, Timothy Crawford, exercises the power to vote or dispose of the securities.
DESCRIPTION OF CAPITAL STOCK
As of the date of this prospectus, our authorized shares consist of 500,000 shares of Serial Preference Shares, without par value, and 14,500,000 shares of common stock, without par value. As of October 6, 2006, we had issued 2,295,095 shares of common stock. There are no Serial Preference Shares currently outstanding. We also have outstanding 164,800 warrants for the purchase of shares of common stock and options to purchase 99,000 shares of common stock pursuant to our 2004 Stock Option Plan.
Common Shares
We have 14,500,000 authorized common shares, without par value, of which 2,295,095 shares were issued and outstanding on October 6, 2006 and were held of record by 441 holders. Holders of the common shares are entitled to one vote per share in the election of directors, either in person or by proxy, on all matters that stockholders may vote on at their meetings.
The holders of the common shares are entitled to receive dividends proportionally, as our Board of Directors declares. The holders of the common shares are entitled to share proportionally in all of our assets that are available for distribution to them upon liquidation, dissolution, or winding up of our affairs after the satisfaction of any of our liabilities. We may issue future series of Serial Preference Shares without any further authority from the holders of common shares, and the series may have preference over the common shares in right of dividends, liquidation, or redemption. The holders of the common shares do not have preemptive, subscription, or conversion rights or redemption or sinking fund provisions.
Serial Preferred Stock
Our Board of Directors is authorized, without further stockholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Our Board of Directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

Units
In connection with this offering we will issue 703,000 units, with each unit consisting of two shares of our common stock and two 5-year warrants each to purchase one share of our common stock. The units will have no rights (i.e. voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. We have applied for quotation of our units, warrants and common stock on the AMEX. Until the units are divided into their separate components of two shares of common stock and two warrants, only the units will be quoted on the AMEX. Each unit will be divided into its separate components of two shares of common stock and two warrants 90 days immediately following the date of this prospectus or sooner if determined by the underwriters. Following the separation of the units, the shares of common stock will be quoted on the AMEX, and the warrants will be quoted separately from the common stock on the AMEX. The units will cease to exist at that time.
Warrants Included in the Units
Each of the warrants which are included in the units will entitle a holder to purchase one share of common stock at a price equal to $5.40 per share of common stock beginning on the date the units separate through the date which is five years after the date of this prospectus. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 1,406,000 shares of common stock, unless the underwriters’ over-allotment relating to the warrant is exercised, in which case the warrants are exercisable to purchase a total of 1,616,900 shares of common stock.
The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrant are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of AdCare with or into another corporate or business entity.
We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants. This prospectus constitutes part of such registration statement. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.
The warrants do not confer on the warrant holder any voting or other rights of our stockholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.
Debentures
Pursuant to a private placement we issued debentures in the aggregate principal amount of $1,512,000. These debentures were issued at three separate closings and will mature on the earlier of (a) August 19, 2006, August 31, 2006 and October 11, 2006 or, (b) the date on which we close this offering. In September 2006, we redeemed one debenture for $27,000 and extended the due date on the remaining debentures until the earlier of November 23, 2006, or the completion of this offering.
Interest on the debentures is payable quarterly commencing on December 31, 2005. The debentures bare interest at the rate of 8% per annum. During the extension of the term of debentures, the debentures will bare interest at the rate of 18% per annum.

No “sinking fund” is provided for the debentures, which means that the debentures do not require us to redeem or retire the debentures.
Upon a written request and until such time as the debentures are repaid (including any accrued interest), the debenture holders (at their sole discretion) will have the right to convert (from time to time), in whole or in part, the debentures into units identical to those being sold in this offering at the conversion price described below. The conversion price of the debenture will be $3.20 per share. The debentures are secured by substantially all of our assets. However, the security interest provided to the debenture holders is subordinated to certain of our senior indebtedness.
Warrants
We have authorized the issuance of common share purchase warrants of which 164,800 are issued and outstanding.
We currently have outstanding 18,000 warrants expiring December 31, 2006 and 2,000 warrants expiring February 18, 2009. Each of these warrants entitles the registered holder to purchase one share of our common stock at an exercise price of $2.50. We have an additional 20,000 warrants expiring October 31, 2009 and 80,000 warrants expiring January 31, 2010. Each of these warrants entitles the holder to purchase one share of our common stock at a price of $2.50 per share. The warrants can be equitably adjusted when certain events occur, including the issuance of shares of common stock as a dividend on the outstanding shares of common stock, the share split of the outstanding shares of common stock or a combination or a recapitalization. Issuances of shares of common stock for cash will not cause an adjustment of the exercise price. We are not required to issue fractional shares upon exercise of the warrants but will adjust to the nearest possible full common share. No holder of any warrant is entitled to vote, receive dividends, or be deemed the holder of the shares of common stock until the warrants have been duly-exercised and payment of the purchase price has been made. Shares of common stock issued on the exercise of the warrants and on payment of the purchase price will be legally-issued, fully-paid, and cannot be assessed.
In September, 2005, we issued an additional 280,000 common share purchase warrants plus 44,800 placement agent warrants in connection with the recent private placement of our debentures. We will repurchase the 44,800 warrants upon the closing of this offering. The warrants issued to debenture holders were exercisable for a period of five years at a price equal to $1.00 per share or 50% of the offering price of the shares of common stock in this offering, whichever is less. The remaining terms of these warrants were identical to those of the other warrants, except that the warrants issued in the private placement contain certain registration rights. On October 2, 2006, we offered to the holders of our warrants the opportunity to exercise all or a portion of their warrants on a cashless basis. Holders of 444,387 warrants elected this option and 298,945 shares of our common stock were issued.
Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and non-assessable.
The warrants do not confer on the warrant holder any voting or other rights of our stockholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise the right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.
American Stock Exchange Listing
Our units, common stock, and warrants have been approved for listing on the American Stock Exchange. For purposes of determining compliance with the AMEX’s listing criterion relating to the market value of public float of our common stock, we assigned a value of $4.65 per share of common stock and $0.10 value to the warrants including the Units. Our Units are currently listed on the American Stock Exchange under the symbol ADK.U.

Transfer Agent
Continental Stock Transfer & Trust Company has been appointed as the agent for our units, common stock and warrants.
SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have outstanding 3,701,095 shares of common stock (including the 1,406,000 shares of common stock forming a part of the units issued in this offering, and assuming no exercise of the underwriters’ over-allotment) without taking into account any options, warrants or debentures which may be granted, exercised or converted into common stock. Upon completion of this offering, in addition to the warrants included in the units, we will have options outstanding to purchase 101,000 shares of common stock and warrants outstanding to purchase 164,800 shares of common stock. All of the units sold, as well as the common stock and warrants forming part of the units and the common stock underlying the warrants, will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates” (defined in Rule 144 under the Securities Act as a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, us). Immediately prior to this offering, we had outstanding 2,295,095 shares of common stock, which shares will be deemed restricted securities within the meaning of Rule 144. Sales of restricted securities and shares of common stock held by “affiliates” are subject to certain volume, timing and manner of sale restrictions pursuant to Rule 144. Any sales of substantial amounts of these shares in the public market might adversely affect prevailing market prices for the shares of common stock.
In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including “affiliates” of AdCare, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to any of the requirements described above. We are unable to estimate the number of restricted shares or shares held by affiliates that will be sold under Rule 144 because this will depend in part on the market price for the common stock, the personal circumstances of the holders of the shares and other factors.
All of our officers and directors, and current stockholders who own more than 5% of our common stock prior to this offering, have agreed that, for a period of 18 months from the date of this prospectus, they will not, without the prior written consent of the representative of the underwriters, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, any shares of our common stock (other than shares of our common stock acquired in or after this offering) or any securities convertible into, or exercisable or exchangeable for, our common stock. In addition, stockholders who own 1,798,935 shares of our common stock (including 73,616 shares issues pursuant to the recent warrant exercise) have agreed with the underwriters to a lock-up of their common stock for a period of twelve months after the effective date of the registration statement of which this prospectus forms a part. Thereafter, such officers, directors and stockholders will be able to sell any shares of common stock they own in reliance upon Rule 144, subject to the resale, volume and other limitations described above.
Pursuant to SEC Rule 144, a total of 2,295,095 shares will be available for resale after the date of this prospectus, subject to the aforementioned lock-up.
Any of our employees, officers, directors or consultants who purchased his or her shares before the completion of this offering or who holds options as of that date pursuant to our stock option plan will be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144’s holding-period restrictions, in each case commencing 90 days after completion of this offering. Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above.
Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Stock Option Plan. Persons who are not affiliates, and who receive shares that are registered under this registration statement, will be able to resell those shares in the public market without restriction under the Securities Act. This registration statement will become effective immediately upon filing.
Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering after the completion of this offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or ability to raise capital through a public offering of our equity securities.
UNDERWRITING
In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Newbridge Securities Corporation is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below.

Name	Number of Units
Newbridge Securities Corporation	403,000

Joseph Gunnar & Co., LLC	300,000

Total	703,000

The underwriting agreement provides that the obligations of the underwriters to purchase the units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the units being offered by us if any units are purchased. That commitment does not apply to the 105,450 units subject to the over-allotment option granted by us. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Pricing of Securities
The underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of our units and is subject to change as a result of market conditions and other factors. The underwriters may offer the units to securities dealers at the price to the public less a concession not in excess of $0.38 per unit. After the units are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
Prior to this offering there has been no public market for any of our securities. The public offering price of the units was negotiated between us and the representatives. Factors considered in determining the price of the units include:

•	the present state of our development and estimates of our business potential;

•	the history and prospects of companies whose principal business is similar to ours;

•	prior offerings of those companies;

•	our capital structure;

•	an assessment of our management and their experience;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.
Over-Allotment Option
We have granted to the underwriters an option, exercisable during the 45 day period commencing on the date of this prospectus, to purchase up to an aggregate of 105,450 additional units at the public offering price set forth on the cover page of this prospectus less the underwriting discounts for the sole purpose of covering over-allotments, if any. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.
Commissions and Discounts
The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming an offering price of $9.50 per unit. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

		Total
		Without	With
	Per Unit	Over-Allotment	Over-Allotment
Public offering price	$9.50	$6,678,500	$7,680,275
8% underwriting discount	.76	534,280	614,422
Non-accountable expense allowance(1)	0.2375	166,962	192,007
Proceeds, before expenses, to us(2)	$8.5025	$5,977,258	$6,873,846

(1)	Non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option. We have paid $15,000 to the representatives of the underwriters as an advance against the expense allowance, which will reduce the expense allowance payable at the closing of the offering.

(2)	We estimate that the total expenses of this offering excluding the underwriters discount and non-accountable expense allowance, will be approximately $1,000,000.
Purchase Option
We have agreed to sell to the representative, for $100, options to purchase up to a total of 5% of the units sold in this offering. The units issuable upon exercise of these options are identical to those offered by this prospectus. These options are exercisable at an exercise price equal to 125% of the offering price per unit of the units in this offering commencing one year from the date of this prospectus and expiring five years from the date of this prospectus, and the warrants included in the units are exercisable at an exercise price equal to 125% of the exercise price of the warrants in the units in this offering commencing one year from the date of this prospectus and expiring five years from the date of this prospectus. The units and the warrants and shares of common stock underlying the units and warrant may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the offering except to officers and partners of the representative and members of the selling group and or their officers and partners. The options grant to holders demand and “piggy back” rights for a period of three years from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the options. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.
Regulatory Restrictions On Purchase Of Securities
Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our securities in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resale of the securities.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur in the over-the-counter market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Other Terms
Our executive officers and directors have agreed with the underwriters to a lock-up of their common stock for a period of 18 months after the effective date of the registration statement of which this prospectus forms a part. In addition, stockholders holding 1,798,935 shares of common stock have agreed with the underwriters to a lock-up of their common stock for a period of 12 months after the effective date of the registration statement of which this prospectus forms a part. The holders of our 8% subordinated convertible debentures and related warrants have agreed with the underwriters to a lock-up of the shares underlying their warrants for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part. The underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the securities from the restrictions in any such agreement.
At the closing of this offering, we have agreed to reimburse Newbridge Securities Corporation $50,000 for its legal fees, which will be considered an item of compensation by the NASD.
At the closing of this offering, we will enter into a consulting agreement retaining Newbridge Securities Corporation as financial consultants for an 18-month period for an aggregate fee of $75,000. The total amount under the consulting agreement will be paid upon the closing of this offering.
In 2005, we sold $1,512,000 of our 8% subordinated convertible debentures and related warrants from certain investors. Newbridge Securities Corporation acted as our selling agent and received cash commissions plus warrants to purchase 44,800 shares of our common stock, which we agreed to repurchase for $100,000, which will be considered an item of compensation by the NASD.
Indemnification
We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
Our Articles of Incorporation and Code of Regulations limit the liability of officers and directors to the extent currently permitted by the Ohio Revised Code.
While indemnification for liabilities under the Securities Act of 1933 is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Act. We will be governed by the final adjudication of the issue.
LEGAL MATTERS
Carlile Patchen & Murphy LLP, Columbus, Ohio has acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the securities offered in this prospectus. Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cozen O’Connor.
EXPERTS
The consolidated financial statements of AdCare as of December 31, 2005 and 2004, included herein and elsewhere in this prospectus have been audited by Rachlin Cohen & Holtz LLP, an independent registered public accounting firm, for the periods and the extent set forth in their report appearing herein and elsewhere in the prospectus. The consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
REPORTS TO STOCKHOLDERS
AdCare Health Systems, Inc. is not currently a reporting company as defined by the Exchange Act, but will become a reporting company upon completion of this offering. Following completion of this offering, we will furnish our stockholders with annual reports containing audited financial information for each fiscal year and will file quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information with the Securities and Exchange Commission. Our fiscal year ends on December 31.
ADDITIONAL INFORMATION
We have filed a registration statement under the Securities Act with the SEC with respect to the units, shares of common stock, and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement, its amendments, schedules, and exhibits as permitted by the rules and regulations of the Commission. For further information with respect to AdCare Health Systems, Inc. and the units, shares of common stock, and warrants, please see the registration statement and the exhibits thereto. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information the public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

AdCare Health Systems, Inc.
and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders
AdCare Health Systems, Inc.
  and Subsidiaries
Springfield, Ohio
We have audited the accompanying consolidated balance sheet of AdCare Health Systems, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AdCare Health Systems, Inc. and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 4 to the consolidated financial statements, the Company is subject to certain risks and uncertainties.
As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of and for the two years in the period ended December 31, 2005 have been restated.
RACHLIN COHEN & HOLTZ LLP
Fort Lauderdale, Florida
March 10, 2006, except for Notes 4 and 8, as to
     which the date is April 27, 2006 and Note 2, as
     to which the date is July 13, 2006

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Restated)
ASSETS
Current Assets:
Cash and cash equivalents (includes restricted cash of $190,000)	$1,029,456	$1,403,877
Accounts receivable:
Long-term care resident receivables, net	1,856,623	1,909,245
Management, consulting and development receivables, net	243,670	256,898
Advances and receivables from affiliates, current	27,631	27,559
Assets of discontinued operations	8,977	8,500
Prepaid expenses and other	353,881	205,780

Total current assets	3,520,238	3,811,859

Restricted Cash	409,476	364,946
Property and Equipment, Net	13,848,043	13,345,750
Note Receivable, Net	712,435	712,435
License, Net	1,189,307	1,189,307
Goodwill	2,638,193	2,638,193
Assets of Discontinued Operations, Net of Current Portion	896,371	919,276
Other Assets	1,755,488	1,047,655

Total assets	$24,969,551	$24,029,421

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of notes payable and other debt	$2,289,480	$2,462,593
Current portion of notes payable to stockholders	1,600,301	888,467
Accounts payable and accrued expenses	4,670,583	3,354,822
Liabilities of discontinued operations	33,255	38,930

Total current liabilities	8,593,619	6,744,812

Notes Payable and Other Debt, Net of Current Portion	12,780,138	12,350,919
Other Liabilities	63,784	80,650
Forward Purchase Contract	900,000	900,000
Liabilities of Discontinued Operations	844,732	830,387
Minority Interest in Equity of Consolidated Entities	177,206	234,719

Total liabilities	23,359,479	21,141,487

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, no par value; 500,000 shares authorized; no shares issued or outstanding
Common stock and additional paid-in capital, no par value; 14,500,000 shares authorized; 1,996,150 shares issued and outstanding	9,397,143	9,397,143
Accumulated deficit	(7,787,071)	(6,509,209)

Total stockholders’ equity	1,610,072	2,887,934

Total liabilities and stockholders’ equity	$24,969,551	$24,029,421

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six-Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)		(Restated)	(Restated)
Revenues:
Patient care revenues	$10,125,515	$9,917,292	$20,412,688	$16,941,719
Management , consulting and development fee revenue	885,420	795,078	1,487,672	1,343,906

	11,010,935	10,712,370	21,900,360	18,285,625

Expenses:
Payroll and related payroll costs	7,047,179	6,752,055	13,602,022	11,248,792
Other operating expenses	3,511,837	3,136,776	6,726,110	5,519,092
Depreciation and amortization	372,544	368,392	805,997	754,443

Total expenses	10,931,560	10,257,223	21,134,129	17,522,327

Income from Operations	79,375	455,147	766,231	763,298

Other Income (Expense):
Interest income	2,448	4,604	15,433	5,700
Interest expense, others	(1,350,507)	(597,739)	(1,506,000)	(710,685)
Interest expense, related parties	(42,116)	(45,488)	(91,666)	(129,603)
Minority interest in earnings (losses) of consolidated entities	57,534	(62,618)	(65,275)	(57,347)
Other income (expense)	—	(299)	3,575	(7,638)

	(1,332,641)	(701,540)	(1,643,933)	(899,573)

(Loss) Before Discontinued Operations	(1,253,266)	(246,393)	(877,702)	(136,275)

Discontinued Operations:
Income (loss) from discontinued operations	(24,596)	(26,320)	(6,349)	(11,270)
Gain on disposal of operations	—	—	—	212,298

	(24,596)	(26,320)	(6,349)	201,028

Net Income (Loss)	(1,277,862)	(272,713)	(884,051)	64,753
Return to Members	—	(249,500)	(269,500)	—

Income (Loss) Attributable to Common Stockholders	$(1,277,862)	$(522,213)	$(1,153,551)	$64,753

Net Income (Loss) Per Share, Basic:
Continuing operations	$(0.63)	$(0.29)	$(0.61)	$(0.08)
Discontinued operations	(0.01)	(0.02)	(0.00)	0.12

	$(0.64)	$(0.31)	$(0.61)	$0.04

Net Income (Loss) Per Share, Diluted:
Continuing operations	$(0.63)	$(0.29)	$(0.61)	$(0.08)
Discontinued operations	(0.01)	(0.02)	(0.00)	0.12

	$(0.64)	$(0.31)	$(0.61)	$0.04

Weighted Average Common Shares Outstanding,
Basic	1,996,150	1,684,483	1,904,706	1,651,114

Diluted	1,996,150	1,684,483	1,904,706	1,695,114

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock
	and Additional		Equity in
	Paid-in Capital		Noncorporate	Accumulated	Treasury
	Shares	Amount	Entity	Deficit	Stock	Total
Balance, December 31, 2003 (Restated)	1,797,550	$8,338,184	$(25,367)	$(5,813,685)	$(1,344,250)	$1,154,882

Year Ended December 31, 2004
Common stock warrants exercised	28,000	22,750	—	—	—	22,750
Common stock issued	40,000	100,100	—	—	—	100,100
Beneficial conversion of convertible debentures	—	102,520	—	—	—	102,520
Warrants issued in connection with debt	—	7,480	—	—	—	7,480
Treasury shares sold to related party	—	—	—	—	100,000	100,000
Net income (loss)	—	—	(123,774)	188,527	—	64,753

Balance, December 31, 2004 (Restated)	1,865,550	8,571,034	(149,141)	(5,625,158)	(1,244,250)	1,552,485

Year Ended December 31, 2005:
Common stock issued on conversion of debentures	84,800	106,000	—	—	—	106,000
Beneficial conversion on convertible debentures	—	893,072	—	—	—	893,072
Warrants issued in connection with convertible debentures	—	658,928	—	—	—	658,928
Warrants issued in connection with debt	—	42,000	—	—	—	42,000
Treasury shares contributed by related party	—	—	—	—	(37,500)	(37,500)
Treasury shares sold to related party	—	—	—	—	125,000	125,000
Shares issued to acquire related entity	45,800	(873,891)	149,141	—	1,156,750	432,000
Net loss	—	—	—	(884,051)	—	(884,051)

Balance, December 31, 2005 (Restated)	1,996,150	9,397,143	—	(6,509,209)	—	2,887,934

Six months ended June 30, 2006 (unaudited)
Net loss	—	—	—	(1,277,862)	—	(1,277,862)

Balance, June 30, 2006 (unaudited)	1,996,150	$9,397,143	$—	$(7,787,071)	$—	$1,610,072

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six-Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)		(Restated)	(Restated)
Cash flows from operating activities:
Net income (loss)	$(1,277,862)	$(272,713)	$(884,051)	$64,753

Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	395,449	391,335	805,997	754,443
Warrants issued for services	—	—	—	—
Gain on sale of assets	—	—	—	(262,475)
Minority interest	(57,513)	62,618	65,275	57,347
Discount on convertible debentures	756,000	73,333	491,333	36,667
Changes in certain assets and liabilities:
Accounts receivable	65,777	(562,257)	(468,637)	(106,123)
Prepaid expenses and other	(148,101)	(40,018)	44,195	(56,187)
Other assets	(708,310)	(113,729)	(419,176)	(249,958)
Accounts payable and accrued expenses	1,310,086	494,731	248,758	144,012
Other liabilities	5,305	2,067	(11,812)	(4,737)

Total adjustments	1,618,693	308,080	755,933	312,989

Net cash and cash equivalents provided by (used in) operating activities	340,831	35,367	(128,118)	377,742

Cash flow from investing activities:
Proceeds from sale of property and equipment	—	—	—	519,000
Increase in restricted cash	(44,530)	(28,616)	(5,453)	(42,138)
Deposits received on land contract	—	40,870	57,158	156,837
Payments on forward purchase contract	—	—	—	(84,687)
Purchase of business assets	—	(1,550,002)	(1,550,002)	—
Purchase of property plant and equipment	(874,837)	(348,579)	(583,192)	(683,050)

Net cash and cash equivalents used in investing activities	(919,367)	(1,886,327)	(2,081,489)	(134,038)

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Six-Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)		(Restated)	(Restated)
Cash flows from financing activities:
Proceeds from notes payable	545,395	1,951,287	3,502,361	1,195,276
Proceeds from issuance of common stock	—	—	—	122,850
Distributions to minority owners	—	(249,500)	(269,500)	—
Treasury shares sold to related party	—	—	125,000	100,000
Proceeds from notes payable to stockholder	835,000	40,000	40,000	110,000
Repayment of notes payable to stockholder	(123,166)	—	(50,000)	(75,501)
Repayment on notes payable	(1,053,114)	(254,862)	(1,187,590)	(1,713,949)

Net cash and cash equivalents provided by (used in) financing activities	204,115	1,486,925	2,160,271	(261,324)

Net Decrease in Cash and Cash Equivalents	(374,421)	(364,035)	(49,336)	(17,620)

Cash and Cash Equivalents, Beginning	1,403,877	1,453,213	1,453,213	1,470,833

Cash and Cash Equivalents, Ending	$1,029,456	$1,089,178	$1,403,877	$1,453,213

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$553,884	$403,416	$1,154,448	$852,612

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Purchase of business assets in exchange for debt	$—	$450,000	$450,000	$—

Bridge loans and accrued interest converted to common stock	$—	$106,000	$106,000	$—

See notes to consolidated financial statements

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 1. DESCRIPTION OF BUSINESS
AdCare Health Systems, Inc. and Subsidiaries (“AdCare” or “the Company”), formerly Passport Retirement, Inc., is a developer, owner and manager of retirement communities, assisted living facilities, nursing homes and home health care services in the state of Ohio. The Company manages fifteen facilities, comprised of six skilled nursing centers, seven assisted living residences and two independent living/senior housing facilities, totaling over 800 beds. The Company also acquired a home health care business in 2005 and provides consulting and management services to various long-term care providers.
During December 1995, AdCare entered into a joint venture agreement with a hospital to build assisted-living facilities in Ohio. AdCare subsequently formed Hearth & Home of Ohio, Inc. (Hearth & Home) to hold AdCare’s 50% interest in this joint venture. Hearth & Home and the hospital then formed Community’s Hearth & Home, Ltd. (Community’s Hearth & Home), a limited liability company. This joint venture currently operates three Hearth & Home assisted-living facilities.
Hearth & Home of Marion, LLC (Marion), a limited liability company, is a wholly-owned subsidiary of Hearth & Home of Ohio, Inc. Marion operated a long-term care facility. Operations for this project were discontinued in 2003 and the real property was disposed of (see Note 5).
In 1999, AdCare formed Hearth & Care of Greenfield, LLC (Greenfield), which owns and operates a 50-bed nursing facility. Greenfield is a wholly-owned subsidiary of AdCare.
In 1999, AdCare formed Hearth & Home of Van Wert Ltd. (Van Wert), which owns and operates an assisted living facility. AdCare holds a 48.5% interest in Van Wert as of June 30, 2006. AdCare has agreed to offer to purchase the remaining 51.5% interests in VanWert on or before October 3, 2008 at a purchase price to be calculated as set forth in the agreement (see Note 2).
In 2001, AdCare formed Hearth & Home of Vandalia, Inc. (Vandalia), which owns and operates an assisted-living facility. Subsequent to the December 31, 2005 merger with SPI, AdCare holds a 100% interest in Vandalia (see below).
In 2001, Senior Properties Investments, LLC (“SPI”) was organized as a limited liability company for the purpose of acquiring interests in senior properties. The initial Members of SPI funded their investment with the contribution of 90,000 (post reverse split shares)  shares of common stock of AdCare, Inc. SPI had ten Members, all of whom were stockholders of AdCare. SPI holds the remaining 50% interest in Vandalia, noted above. In December 2005, SPI sold 50,000 shares of AdCare common stock to a member, pursuant to an agreement, for $125,000.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 1. DESCRIPTION OF BUSINESS (Continued)
On December 9, 2005, the Company transferred a total of 191,000 shares of AdCare common stock, 45,800 shares of which were newly issued AdCare common shares (all post reverse split  shares) to the ten members of SPI in exchange for all ownership interests and in full settlement of certain debt obligations to those members totaling $432,000. Effective December 31, 2005, SPI was merged into AdCare.
In 2002, AdCare formed The Pavilion Care Center, LLC (The Pavilion), which owns and operates a 62-bed nursing facility. The Pavilion is a wholly-owned subsidiary of Hearth & Home of Ohio, Inc.
In March 2003, AdCare Health Systems entered into a lease agreement with Covington Realty, LLC (Covington) to lease the Covington Care Center, a 106-bed nursing facility.
In January 2005, AdCare acquired Assured Health Care, Inc. (Assured), which is a home healthcare agency (see Note 19).
NOTE 2. RESTATEMENT
In July 2006, the Company determined that it had accounted incorrectly for two transactions. As a result, the Company has restated the accompanying consolidated financial statements to correct the method of accounting for those two transactions.
Forward Purchase Contract
In October 2003, the Company amended the agreement with certain minority interest holders in one of its subsidiaries. The amendment contained a provision that requires the Company to offer to repurchase all of the outstanding equity interests not held by AdCare at the greater of the interest holders’ cost or fair value as determined within six months of the repurchase. The purchase price is to be paid in cash. The offer is to be made no later than October 3, 2008. In addition, the amendment called for the purchase in 2003 and 2004 by the Company of equity interests held in the subsidiary by minority interests in the amounts of approximately $135,000 and $85,000, respectively. The repurchase in 2003 has been restated to account for it following purchase accounting.
As a result of that amendment, the Company became subject to the accounting pursuant to SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which was effective for agreements entered into or amended after May 31, 2003. In accordance with the provisions of that accounting standard, the amendment contained forward purchase contracts which should be accounted for as a liability. The amount of the liability, at the date of the amendment, measured as set forth in SFAS 150, was approximately $985,000, which has been recorded in the accompanying consolidated financial

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 2. RESTATEMENT (Continued)
Forward Purchase Contract (Continued)
statements using purchase accounting as required by SFAS 150, EITF 00-6, “Accounting for Freestanding Derivative Financial Instruments Indexed to and Potentially Settled in the Stock of a Consolidated Subsidiary” and FASB 141, “Business Combinations.” This, together with the repurchase in October 2003, resulted in the recording of goodwill of approximately $865,000, due to the minority interest being reduced by previously incurred net losses attributable to those minority interests prior to the date of adoption of SFAS 150. The goodwill has been tested for impairment annually. No impairment charge has been recognized. In periods subsequent to 2003, the liability has been reduced for payments made to the minority interests as a result of the amendment and the forward purchase contract, and, adjusted by changes in the present value of the amount to be paid under the forward purchase contract as required by SFAS 150.
In determining the appropriate liability at each reporting period commencing December 31, 2003 through June 30, 2006, the Company compared the interest holders’ cost ($985,000 at December 31, 2003 and $900,000 at June 30, 2006) to the fair value of those interests and reflected the liability in connection with the forward purchase contract at the greater value. In determining fair value of the interests, the Company used valuation techniques, primarily capitalized expected cash flows and capitalized expected earnings before interest, taxes, depreciation and amortization. These expected results were derived from operating budgets, which were prepared by management in the ordinary course of business and utilized by management in the operations of the business.
The following is a summary of the interest holders’ costs and the estimated fair value at each of the periods:

	June 30,	December 31,	December 31,	December 31,
	2006	2005	2004	2003
Cost	$900,000	$900,000	$900,000	$985,000

Fair Value	$891,000	$882,000	$865,000	$935,000

Land Contract
In 2004, the Company entered into a land contract in connection with the sale of real estate (see Note 5). In July 2006, the Company concluded that the land contract did not satisfy all the criteria set forth in SFAS 66, “Accounting for Sales of Real Estate” relating to determining if a sale has been consummated. As a result, the Company concluded it should use the deposit method in accounting for that land contract. The Company had previously used the installment sale method to account for the land contract. The deposit method requires that the seller not recognize any profit until the sale is consummated.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 2. RESTATEMENT (Continued)
Land Contract (Continued)
Therefore, the Company has restated the accompanying consolidated financial statements to restore the property and equipment to the balance sheet and to remove the note receivable and related deferred gain. In addition, payments received have been recorded as deposits and only non-refundable interest payments equal to the interest paid on the related mortgage debt have been recorded as interest income. The Company has depreciated the property for all periods.
Summary
The following is a summary of the effects of the restatement on the Company’s consolidated financial statements as of December 31, 2005 and for each of the two years in the period there ended.

	December 31, 2005
	As
	Originally	As
	Presented	Restated
Property and equipment, net	$13,115,750	$13,345,750

Goodwill	$1,773,628	$2,638,193

Assets of discontinued operations, net of current portion	$1,500,977	$919,276

Total assets	$23,516,557	$24,029,421

Forward purchase contract	$—	$900,000

Liabilities of discontinued operations	$1,166,020	$830,387

Total liabilities	$20,577,140	$21,141,487

Total stockholders’ equity	$2,939,417	$2,887,934

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 2. RESTATEMENT (Continued)
Summary (Continued)

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	As		As
	Originally	As	Originally	As
	Presented	Restated	Presented	Restated
Depreciation and Amortization	$750,111	$805,997	$698,482	$754,443

Income (Loss) on Discontinued Operations	$50,847	$(6,349)	$298,053	$201,028

Net Income (Loss)	$(770,969)	$(884,051)	$222,841	$64,753

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Capitalization
Passport Retirement, Inc. was incorporated in the state of Ohio on August 14, 1991. On September 28, 1995 in connection with the acquisition of AdCare Health Systems, the Company amended its Articles of Incorporation to change its name to AdCare Health Systems, Inc. On January 11, 2006, the Articles of Incorporation as previously amended, were amended to authorize a reverse stock split whereby the total number of shares outstanding as of December 9, 2005, shall be reduced by a ratio of 0.40 shares for each share currently outstanding. The reverse stock split has been retroactively reflected in these consolidated financial statements to the beginning of all periods presented.
The Company has authorized 14,500,000 common shares, no par value and 500,000 shares of Serial Preferred. The Serial Preferred may be issued as authorized by the Board of Directors, with rights and privileges to be established at that time.
Principles of Consolidation
The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. These statements include the accounts of AdCare and its controlled subsidiaries. All inter-company accounts and transactions were eliminated in the consolidation.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Principles of Consolidation (Continued)
Arrangements with other business enterprises are evaluated, and those in which AdCare is determined to have controlling financial interest are consolidated. In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (FIN 46),” and amended it by issuing FIN 46R in December 2003. FIN 46R addresses the consolidation of business enterprises to which the usual condition of consolidation (ownership of a majority voting interest) does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that, in absences of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to consolidate the assets, liabilities and results of operations of the variable interest entity in its financial statements.
AdCare has evaluated its relationship with the following entities: Hearth & Home of Vandalia, Inc., and Community’s Hearth & Home, Ltd., and has determined that these entities are variable interest entities and that AdCare holds variable interests in these entities. Furthermore, the Company determined that it is the primary beneficiary of these variable interests and that the entities are required to be consolidated in accordance with FIN 46R. See Note 1, Description of Business, for a description of these arrangements.
The Company considered many factors in connection with the evaluation of the application of the criteria in FIN 46R in determining if it is appropriate to consolidate the entities. The entities were organized by AdCare for the purpose of developing, owning and operating a long-term care facility, which would be managed by AdCare. With one exception, all the entities are controlled by stockholders of AdCare. AdCare was instrumental in securing and has guaranteed the financing used to develop the property and operate the business. AdCare manages all aspects of the operations. These entities are thinly capitalized, highly leveraged and for the most part, unprofitable operations. The Company considered all these factors and evaluated the Company’s exposure to economic risks and potential rewards for all entities in which it had a potential variable interest.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Actual results could differ materially from those estimates.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Statement of Cash Flows
For the purposes of reporting cash flows, the Company considers all short-term investments with original maturities less than three months, which are readily convertible into cash, to be cash equivalents.
Patient Care Receivables and Revenues
Patient care accounts receivable and revenues for the Company are recorded in the month that services are provided. For private patients, accounts receivable with invoice dates greater than 30 days are considered delinquent but are not charged interest.
The Company provides services to certain patients under contractual arrangements with the Medicare and Medicaid programs. Amounts paid under these contractual arrangements are subject to review and final determination by the appropriate government authority or its agent. In the opinion of management, adequate provision was made in the consolidated financial statements for any adjustments resulting from the respective government authorities’ review.
Contractual adjustments for the Medicare and Medicaid programs are recognized in the month that the related revenues are recorded. These contractual adjustments represent the difference between established rates and the amounts estimated to be reimbursable by Medicare and Medicaid. Differences between these estimates and amounts subsequently determined are recorded as additions to or deductions from contractual adjustments in the period such determination is made. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates could change by a material amount in the near term.
Potentially uncollectible patient accounts are provided for on the allowance method based on management’s evaluation of outstanding accounts receivable at year-end and historical experience. At June 30, 2006 and December 31, 2005, management recorded an allowance for uncollectible accounts estimated at approximately $166,000 and $127,000, respectively.
Management, Consulting and Development Fee Receivables and Revenue
Management, consulting and development fee receivables and revenue are recorded in the month that services are provided. Services provided to unrelated parties are charged interest on past due amounts at rates ranging from 8% to 12%. At June 30, 2006 and December 31, 2005, management recorded an allowance for uncollectible accounts estimated at approximately $16,000 and $15,000 respectively.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Property and Equipment
Property and equipment are stated at cost. Expenditures for major improvements are capitalized. Depreciation commences when the assets are placed in service. Maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets.
Licenses
The Company has capitalized the cost of acquiring operating licenses in connection with the acquisitions of The Pavilion and Greenfield. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company stopped amortizing these costs on January 1, 2003. The fair value of the operating licenses at June 30, 2006 and December 31, 2005 exceeded the carrying amount; therefore, no impairment loss was recognized. The fair value of the operating licenses was estimated using the present value of future cash flows. At June 30, 2006 and December 31, 2005, the total carrying amount of the operating licenses was approximately $1,200,000. The operating licenses are tested for impairment in December of each year.
Income Taxes
The Company and its subsidiaries file a consolidated federal income tax return. The provision for income taxes included in the accompanying consolidated statements of income was computed by applying statutory rates to income before income taxes. Income taxes are allocated to each company based on earnings of each company.
Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the financial reporting and tax basis of assets and liabilities of each period-end based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the taxes currently payable and the net change during the period in deferred tax assets and liabilities.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Segments
For the six months ended June 30, 2006 and 2005 and the year ended December 31, 2005, the Company operated in two segments: management and facility based care and home based care. The management and facility based care segment provides services to individuals needing long term care in a nursing home or assisted living setting and management of those facilities. The home based care segment provides home health care services to patients while they are living in their own homes. All the Company’s revenues and assets are within the State of Ohio.

	(Amounts in 000s)
	Management
	and	Home
	Facility	Based	Total	Discontinued
	Based Care	Care	Segments	Operations	Corporate	Total
Six-months ended June 30, 2006 (unaudited):
Net Revenue	10,430	1,239	11,669	—	(658)	11,011
Net Loss	(1,175)	(78)	(1,253)	(25)	—	(1,278)
Total Assets	21,768	2,297	24,065	905	—	24,970
Capital Spending	873	2	875	—	—	875

Year ended December 31, 2005:
Net Revenue	20,938	2,510	23,448	—	(1,548)	21,900
Net Income (Loss) (Restated)	(886)	8	(878)	(6)	—	(884)
Total Assets (Restated)	21,682	1,419	23,101	928	—	24,029
Capital Spending	567	16	583	—	—	583

Six-months ended June 30, 2005 (unaudited):
Net Revenue	10,214	1,279	11,493	—	(781)	10,712
Net Income (Loss)	(273)	26	(247)	(26)	—	(273)
Capital Spending	340	9	349	—	—	349
The Company operated as one segment in 2004, management and facility based care, therefore segment information is not reported for 2004.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Concentrations of Credit Risk
Financial instruments which potentially expose AdCare to concentrations of credit risk consist primarily of cash and cash equivalents and notes and accounts receivable.
Cash and Cash Equivalents
The Company maintains its cash and cash equivalents with financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk. At June 30, 2006 and December 31, 2005 approximately $669,000 and $626,000, respectively, was in excess of the federal depository insurance coverage limit.
Notes and Accounts Receivable
Notes and accounts receivables are recorded at net realizable value. The Company records interest income on interest-bearing loans using an appropriate rate of interest over the life of the loan.
Interest income accruals are suspended for interest-bearing loans receivable that are in default during the period of time that collectibility is uncertain. Payments received on non-accrual loans are first applied against any accrued interest balance outstanding. Once collectibility is considered to be certain, interest income accruals are resumed.
The Company performs ongoing evaluations of its residents and significant third party payors with which they contract, generally not requiring collateral. Management believes that credit risk with respect to accounts receivable is limited based on the stature and diversity of the third party payors with which they contract. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential losses.
Delinquent notes and account receivables are charged against the allowance for doubtful accounts once uncollectibility has been determined. Notes and accounts receivable are considered to be past due and placed on delinquent status based on contractual terms, as well as how frequently payments are received, on an individual account basis.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Restricted Cash
The Regulatory Agreement established with the financing secured through the Department of Housing and Urban Development (HUD) for The Pavilion and Vandalia requires monthly escrow deposits for taxes, insurance and replacement of project assets. At June 30, 2006 and December 31, 2005, these deposits were $409,476 and $364,946 respectively. The Pavilion and Vandalia also agreed to Fair Housing Administration (FHA) restrictions as to rental charges, operation policies and expenditures, and distributions to its member.
Goodwill
Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life will be tested for impairment in accordance with the guidance in SFAS 142. The principal effect of the adoption of SFAS 142 was to eliminate amortization of the Company’s indefinite lived intangibles. Goodwill is tested annually for impairment in accordance with SFAS 142 in the fourth quarter, unless events indicate potential impairment at an earlier date.
Impairment of Long-Lived Assets
The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Advertising
Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2005 and 2004 and for the six months ended June 30, 2006 and 2005 were approximately $287,000, $132,000, $133,000 and $154,000, respectively.
Fair Value of Financial Instruments
The respective carrying value of certain on-balance sheet financial instruments approximated their fair value. These instruments include cash and cash equivalents, accounts receivable, notes and loans receivable, notes and loans payable, lines of credit, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values, they are receivable or payable on demand, or the interest rates earned and/or paid approximate current market rates.
Earnings per Share
Financial Accounting Standards Board Statement No. 128, “Earnings per Share” (SFAS 128) requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and is computed using the weighted average number of common shares outstanding. Earnings available to common stockholders include preferential distributions to Members in a manner similar to the treatment of dividends to preferred stockholders. Diluted earnings per share reflects the potential dilution if securities or other contracts to issue common units were exercised or converted into common units. The 8% senior secured convertible debentures and related warrants discussed in Note 9, other warrants and stock options could potentially dilute earnings per share in the future by approximately 587,000 shares, but were not included in diluted loss per share since they would be anti-dilutive for the periods presented.
Recent Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet analyzed the effect, if any, this Interpretation may have on its financial condition, results of operations, cash flows or disclosures.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)
In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial state- ments and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In March 2005, the Financial Accounting Standards Board issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
In December 2004, the FASB issued SFAS No. 123, “Share-Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” The statement eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. The statement also requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and generally requires all companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin 107 which describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123R with existing guidance. The Company has adopted SFAS No. 123R effective

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recent Accounting Pronouncements (Continued)
January 1, 2006, using the modified prospective application method in accordance with the statement. This application requires the Company to record compensation expense for all awards granted after the adoption date and for the unvested portion of awards that are outstanding at the date of adoption. The Company expects that the adoption of SFAS No. 123R will result in charges to operating expense of continuing operations of approximately $6,000 and $14,000 in the years ended December 31, 2006 and 2007 related to the unvested portion of outstanding employee stock options at December 31, 2005.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations, or liquidity.
Unaudited Interim Financial Information
The financial information as of and with respect to all periods subsequent to December 31, 2005 is unaudited. However, in the opinion of management, such information includes all normal and recurring adjustments necessary for a fair presentation of results for the interim periods. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.
NOTE 4. LIQUIDITY AND PROFITABILITY (RESTATED)
The Company incurred a net loss of approximately $1,278,000 for the six months ended June 30, 2006 and $884,000 for the year ended December 31, 2005, and has negative working capital of approximately $5,073,000 at June 30, 2006. The Company’s ability to achieve sustained profitable operations is dependent on continued growth in revenue and controlling costs.
At December 31, 2005, the Company was not in compliance with certain financial covenants contained in loan agreements with WesBanco. On April 27, 2006, the Company obtained a waiver from their primary lender, WesBanco, in regards to the defaults and cross defaults that existed at December 31, 2005. In connection with the negotiation of those waivers, on April 27, 2006, the Company paid off the Assured debt in the amount of $835,000. The Company entered into a note payable with a stockholder on April 27, 2006 for $835,000, which bears interest monthly at prime and is due May 1, 2007.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 4. LIQUIDITY AND PROFITABILITY (RESTATED) (Continued)
Commencing August 19, 2006, the convertible debentures in the amount of $1,512,000 began to mature (See Notes 8 and 10). The debentures go into default ten days after their stated maturity date. The default interest rate is 18%. The Company has requested that the holders extend the maturity date until the earlier of the closing of an initial public offering or November 23, 2006. As of September 6, 2006, the Company has received that extension from all debenture holders except one. That debenture, in the amount of $27,000 which will be in default on August 29, 2006, is to be repaid. The Company has agreed, among other things, to increase the interest rate to 18% per annum during the extension period.
The Company has agreed to offer to purchase the minority interests of one subsidiary no later than October 2008. If every interest holder agreed to sell, the present value of the expected purchase price is approximately $900,000 (See Note 2).
Management’s plans with the objective of improving liquidity and profitability in future years encompass the following:
•	refinancing debt where possible to obtain more favorable terms.

•	increase facility occupancy.

•	add additional management contracts.
Management believes that the actions that will be taken by the Company provide the opportunity for the Company to improve liquidity and achieve profitability. However, there can be no assurance that such events will occur.
NOTE 5. DISCONTINUED OPERATIONS (RESTATED)
The Company discontinued the operations of MedCenter during 2003 and formed a plan to sell the property. In January 2004, the land, building and majority of the equipment were sold pursuant to a five-year land contract. The land contract calls for title to transfer to the purchaser once all terms and conditions have been met, including payment of all amounts owed. The sales price was $1,600,000. The original terms of the land contract require interest to be paid monthly at 8% on the outstanding balance. During 2004, principal payments of approximately $100,000 were made to AdCare. Principal payments of $25,000 were to be due to AdCare in January 2006, 2007, 2008 and the remaining principal in January 2009. At certain times under certain conditions, the purchaser has the right to vacate the property prior to July 1, 2006 with no further obligation to the Company. The Purchaser did not elect to vacate the property prior to July 1 2006. As of July 1, 2005, the land contract was amended to reduce the annual rate of interest to 4.8% paid in monthly installments of $6,000 beginning July 1, 2005, and continuing for 12 consecutive months. Monthly installments of interest after July 1, 2006, are subject to negotiation and the remaining unpaid principal balance shall be due and payable no later than December 31, 2008 6. The land contract is being accounted for using the deposit method whereby no profit is recognized until the sale is consummated.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)
NOTE 5. DISCONTINUED OPERATIONS (RESTATED) (Continued)
The property is encumbered by a mortgage note payable to a financial institution in the original amount of $1,200,000, which was executed on March 12, 1999. The mortgage bears interest indexed to the weekly average five year yield U.S. Treasury Securities plus 2.375% per annum (6.56% at December 31, 2005 and 6.63% at June 30, 2006) with monthly principal and interest payments of approximately $4,848. The mortgage note matures on March 12, 2024. The Company is required to pay the outstanding balance on the loan when the land contract note receivable is paid in full. The outstanding principal balance was $628,981 as of June 30, 2006 and $637,610 at December 31, 2005.
Maturities on the note payable for each of the next five years as of June 30, 2006 are as follows:

2007	$20,244
2008	21,519
2009	22,875
2010	24,316
2011	25,848
Thereafter	514,179

$628,981

A second parcel of land owned by MedCenter was also sold in 2004 for cash proceeds of $495,000 resulting in a gain of approximately $234,000, net of closing costs.
The results of the discontinued operations, as presented in the accompanying consolidated statements of operations, are as follows:

	Six-Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005	2004
			(Restated)	(Restated)
Revenue	$—	$—	$—	$—
Loss from Discontinued Operations	$(24,596)	$(26,320)	$(6,349)	$(11,270)
Gain on Disposal	$—	$—	$—	$212,298
The remaining assets and liabilities of discontinued operations, as presented in the accompanying consolidated balance sheet, are as follows:

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Restated)
Cash	$8,977	$8,500
Property and equipment held for sale, net	896,371	919,276

Total assets	$905,348	$927,776

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 5.	DISCONTINUED OPERATIONS (RESTATED) (Continued)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Restated)
Accrued expenses	$13,011	$17,712
Current portion of mortgage payable	20,244	21,218

Current liabilities	33,255	38,930

Mortgage payable	608,737	616,392
Deposits on land contract	235,995	213,995

Noncurrent liabilities	844,732	830,387

Total liabilities	$877,987	$869,317

NOTE 6.	PROPERTY AND EQUIPMENT (RESTATED)

		Six-Months
	Estimated	Ended
	Useful	June 30,	December 31,
	Lives (Years)	2006	2005
		(Unaudited)	(Restated)
Buildings and improvements	5 - 40	$11,788,590	$11,735,269
Equipment	2-10	1,472,354	1,422,307
Land	—	2,502,055	2,501,380
Furniture and fixtures	2-5	565,870	538,942
Vehicles	5-10	418,334	402,968
Construction in process	—	980,078	295,012

		17,727,281	16,895,878
Less: accumulated depreciation		3,879,238	3,550,128

		$13,848,043	$13,345,750

For the years ended December 31, 2005 and 2004 and six months ended June 30, 2006 and 2005, depreciation expense was approximately $676,000, $637,000, $373,000 and $368,000, respectively.

NOTE 7.	NOTE RECEIVABLE
In connection with the transfer of the Company’s interest in an independent living facility in 1999, the Company received a promissory note in the amount of $1,425,000. The promissory note earns interest at 10%. Principal payments were to be made as defined with the remaining balance to be paid December 31, 2004. In late 1999, the Company discontinued accruing interest due to uncertainty of collectibility. In addition, the Company began evaluating the promissory note for collectibility. At December 31, 2004, the outstanding principal balance was $1,389,935. The Company granted an extension of the due date to December 31, 2005.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 7.	NOTE RECEIVABLE (Continued)
In October, 2005, the terms of the promissory note were retroactively amended. The amended terms call for interest at 10%, and a lump sum payment of the outstanding principal and accrued interest on December 31, 2006, the maturity date. The promissory note is personally guaranteed by the owner of 100% of the limited partnership interests in the partnership which owns the facility.
When evaluating the note receivable for collectibility and estimating the necessary reserve amount, the Company considered many factors. These included, among others, the financial condition and expected performance of the debtor and the ability of the Company to secure payment from the guarantor. A significant portion of the guarantor’s net worth is comprised of the equity held in the debtor. Therefore, the Company considered the value of that equity interest and the likelihood the Company could successfully execute on the guarantee when developing estimates of the necessary reserve for collectibility.
As of both June 30, 2006 and December 31, 2005, the outstanding balance of the note receivable is comprised of the following:

Principal	$1,389,935
Accrued interest	142,500

1,532,435
Allowance for collectibility	(820,000)

$712,435

In May 2006, the Company executed a lease to begin July 1, 2006, for office space for its home health operation at this facility. The rent is $3,000 per month for a period of 10 years. The rental payments owed will be offset against amounts due under the note receivable.

NOTE 8.	NOTES PAYABLE AND OTHER DEBT

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Promissory note payable to a financial institution in the original principal amount of $96,000 executed on June 18, 2004. The note bears interest indexed to the Wall Street Journal Prime Rate plus 1.50% per annum (9.75% at June 30, 2006 and 8.75% at December 31, 2005) with monthly principal and interest payments of approximately $1,138. The note matures on June 1, 2013. The note is secured by a $150,000 open-end mortgage and an interest in all inventory, equipment, accounts and general intangibles. The note is personally guaranteed by certain stockholders.	$79,955	$83,859

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 8.	NOTES PAYABLE AND OTHER DEBT (Continued)

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Promissory note payable to a financial institution in the original principal amount of $190,000 executed on July 23, 2004. The note bears interest at the rate of 4.13% per annum and is due and payable monthly. The note is due on demand. The note is secured by a certificate of deposit in the amount of approximately $190,000.	190,000	190,000

Promissory note payable to a financial institution in the original principal amount of $300,000 executed June 30, 2003. The note bears interest indexed to the Federal Home Loan Bank of Cincinnati 5 year Advance Rate plus 3.375% (9.125% at June 30, 2006 and 8.41% at December 31, 2005), with monthly principal and interest payments of approximately $3,384. The note matures on June 1, 2013. The note is secured by real property located in Clark County, State of Ohio. The promissory note payable is personally guaranteed by certain stockholders.	234,131	246,830

Note payable in the original principal amount of $119,997 to the former owners of The Pavilion. The principal and interest shall be payable as the income and cash flow of The Pavilion permits. The note is presented as current in the accompanying consolidated balance sheet.	17,462	61,431

Open-end mortgage note payable for a maximum amount of indebtedness of $1,412,000 on July 23, 2004. The note bears interest indexed to the Wall Street Journal Prime Rate plus 1.00% (9.25% at June 30, 2006 and 8.25% at December 31, 2005) with monthly payments of interest only during the construction phase. The note matures on March 1, 2030. The note is secured by inventory, accounts, equipment, general intangibles and fixtures, and land. The note is subject to various financial and restrictive covenants.	1,405,000	859,605

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 8.	NOTES PAYABLE AND OTHER DEBT (Continued)

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Promissory note payable to a financial institution in the original principal amount of $2,041,000, executed on December 22, 2003 with principal and interest payments due monthly. The note bears quarterly adjustable interest indexed to the Wall Street Journal Prime Rate plus 1.00% per annum (9.25% at June 30, 2006 and 8.25% at December 31, 2005). The note matures on January 1, 2026. The note is secured by inventory, accounts receivable, equipment, general intangibles and fixtures. This note is subject to certain financial covenants. As of December 31, 2005, the Company was in violation of a tangible net worth requirement. On April 27, 2006, the financial institution waived this violation (see Note 4).
	1,992,661	1,993,333

Adjustable rate demand taxable notes, series 2002 Bonds in the original principal amount of $4,200,000 executed in December 2002. The note bears interest indexed to the LIBOR rate (5.45% at June 30, 2006 and 4.49% at December 31, 2005), which at the option of the Company, upon certain conditions, the interest rate may be converted on one or more occasions to a Weekly Interest Rate, a One Month Interest Rate, a One Year Interest Rate, a Five Year Interest Rate unless or until converted to a Fixed Interest Rate for the remaining term of the bonds. The note matures in December 2022. The bonds are secured by real property and a $4,200,000 letter of credit with a bank. As of December 31, 2005, the Company was in violation of a tangible net worth requirement. On April 27, 2006, the financial institution waived this violation (see Note 4).
	3,850,213	3,860,213

Mortgage note payable, insured by HUD, to a financial institution in the original principal amount of $3,721,500 executed on February 17, 2000. The note bears interest at the rate of 8.50% per annum with monthly principal and interest payments of approximately $27,309. The note matures on May 1, 2041. The note has various restrictive covenants imposed by HUD.	3,655,096	3,663,432

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 8.	NOTES PAYABLE AND OTHER DEBT (Continued)

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Mortgage note payable, insured by HUD, to a financial institution in the original principal amount of $2,295,000 executed on May 2, 2002. The note bears interest at the rate of 7.05% per annum with monthly principal and interest payments of approximately $17,862. The note matures on June 1, 2022. The note is subject to various covenants and is collateralized by real estate and rental income.	2,047,195	2,087,096

Convertible debentures, with interest payable quarterly at 8%, and with principal on the debentures payable on the earlier of (a) the closing of the proposed public offering or (b) on the one-year anniversary of the date the debenture is issued (see Note 10), and (ii) a five-year warrant to purchase 10,000 shares of common stock, at an exercise price equal to the lesser of $1.00 per share or 50% of the public offering price per share; provided that until such time as the public offering is completed, the exercise price shall be the lesser of (x) $1.00 per share, or (y) 50% of the price at which the Company sells any shares of common stock, grants options to purchase any shares of common stock, grants any warrants to purchase common stock, issues securities convertible into shares of common stock, or enters into any agreements to do any of the same. If not paid, $270,000 would be in default August 29, 2006, $459,000 on September 10, 2006, and $783,000 on October 21, 2006. As of September 6, 2006, all maturity dates except one, in the amount of $27,000, were extended to the earlier of the closing of an initial public offering or November 23, 2006.
	1,512,000	1,512,000

On January 26, 2005, AdCare issued a promissory note to the major stockholder of Assured Home Health, Inc. The face value of the note is $450,000 and accrues interest during 2005 which adds to the note balance. The note then bears interest of 5% and is payable in 36 monthly payments of $14,161 beginning February 2006 and maturing February 2009.	415,545	475,101

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 8.	NOTES PAYABLE AND OTHER DEBT (Continued)

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Note payable to a financial institution executed on January 26, 2005. The note bears interest of prime plus 1.5%. The note matures in February 2011. The note is personally guaranteed by certain officers of the Company. As of December 31, 2005, the Company was in violation of certain financial covenants. On April 27, 2006, the Company repaid this loan in full using proceeds from a stockholder loan and received a waiver of the violations (see Note 4).	—	850,000

Note payable to an unrelated third party executed on June 1, 2005. The note bears interest of prime plus 1.0%. (9.25% at June 30, 2006 and 8.25% at December 31, 2005) The note matures in March 2008. The note is unsecured.	86,082	103,228

Other	79,470	82,268

	15,564,810	16,068,396

Less unamortized discount	495,192	1,254,884
Less current portion of long term debt	2,289,480	2,462,593

Total long-term debt	$12,780,138	$12,350,919

Maturities on the Company’s debt obligations for each of the next five years are as follows:

Year Ending June 30,
2007	$2,289,480
2008	578,778
2009	507,968
2010	416,089
2011	438,735
Thereafter	11,333,760

$15,564,810

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 9.	NOTES PAYABLE — STOCKHOLDERS

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)
Promissory note payable to a stockholder in the original principal amount of $800,000 executed on June 2, 1999. The note bears interest of 12% per annum and requires interest only payments monthly. The note is due on demand. The note is secured by 150,000 common shares of AdCare owned by one stockholder.	$450,000	$450,000

Subordinated convertible debentures in the original principal amount of $600,000 to certain stockholders of AdCare. The debentures bear interest at a rate of 9% per annum and were convertible, at the option of the holder, into proportionate shares of common stock of AdCare at an exercise price of $3.00 per share. The debentures are redeemable by AdCare at a redemption price of 110% of the outstanding principal and accrued interest. Interest is due and payable annually and the principal payment is due at maturity, December 31, 2005. Approximately $123,000 was repaid at maturity. The remaining balance was extended by the holders to December 31, 2006.
	161,334	284,500

Subordinated debentures in the original principal amount of $229,468 to certain stockholders in January 2004. The notes bear interest at a rate of 8% per annum. The notes are redeemable by AdCare without premium or penalty, as a whole or from time to time in part, at any time, upon not less than sixty (60) nor more than ninety (90) days written notice for the outstanding principal balance. Interest is due and payable annually and the principal payment is due at maturity, December 31, 2006. In addition, the debt holders received warrants to purchase one share of common stock in AdCare for each $1.00 loaned. The warrants expire on December 31, 2006. (See details of warrants in Note 9).
	153,967	153,967

Promissory note payable to a stockholder in the original principal amount of $835,000 executed on April 27, 2006. The note bears interest equal to the prime rate (8.25% at June 30, 2006) per annum and requires interest only payments monthly. The note matures on May 1, 2007.	835,000	—

	$1,600,301	$888,467

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 10.	CONVERTIBLE DEBENTURES
Bridge Financing
During 2004 and 2005, the Company entered into Subordinated Convertible Notes Payable (the “Convertible Notes Payable”) with stockholders in the aggregate principal amount of $110,000 during 2004 and $40,000 during 2005. In the event the principal was not paid in full on or before May 1, 2005, the holders had the option to convert the unpaid principal and accrued interest balance into shares of Common Stock of AdCare at a price of $1.25 per share on May 1, 2005. In addition, the holders of the Convertible Notes Payable were issued an aggregate of 60,000 warrants to purchase Common Stock of AdCare at a price of $2.50 per share. The warrants are exercisable at any time on or before October 31, 2009. The exercise price of the warrants is subject to adjustment upon the occurrence of certain events. An allocation of the proceeds received from the issuance of the Convertible Notes Payable was made between the debt instrument and the warrants by determining the pro rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the warrants was determined using the Black-Scholes model. The fair value of the Convertible Notes Payable was determined by measuring the fair value of the common shares on an “as-converted” basis. As a result, approximately $8,000 and $3,000 were allocated to the warrants and recorded as a discount on the debt issued and additional paid in capital during 2004 and 2005, respectively. The value of the beneficial conversion feature of the Convertible Notes Payable was calculated as the difference between fair value of the underlying common shares of the Convertible Notes Payable on the date of issuance and the effective conversion price. This resulted in a beneficial conversion discount of approximately $102,000 and $37,000 during 2004 and 2005 respectively, which was amortized to interest expense over the period to the security’s earliest conversion (May 1, 2005). The total discount amortized to interest expense in connection with the allocation of the beneficial conversion and the common stock warrants was approximately $37,000 for the year ended December 31, 2004 and $113,000 for the year ended December 31, 2005. During 2005, 84,800 shares of common stock were issued upon the conversion of debentures including unpaid interest totaling $106,000. The balance of the debentures were repaid on the maturity date or the maturity date was extended to December 31, 2006. The Company had 44,000 and 60,000 warrants outstanding at December 31, 2004 and 2005, respectively.
Mezzanine Financing
During 2005, the Company offered 8% Senior Secured Convertible Debentures (“Convertible Debentures”) in the principal amount of $54,000 per unit, resulting in aggregate gross proceeds of $1,512,000 at December 31, 2005 (see Note 8 for details). The debentures may be converted into shares of the Company’s common stock at a price of $3.20 per share.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 10.	CONVERTIBLE DEBENTURES (Continued)
Mezzanine Financing (Continued)
These debentures were issued pursuant to three separate closings and mature on the earlier of the completion of a public offering or August 19, 2006, August 31, 2006 and October 11, 2006. The total amount of debentures maturing on August 19, 2006, August 31, 2006 and October 11, 2006 is $270,000, $459,000 and $783,000, respectively. The debentures go into default ten days after their stated maturity date and the interest rate thereon will increase to 18% per annum.
It was originally the Company’s intention to use the proceeds of the offering to redeem all the debentures upon their maturity. However, the Company did not complete the public offering prior to the maturity dates described above. As a result, the Company has requested that each of the debenture holders extend the due date of their debenture to the earlier of the closing of an initial public offering or November 23, 2006, except. As of September 6, 2006, all debenture holders have agreed to the extension of the maturity date except one. The debenture in the amount of $27,000, which was in default on August 29, 2006, will be repaid. The Company has agreed, among other things, to pay interest at a rate of 18% per annum during the extension period.
In addition, each unit holder was issued 10,000 warrants to purchase Common Stock of AdCare for each unit purchased at the lesser of: (i) $1.00 per share or (ii) 50% of the price at which the Company sells any shares of Common Stock, grants warrants to purchase Common Stock, issues securities convertible into shares of Common Stock, or enters into any agreements to do any of the same. The warrants are exercisable at any time within five years from the anniversary date of the issuance. The exercise is subject to adjustment upon the occurrence of certain events. An allocation of the proceeds received from the issuance of the Convertible Debentures was made between the debt instrument and the warrants by determining the pro-rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the warrants was determined using the Black-Scholes model. The fair value of the Convertible Debentures common shares was determined by measuring the fair value of the common shares on an “as-converted” basis. As a result, approximately $656,000 was allocated to the warrants and recorded as a discount on the debt issued and additional paid-in capital. The value of the beneficial conversion feature of the Convertible Debentures was calculated as the difference between the fair value of the underlying common shares of the Convertible Debenture on the date of issuance and the effective conversion price. This resulted in a beneficial conversion discount of approximately $856,000, which is amortized to interest over the one-year life of the Debentures. The total discount amortized to interest expense in connection with the allocation of the common stock warrants and the beneficial conversion feature was approximately $378,000 for the year ended December 31, 2005 and $756,000 for the six months ended June 30, 2006. The Company had 280,000 warrants outstanding at December 31, 2005 and the six months ended June 30, 2006 relating to these Debentures.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 10.	CONVERTIBLE DEBENTURES (Continued)
Mezzanine Financing (Continued)
In connection with these debentures, the placement agent received 44,800 warrants to purchase Company common stock pursuant to the same terms as the debenture warrants. The Company agreed to repurchase the placement agent warrants for $100,000 to be paid from the proceeds of an initial public offering. The $100,000 has been recorded as loan costs and accrued expenses and is being amortized over the life of the loan.

NOTE 11.	INCENTIVE STOCK OPTIONS
The Company has a stock option plan. Options are available to officers, directors, consultants and employees of the Company. The Board of Directors will select from eligible persons those to whom awards shall be granted, as well as determine the size of the awards. The total number of shares, which are available under the plan, is 120,000 with an option price of $2.50 per share. Each stock option granted under the plan shall expire not more than 5 years from the date that the option is granted.
The fair value of an option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005:

Dividend yield			0%
Expected volatility			0.00%
Risk-free interest rates			4.00%
Expected lives			5 years
A summary of the status of the Company’s employee stock options was as follows as of June 30, 2006 and December 31, 2005 and changes for the periods then ended is presented below:

			Weighted
			Average
	June 30,	December 31,	Exercise
	2006	2005	Price
	(Unaudited)
Beginning	101,000	106,200	$2.50
Granted	—	8,000	2.50
Forfeited	—	(13,200)	2.50
Exercised	—	—	—

Ending	101,000	101,000	$2.50

Options exercisable	63,800	63,800

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 11.	INCENTIVE STOCK OPTIONS (Continued)
The weighted-average remaining contractual terms of stock options outstanding and stock options exercisable at June 30, 2006 was approximately 3.5 years. The aggregate intrinsic value of options outstanding and stock options exercisable at June 30, 2006 was approximately $252,500 and $159,500, respectively.
In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” The statement eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. The statement also requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and generally requires all companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. The Company adopted SFAS No. 123R effective January 1, 2006, using a modified version of the prospective application in accordance with the statement. This application requires the Company to record compensation expense for all awards granted to employees and directors after the adoption date and for the unvested portion of awards that are outstanding at the date of adoption. The Company’s condensed consolidated financial statements as of and for the six months ended June 30, 2006, reflect the impact of SFAS No. 123R. In accordance with the modified prospective transition method, the Company’s condensed consolidated financial statements for prior periods have not been restated to reflect and do not include the impact of SFAS No. 123R.
Prior to January 1, 2006, the Company had historically followed SFAS No. 123, “Accounting for Stock-Based Compensation,” which permitted entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”) and provide pro forma net earnings loss) disclosures for employee stock options grants as if the fair-value-based method defined in SFAS 123 had been applied. Under this method, compensation expense was recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price. The following table presents the Company’s pro forma net loss for the six months ended June 30, 2005 and the year ended December 31, 2005, had the Company determined compensation cost based on the fair value at the grant date for all of its employee stock options issued under SFAS No. 123.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 11.	INCENTIVE STOCK OPTIONS (Continued)

	Six-Months
	Ended	Year Ended
	June 30,	December 31,
	2005	2005
	(Unaudited)	(Restated)
Net Loss	$(272,713)	$(884,051)

Deduct: Total stock-based employee compensation expense determined under fair value method for all awards	(4,865)	(9,730)

Pro forma net loss	$(277,578)	$(893,781)

Return to Members	(249,500)	(269,500)

Pro Forma Loss Attributable to Common Stockholders	$(527,078)	$(1,163,281)

Basic net loss per share – as reported	$(.31)	$(.61)

Basic net loss per share – pro forma	$(.31)	$(.61)

NOTE 12.	INCOME TAXES
At June 30, 2006 and December 31, 2005, the tax effect of significant temporary differences representing deferred tax assets are as follows:

	Six-Months
	Ended
	June 30,	December 31,
	2006	2005
	(Unaudited)	(Restated)
Net current deferred tax asset (liability):
Allowance for doubtful accounts	$403,201	$408,784
Accrued expenses	125,734	93,312

	528,935	502,096

Net long-term deferred tax asset (liability):
Depreciation and amortization	(100,097)	(117,034)
NOL carryover	2,015,086	1,371,072

	1,914,989	1,254,038

Total deferred tax assets	2,443,924	1,756,134
Valuation allowance	(2,443,924)	(1,756,134)

Net deferred tax asset	$—	$—

As of December 31, 2005 and 2004, the Company had consolidated net operating losses (“NOL”) carryforwards of approximately $4,033,000 and $3,238,000.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 12.	INCOME TAXES (Continued)
Management determined that the deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a full valuation allowance has been recorded for this amount.

	Six-Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
Expected tax provision (benefit)	34.00%	34.00%	34.00%	34.00%
State taxes (benefit), net of federal benefits	3.44%	.40%	4.92%	6.70%
Meals and entertainment	(.04)%	(.15)%	(.10)%	.44%
Effect on income from flow- through – CHH	(1.53)%	6.68%	3.74%	(4.37)%
Effect on income from flow- through – HVW	(1.75)%	(1.13)%	(.96)%	.97%
Other	(0.07)%	(2.15)%	(1.52)%	18.88%
Valuation allowance	(34.04)%	(37.65)%	(40.07)%	(56.61)%

Effective tax rate	—	—	—	—

NOTE 13.	COMMITMENTS
Employment Agreements
Commencing on April 1, 2005, the Company entered into employment agreements with three executive officers. The employment agreements provide for an initial employment term of three years expiring on April 1, 2008, with base salaries of $10,000 per month, a minimum salary increase of five percent per year, fringe benefits such as health and life insurance and inclusion in any option program that the Company may institute in the future. In addition, the employment agreements provide that if the executive is terminated for any reason other than cause (which is defined as dishonest in transactions with the Company, material disloyalty and/or the express refusal to perform services for the Company which may be properly requested), the Company is required to compensate said executive for the remaining term of the respective employment agreement plus one additional year. The employment agreements also include a non-compete agreement restricting said executive from competing with the Company within the State of Ohio for a period of one year following the termination.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 13.	COMMITMENTS (Continued)
Operating Leases
The Company has various non-cancelable operating leases for office space, Covington Care Center nursing facility and equipment which expire through August 2012. Rent expense under these agreements for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005 and 2004 was approximately $310,000, $310,000, $689,000 and $620,000, respectively.
The approximate future minimum lease payments as of June 30, 2006 are as follows:

2007	$703,653
2008	656,322
2009	650,004
2010	650,004
2011	650,004
Thereafter	108,334

$3,418,321

Commitment to Public Offering
In April 2005, the Company entered into a letter of intent for a proposed public offering (public offering) with Newbridge Securities Corporation (Newbridge). The Company shall grant to Newbridge an option to purchase 5% of the units being offered at 110% of the public offering price of the units. Upon completion of a successful offering, the Company shall retain Newbridge to act as a financial business consultant for a minimum of two years for an aggregate fee of $75,000, which shall be paid in advance from the proceeds of the offering. Costs incurred through June 30, 2006 in connection with the proposed public offering, which have been deferred and will be offset against proceeds when received, total approximately $986,000.

NOTE 14.	COMMON STOCK WARRANTS
A summary of the status of the common stock warrants as of June 30, 2006 and December 31, 2005 is presented below:

	June 30,	December 31,
	2006	2005
	(Unaudited)
Beginning balance	609,187	164,387
Issued	—	444,800
Exercised	—	—
Expired	—	—

Ending balance	609,187	609,187

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 15.	THIRD-PARTY REIMBURSEMENT
Medicare
Payments for Medicare resident services are made under a prospective payment system. There is no retroactive adjustment to allowable cost. The Company is paid one of several prospectively set rates that vary depending on the resident’s service needs. Payment rates are established on a federal basis by the Centers for Medicare and Medicaid Services (CMS). The final settlement process is primarily a reconciliation of services provided and rates paid. As a result, no material settlement estimates are expected.
Medicaid
Payments for Medicaid resident services are calculated and made under a prospective reimbursement system. Payment rates are based on actual cost, limited by certain ceilings, adjusted by a resident service needs factor and updated for inflation. The direct care portion of the rate can be adjusted prospectively for changes in residents’ service needs.
While interim rates are subject to reconsideration and appeal, once this process is completed, they are not subject to subsequent retroactive adjustment. However, the Ohio Department of Job and Family Services (ODJFS) has the opportunity to audit the cost report used to establish the prospective rate. If the ODJFS discovers non-allowable or misclassified costs that resulted in overpayments to the Company, then the funds will be recovered by the ODJFS through the final rate recalculation process.
For the years ended December 31, 2005 and 2004, Management estimated that no amounts are due to the Medicaid program resulting from non-allowable or misclassified costs for any open Medicaid reimbursement years.
Third-Party Overpayments
ODJFS overpaid the Company on certain of its Medicaid residents. Medicaid overpayments were approximately $269,000 and $550,000 as of June 30, 2006 and December 31, 2005, respectively. The Company received Medicaid payments for residents who were previously discharged or for residents who were covered by the Medicare program or other payors. The overpayments are primarily due to the ODJFS’ lack of processing status changes on a timely basis despite the Company’s submission of such changes. These amounts are included in accounts payable and accrued expenses in the accompanying consolidated financial statements.

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 15.	THIRD-PARTY REIMBURSEMENT (Continued)
Laws and Regulations
Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigation involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

NOTE 16.	RELATED PARTY TRANSACTIONS
In September 2003, the Company purchased the land and building which they occupy as their corporate headquarters from Hearth & Home of Van Wert, LTD for $400,000, which was previously sold by the Company for the same amount in 1999. In connection with this transaction, the Company entered into a promissory note payable in the original principal amount of $300,000, with a financial institution. The promissory note payable is personally guaranteed by three of the stockholders of the Company (see Note 8).
For the year ended December 31, 2004, an entity majority owned and operated by one of the Company’s former directors and a current stockholder, provided $1,133,000 in architectural/construction services to some of the Company’s ventures. These transactions were priced at cost plus a 10% markup. No services were provided by this entity to the Company in 2005.
On January 1, 2005, three officers personally guaranteed a term loan in the amount of $1,650,000, which loan was used to acquire Assured Health Care Inc. (see Note 8). In consideration for these guarantees, each officer received warrants to acquire 40,000 shares of our common stock at a price of $2.50 per share. These warrants remain exercisable until January 1, 2010. In October 2005, the loan was reduced by $800,000 as a result of proceeds from a private placement financing of $1,512,000 which closed in August and October 2005. The fair value of the warrants ($42,000), as determined using the Black Scholes model, has been recorded as the cost of the guarantees and is being amortized over the life of the loan. In April 2006, the loan was paid in full.
On April 27, 2006, a stock holder loaned the Company $835,000 that was used to repay the loan with a bank for Assured Health Care (see Note 9).

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 17.	CONTINGENCIES
Certain claims and suits arising in the ordinary course of business in managing certain nursing facilities were filed or are pending against the Company. Management provides for loss contingencies where the possibility of a loss is probable. As of June 30, 2006 and December 31, 2005, no estimated loss liabilities due to litigation were recorded. Management believes that the liability, if any, which may result would not have a material adverse effect on the financial position or results of operations of the Company. The Company carries liability insurance that is available to fund certain defined losses, should any arise, net of a deductible amount.

NOTE 18.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS
The Company’s operations are concentrated in the long-term care market, which is a heavily regulated environment. The operations of the Company are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, CMS, the ODJFS and the Ohio Department of Health and Aging. Such administrative directives, rules and regulations, including budgetary reimbursement funding, are subject to change by an act of Congress, the passage of laws by the Ohio General Assembly or an administrative change mandated by one of the executive branch agencies. Such changes may occur with little notice or inadequate funding to pay for the related costs, including the additional administrative burden, to comply with a change.
The Company has 100% of its 218 nursing facility beds certified under the Medicaid and Medicare programs. A summary of occupancy utilization and net revenues is as follows:

		Percent of	Percent of
	Percent of	Long-Term	Patient
For the Year Ended	Total Occupancy	Care Receivables	Care Revenue
Medicaid
June 30, 2006	61%	46%	48%
December 31, 2005	63%	50%	51%
December 31, 2004	69%	47%	61%

Medicare
June 30, 2006	17%	20%	30%
December 31, 2005	15%	19%	27%
December 31, 2004	12%	24%	22%

Other Payers
June 30, 2006	21%	34%	22%
December 31, 2005	22%	31%	22%
December 31, 2004	19%	29%	16%

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 19.	HOME HEALTHCARE AGENCY ACQUISITION
In January 2005, AdCare acquired 100% of the issued and outstanding shares of common stock of Assured Health Care, Inc. (Assured) for the purchase price of $2,100,000. On the closing date, Assured borrowed $1,650,000 from a bank bearing interest at the prime rate plus 1.5% with repayment scheduled for February 2011 (see Note 8). AdCare issued a $450,000 promissory note payable to the major stockholder of Assured. The note accrues interest of $22,500 to January 2006 resulting in a principal balance of $472,500. The note then bears interest at 5% and is payable in 36 monthly payments of $14,161 beginning February 2006 and maturing February 2009 (see Note 8).
The Company granted 120,000 warrants to certain officers in connection with guarantees made on the bank debt. These warrants were valued using the Black-Scholes pricing model based on the terms of the warrants. The total value of $42,000 was recorded as a discount on the debt and additional paid-in capital. The discount is being amortized over the term of the debt.
Following is a condensed balance sheet showing assets acquired and liabilities assumed as of the date of acquisition:

Cash	$100,000
Accounts Receivable	281,936
Prepaid Assets	59,639
Property and Equipment	27,109
Goodwill	1,772,534
Accounts Payable	(141,218)

$2,100,000

The following unaudited pro forma summary presents consolidated financial information as if the acquisition of Assured had occurred effective January 1, 2004. The pro forma information does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the consolidated entities. This transaction was completed on January 26, 2005, and the respective financial information for the year ended December 31, 2005 is included in the consolidated financial statements from the date of acquisition.

Year Ended
December 31, 2004
(Restated)
Revenue	$21,087,119

Income Before Discontinued Operations	$87,680
Discontinued Operations	201,028

Net Income	$288,708

AdCare Health Systems, Inc.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
(ALL INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2005 IS UNAUDITED)

NOTE 19.	HOME HEALTHCARE AGENCY ACQUISITION (Continued)

Income Per Share – Basic:
Income before discontinued operations	$0.05
Discontinued operations	0.12

Net Income	$0.17

Income Per Share – Diluted:
Income before discontinued operations	$0.05
Discontinued operations	0.12

Net Income	$0.17

NOTE 20.	BENEFIT PLANS
The Company sponsors a 401(k) plan, which provides retirement benefits to eligible employees. All employees are eligible once they reach age 21. The Company matches employee contributions at 50% up to 2% of the employee’s salary. Total matching contributions during 2005, 2004 and the six months ended June 30, 2006 and 2005 were approximately $32,000, $31,000, $16,500 and $15,900, respectively.

The photographs above are of our Hearth and Home assisted living facility in Urbaba, Ohio. This architectural layout predates the facility shown on the inside front cover of this Prospectus and is representative of our facilities in Springfield, Ohio and Tiffin, Ohio

Through and including December 5, 2006 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

Summary	1
Risk Factors	6
Dividend Policy	13
Special Note Regarding Forward Looking Statements	13
Use of Proceeds	14
Capitalization	15
Dilution	15
Management’s Discussion and Analysis of Financial Conditions	16
Business	32
Management	44
Executive Compensation	49
Description of Capital Stock	54
Shares Eligible for Future Sale	57
Underwriting	58
Limitations on Liability and Indemnification of Officers and Directors	61
Legal Matters	61
Experts	61
Reports to Stockholders	61
Additional Information	61

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date of the front cover of this prospectus only.

703,000 Units

ADCARE HEALTH SYSTEMS, INC.

PROSPECTUS

Newbridge Securities Corporation

Joseph Gunnar & Co., LLC

November 10, 2006